IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                                     )
                                           )   CHAPTER 11
AMERISERVE FOOD                            )   CASE NOS. 00-358 (PJW) AND
DISTRIBUTION, INC., ET AL.,(1)             )   00-373 (PJW) THROUGH 00-385 (PJW)
                                           )   JOINTLY ADMINISTERED
                  DEBTORS.                 )

--------------------------------------------------------------------------------
                     THIRD AMENDED DISCLOSURE STATEMENT FOR
                DEBTORS' THIRD AMENDED JOINT LIQUIDATING PLAN OF
                  REORGANIZATION PURSUANT TO CHAPTER 11 OF THE
              UNITED STATES BANKRUPTCY CODE, DATED OCTOBER 20, 2000
--------------------------------------------------------------------------------

                                 IMPORTANT DATES
                                 ---------------

  >> Date by which Ballots must be received:  NOVEMBER 16, 2000
  >> Date by which objections to Confirmation of the Plan must be filed and served: NOVEMBER 16, 2000
  >> Hearing on Confirmation of the Plan: NOVEMBER 28, 2000 AT 1:30 P.M.
     (EASTERN TIME)
  >> Date by which petitions for Administrative Claims must be filed: OCTOBER 20, 2000

--------------------------------------------------------------------------------

     James H.M. Sprayregen          Laura Davis Jones (No. 2436)
     James A. Stempel               Michael R. Seidl
     Matthew N. Kleiman             Pachulski, Stang, Ziehl, Young & Jones, P.C.
     Geoffrey A. Richards           919 North Market Street
     Chris L. Dickerson             16th Floor
     KIRKLAND & ELLIS               Wilmington, Delaware 19899
     200 East Randolph Drive        (302) 652-4100
     Chicago, Illinois  60601
     (312)  861-2000
--------------------------------------------------------------------------------

              Co-Counsel for the Debtors and Debtors in Possession

______________

     (1) The Debtors are the following entities: AmeriServe Food Distribution, Inc., NEBCO EVANS Holding Company, Holberg Warehouse Properties, Inc., AmeriServe Transportation, Inc., PSD Transportation Services, Inc., Chicago Consolidated Corporation, ASNSC, Inc., Delta Transportation, Ltd., PSC Services of Florida, Inc., Northland Transportation Services, Inc., ProSource Mexico Holdings, Inc., NAVC Corp., North American Vantix Corp., and Vantix Logistics Ltd.

                                TABLE OF CONTENTS
                                                                            Page

I.INTRODUCTION.................................................................1

II.OVERVIEW OF PLAN............................................................4


         A.       Description of Property to be Distributed Under the Plan.....5

         B.       Summary of Classification and Treatment of Claims and
                  Interests Under the Plan.....................................5

III.GENERAL INFORMATION.......................................................12

         A.       The Debtors' Business.......................................12

         B.       Organizational Structure of the Debtors.....................13

         C.       Description of Business.....................................15
                  1.       Foodservice Distribution...........................15
                           ------------------------
                  2.       Customers..........................................16
                           ---------
                  3.       Operations and Distribution........................17
                           ---------------------------
                  4.       Product Replenishment..............................17
                           ---------------------
                  5.       Product Storage....................................17
                           ---------------
                  6.       Order Fulfillment..................................18
                           -----------------
                  7.       Fleet..............................................18
                           -----
                  8.       Management Information Systems.....................18
                           ------------------------------
                  9.       Procurement, Logistics and Redistribution..........18
                           -----------------------------------------
                  10.      Employees..........................................19
                           ---------
                  11.      Properties.........................................19
                           ----------

         D.       Significant Prepetition Transactions and Indebtedness.......19
                  1.       The PFS Acquisition................................19
                           -------------------
                  2.       $350 Million 8_% Senior Notes......................24
                           -----------------------------
                  3.       Subsidiary Guaranty and Parent Guaranty............25
                           ---------------------------------------
                  4.       Senior Redeemable Exchangeable Preferred Stock.....26
                           ----------------------------------------------
                  5.       ProSource Acquisition..............................26
                           ---------------------
                  6.       Capital Contribution to AFD........................26
                           ---------------------------
                  7.       Amended Credit Agreement...........................27
                           ------------------------

         E.       NEHC Capital Stock..........................................28

         F.       Management and Employees....................................28

         G.       D&O Liability Insurance.....................................30

IV.THE DEBTORS' CHAPTER 11 CASES..............................................30

         A.       Events Preceding the Chapter 11 Filings.....................30
                  1.       The Beginning of a Severe Liquidity Crisis.........30
                           ------------------------------------------
                  2.       Liquidity Dries Up.................................31
                           ------------------

         B.       Events During the Chapter 11 Cases..........................32
                  1.       Administration of the Chapter 11 Cases.............32
                           --------------------------------------
                  2.       Creditors' Committee...............................37
                           --------------------
                  3.       PACA Claimants.....................................37
                           --------------
                  4.       Reclamation Claimants..............................38
                           ---------------------
                  5.       Disposition of Assets..............................40
                           ---------------------
                  6.       Exit of Burger King from Distribution System.......42
                           --------------------------------------------
                  7.       Exit of Chick-fil-A from Distribution System.......43
                           --------------------------------------------
                  8.       Wind-down of Accounts Receivable Program...........43
                           ----------------------------------------
                  9.       Sale of CCC Operations.............................43
                           ----------------------
                  10.      Sale of Canadian and Mexican Operations............44
                           ---------------------------------------
                  11.      McLane Sale Transaction............................44
                           -----------------------
                  12.      Assumption/Rejection of Contracts and Leases.......49
                           --------------------------------------------
                  13.      Pending Litigation and Automatic Stay..............50
                           -------------------------------------
                  14.      Claims Process.....................................52
                           --------------
                  15.      Exclusive Plan Proposal and Acceptance Rights......54
                           ---------------------------------------------
                  16.      Examiner...........................................54
                           --------
                  17.      Settlement Among Debtors, Tricon and Ad Hoc Committee
                           -----------------------------------------------------
                           of Senior Secured Noteholders......................55
                           -----------------------------

V.THE PLAN OF REORGANIZATION..................................................58

         A.       Substantive Consolidation...................................58

         B.       Rationale Underlying Plan Treatments of Claims..............59

         C.       Determination of Amounts Allocated to General Unsecured
                  Claims......................................................59
                  1.       Rationale..........................................60
                           ---------
                  2.       Allocation of Distributions to General Unsecured
                           ------------------------------------------------
                           Claims.............................................60
                           ------

         D.       Classification and Treatment of Claims and Interests Under
                  the Plan....................................................60
                  1.       Classification.....................................60
                           --------------

                  2.       Administrative Expense Claims......................61
                           -----------------------------
                  3.       Priority Tax Claims................................62
                           -------------------
                  4.       PACA Claims (Class 1) -- Unimpaired................63
                           -----------------------------------
                  5.       Priority Non-Tax Claims (Class 2) -- Unimpaired....63
                           -----------------------------------------------
                  6.       Secured Claims (Class 3) -- Unimpaired.............64
                           --------------------------------------
                  7.       Tranche A Lender Claims (Class 4) -- Impaired......65
                           ---------------------------------------------
                  8.       Tranche B Lender Claims (Class 5) -- Unimpaired....66
                           -----------------------------------------------
                  9.       Senior Secured Noteholder Claims (Class 6) --
                           ----------------------------------------------
                           Impaired...........................................67
                           --------
                  10.      Tricon Claims (Class 7) -- Impaired................68
                           -----------------------------------
                  11.      General Unsecured Claims (Class 8) -- Impaired.....70
                           ----------------------------------------------
                  13.      NEHC Claims (Class 10) -- Impaired.................72
                           ----------------------------------
                  14.      Interests in Debtors (Class 11) -- Impaired........72
                           -------------------------------------------

         E.       Securities Law Matters......................................73

         F.       Provisions Governing Plan Implementation ...................74
                  1.       Sale of Assets  ...................................74
                           --------------
                  2.       Funding of the Plan................................74
                           -------------------
                  3.       Flow of Funds at Closing...........................76
                           ------------------------
                  4.       Tricon Contract Assumptions........................76
                           ---------------------------
                  5.       Cancellation of Notes, Instruments, Debentures and
                           --------------------------------------------------
                           Equity Securities..................................76
                           -----------------
                  6.       Surrender of Notes.................................77
                           ------------------
                  7.       Survival of Certain Terms of Indentures............77
                           ---------------------------------------

         G.       Provisions Governing Post-Confirmation Estate...............77
                  1.       Purpose of Post-Confirmation Estate................77
                           -----------------------------------
                  2.       Establishment of Post-Confirmation Estate..........78
                           -----------------------------------------
                  3.       Funding of Post-Confirmation Estate................78
                           -----------------------------------
                  4.       Governance and Administration......................79
                           -----------------------------
                  5.       Plan Administrator.................................79
                           ------------------
                  6.       Preservation of Rights of Action...................79
                           --------------------------------
                  7.       Transfer of Assets.................................84
                           ------------------
                  8.       Valuation of Assets................................84
                           -------------------
                  9.       Responsibilities of Plan Administrator.............84
                           --------------------------------------
                  10.      Powers of Plan Administrator.......................85
                           ----------------------------
                  11.      Scope of Authority.................................85
                           ------------------
                  12.      Distributions......................................86
                           -------------
                  13.      Disputed Claims Reserve............................86
                           -----------------------
                  14.      Termination........................................87
                           -----------
                  15.      Compensation.......................................87
                           ------------
                  16.      Exculpation; Indemnification.......................87
                           ----------------------------
                  17.      Plan Oversight Committee...........................88
                           ------------------------

                  18.      Complete Terms and Provisions......................89
                           -----------------------------

         H.       Summary of Other Provisions of the Plan.....................89
                  1.       Conditions Precedent to Confirmation Date of
                           --------------------------------------------
                           the Plan  .........................................89
                           --------
                  2.       Conditions Precedent to the Effective Date of
                           ---------------------------------------------
                           the Plan...........................................90
                           --------
                  3.       Executory Contracts and Unexpired Leases...........91
                           ----------------------------------------
                  4.       Indemnification and Reimbursement Obligations......92
                           ---------------------------------------------
                  5.       Provisions Governing Distributions.................92
                           ----------------------------------
                  6.       Treatment of Disputed Claims.......................95
                           ----------------------------
                  7.       Creditors' Committee Composition and Term..........97
                           -----------------------------------------
                  8.       Corporate Action...................................97
                           ----------------
                  9.       Effect of Confirmation.............................97
                           ----------------------
                  10.      Retention of Jurisdiction..........................99
                           -------------------------
                  11.      Modification, Revocation or Withdrawal of Plan....101
                           ----------------------------------------------
                  12.      Supplemental Documents............................102
                           ----------------------

VI.CERTAIN FACTORS TO BE CONSIDERED..........................................102

         A.       Variances from Projections.................................102

         B.       Litigation.................................................102

         C.       Certain Tax Matters........................................103

VII.VOTING PROCEDURES AND REQUIREMENTS.......................................103

         A.       Parties in Interest Entitled to Vote.......................104

         B.       Classes Impaired and Entitled to Vote Under the Plan.......104

         C.       Vote Required for Acceptance by Classes of Claims..........104

VIII.CONFIRMATION OF THE PLAN................................................105

         A.       Confirmation Hearing.......................................105

         B.       Requirements for Confirmation of the Plan..................106
                  1.       Acceptance........................................106
                           ----------
                  2.       Fair and Equitable Test...........................106
                           -----------------------
                  3.       Feasibility.......................................108
                           -----------
                  4.       "Best Interests" Test.............................108
                           ---------------------

IX.FINANCIAL INFORMATION.....................................................110

X.ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..................111

         A.       Liquidation under Chapter 7................................111

XI.CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.......................111

         A.       Consequences to Debtors....................................112

         B.       Federal Income Tax Treatment of Post-Confirmation Estate...113
                  1.       Classification of Post-Confirmation Estate........113
                           ------------------------------------------
                  2.       Tax Reporting.....................................113
                           -------------
                  3.       Reserve for Disputed Claims.......................114
                           ---------------------------

         C.       Consequence to Holders of Claims...........................114
                  1.       Holders of Claims.................................114
                           -----------------
                  2.       Distributions in Discharge of Accrued But
                           ----------------------------------------
                           Unpaid Interest...................................115
                           ---------------
                  3.       Character of Gain or Loss; Tax Basis;
                           ------------------------------------
                           Holding Period....................................115
                           --------------

         D.       Consequences to Holders of Interests.......................116

         E.       Withholding................................................116

XII.CONCLUSION AND RECOMMENDATION............................................117

                                       I.

                                  INTRODUCTION

                  AmeriServe Food Distribution, Inc. ("AFD") and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), submit this Third Amended Disclosure Statement, dated October 20, 2000 (the "Disclosure Statement"), in connection with the solicitation of acceptances and rejections with respect to the Debtors' Third Amended Joint Liquidating Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated October 20, 2000 (the "Plan"or "Debtors' Plan"), a copy of which is annexed hereto as Exhibit "A". Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Plan.

                  The purpose of this Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses, and the Chapter 11 Cases, (2) concerning the Plan and alternatives to the Plan, (3) advising the holders of Claims and Interests of their rights under the Plan, (4) assisting the holders of Claims and Interests in making an informed judgment regarding whether they should vote to accept or reject the Plan, and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

                  By order dated on or about October 20, 2000 (the "Disclosure Order"), a copy of which is annexed hereto as Exhibit "B", the Bankruptcy Court approved this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing "adequate information" to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims and Interests should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto.

                  THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR INTEREST. THIS DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN IS A SUMMARY ONLY. HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN'S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests which are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on the plan. In these cases, only Claims in Classes 4, 6, 7, 8, 9 and 10 are impaired by the Plan, and the holders of Claims in those Classes are the only Entities entitled to vote to accept or reject the Plan. Class 11 will receive no distribution and is deemed to have rejected the Plan. Claims in Classes 1, 2, 3 and 5 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan.

                  THE RECORD DATE FOR DETERMINING THE HOLDERS OF CERTAIN CLAIMS OR INTERESTS THAT MAY VOTE ON THE PLAN IS SEPTEMBER 12, 2000 (the "Voting Record Date").

                  If you are entitled to vote to accept or reject the Plan, accompanying this Disclosure Statement should be a ballot ("Ballot") for casting your vote(s) on the Plan and a pre-addressed envelope for the return of he Ballot. BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASSES 4, 6, 7, 8, 9 AND 10 BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT MAY VOTE TO ACCEPT OR REJECT THE PLAN. If you are the holder of a Claim in one of these Classes and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning the Disclosure Statement, any of the Exhibits hereto, the Plan or the voting procedures in respect thereof, please call:

                    BANKRUPTCY SERVICES, LLC: 1-888-498-7765

                  THE DEBTORS RECOMMEND THAT THE HOLDERS OF CLAIMS AND INTERESTS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE DEBTORS' PLAN. THE AGENT, TRICON, THE AD HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS (HOLDING CLAIMS APPROXIMATING $139 MILLION OF SENIOR SECURED NOTEHOLDER CLAIMS) AND THE AD HOC COMMITTEE OF RECLAMATION CLAIMANTS (HOLDING CLAIMS APPROXIMATING $13 MILLION OF RECLAMATION CLAIMS) RECOMMEND THAT THE HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE DEBTORS' PLAN. THE CREDITORS' COMMITTEE ALSO SUPPORTS THE DEBTORS' PLAN AND RECOMMENDS THAT THE HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE DEBTORS' PLAN.

                  After carefully reviewing this Disclosure Statement and the Exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided. Voting procedures and requirements are explained in greater detail elsewhere in this Disclosure Statement. PLEASE VOTE AND RETURN YOUR BALLOT TO:

                               Bankruptcy Services, LLC
                               Heron Tower
                               70 East 55th Street
                               6th Floor
                               New York, NY 10022

IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 4:00 P.M. (EASTERN TIME) ON NOVEMBER 16, 2000. ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  The Debtors believe that prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all holders of Claims and the Debtors' chapter 11 estates.

                  In accordance with the Disclosure Order and section 1128 of the Bankruptcy Code, the Bankruptcy Court has fixed November 28, 2000, at 1:30 p.m. (Eastern Time), in the United States Court House, Sixth Floor, Courtroom of Bankruptcy Judge Peter J. Walsh, 824 North Market Street, Wilmington, Delaware 19801, as the date, time and place of the hearing to consider confirmation of the Plan, and November 16, 2000, as the last date for filing objections to confirmation of the Plan. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE, CONSULT WITH COUNSEL OR OTHER ADVISORS PRIOR TO VOTING ON THE PLAN.

                  THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE PLAN ARE CONTROLLING. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.(2) ALL HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ CAREFULLY AND CONSIDER FULLY ARTICLE VI BELOW, ENTITLED CERTAIN FACTORS TO BE CONSIDERED, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.


                                       II.

                                OVERVIEW OF PLAN


                  The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, SEE Article V below, entitled, THE PLAN OF REORGANIZATION. The Plan is a plan of reorganization for the Debtors and incorporates a settlement and compromise by and among various parties in interest. The Plan represents the product of negotiations among the Debtors and key parties in interest.

                  The Plan provides for the classification and treatment of Claims against and Interests in the Debtors. The Plan designates 10 Classes of Claims and 1 Class of Interests, which classify all Claims against and Interests in the Debtors. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests as well as the compromise and settlement referenced above.

_______________________
(2) This Disclosure Statement may not be relied upon by any persons for any purpose other than by holders of Claims entitled to vote for the purpose of determining whether to vote to accept or reject the Plan, and nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the reorganization on the Debtors or on holders of Claims or Interests.

A.   Description of Property to be Distributed under the Plan

                  The Plan requires that a Sale Transaction or an Alternative Sale Transaction has occurred by the Effective Date. A Sale Transaction is a sale by the Debtors to McLane Company, Inc. ("McLane"), to be consummated on the Effective Date, of substantially all of the assets of the Debtors. An Alternative Sale Transaction is a sale by the Debtors to a third party who submits an offer that is higher and better than the terms of the McLane Purchase Agreement. In the case of either transaction, all remaining assets will be liquidated and the proceeds distributed pursuant to the Plan.

                  With certain exceptions, upon the Effective Date, the Plan provides for a distribution of Cash to holders of Claims entitled to distributions under the Plan. The Plan also provides for subsequent distributions to holders of Claims entitled to distributions under the Plan from the Post-Confirmation Estate.

                  The Post-Confirmation Estate is a trust that will be responsible for liquidating through prosecution, settlement or other disposition, claims and causes of action of the Debtors, as well as any other assets remaining after the Sale Transaction or the Alternative Sale Transaction is consummated.

                  PURSUANT TO THE PLAN, ALL EXISTING INTERESTS IN THE DEBTORS (INCLUDING ALL ISSUED AND OUTSTANDING PREFERRED AND COMMON STOCK) WILL BE EXTINGUISHED AND CANCELED.

B. Summary of Classification and Treatment of Claims and Interests under the Plan

                  The following chart3 summarizes distributions to holders of Allowed Claims and Interests under the Plan. The recoveries set forth below are projected recoveries and may change based upon changes in Allowed Claims and proceeds available.

                                                                                                        Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest           Treatment of Claim/Interest                            Interests

                  Administrative Expense       Payment in full, in Cash,           $93,000,000.00(4)      100.0%
                  Claims                       (a) on the later of the
                                               Effective Date and the date
                                               upon which the Bankruptcy
                                               Court order allowing such
                                               Claim becomes an Allowed

___________________
  (3) This chart is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest           Treatment of Claim/Interest                            Interests
                                               Claim, or (b) upon such other
                                               terms as may be mutually
                                               agreed upon between the holder
                                               of such Claim and the Debtors
                                               or the Plan Administrator.

                  Priority Tax Claims          At the sole option of the                $7,000,000.00        100.0%
                                               Debtors or the Post-Confirmation
                                               Estate, payment (a) in full, in
                                               Cash, on the Effective Date, (b)
                                               in accordance with section
                                               1129(a)(9)(c) of the Bankruptcy
                                               Code or (c) by mutual agreement
                                               of the holder of such Claim and
                                               the Debtors.

1                 PACA Claims                  UNIMPAIRED.  Unless otherwise          $55,500,000.00(5)      100.0%
                                               agreed upon by the holder of
                                               such Claim and the Debtors or
                                               the Post-Confirmation Estate,
                                               payment in full, in Cash, from
                                               the PACA Account upon the
                                               later of the Effective Date
                                               and the date on which such
                                               Claim becomes an allowed Claim.

2                 Priority Non-Tax Claims      UNIMPAIRED.  Unless otherwise            $4,000,000.00        100.0%
                                               agreed upon by the holder of
                                               such Claim and the Debtors or
                                               the Post-Confirmation Estate,
                                               payment in full, in Cash, upon
                                               the later of the Effective
                                               Date and the date on which
                                               such Claim becomes an Allowed
                                               Claim.

3                 Secured Claims               UNIMPAIRED.  Each holder shall    Up to $2,000,000.00(6)      100.0%
                                               receive, at the election of the
                                               Debtors, either (a) payment in
                                               full, in Cash, (b) the proceeds
                                               from the sale or other
                                               disposition of the Collateral,
                                               (c) surrender of

________________________________________________________________________________
(4) The Administrative Claims Bar Date is set for October 20, 2000. Accordingly, this figure is the Debtors' best estimate based, in part, on Claims filed to date. In addition, this estimate includes certain Administrative Claims that McLane has agreed to assume under the McLane Purchase Agreement.

(5) The Debtors have already paid in excess of $29 million in PACA Claims, and are reconciling and/or contesting the remaining portion of PACA Claims. This estimate assumes that the Debtors are unsuccessful in contesting all of the remaining unsecured PACA Claims.

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest           Treatment of Claim/Interest                            Interests
                                               the Collateral,
                                               or (d) such other distribution as
                                               necessary to satisfy the
                                               Bankruptcy Code.

4                 Tranche A Lender Claims      IMPAIRED.  Each holder shall           $122,400,000.00        100.0%
                                               receive its Pro Rata Share of        plus any fees and
                                               Cash in an amount equal to the         interest at the
                                               unpaid principal balance owed     non-default contract
                                               to the Tranche A Lenders as of      rate of 11.5% p.a.
                                               the Effective Date plus
                                               accrued interest at the
                                               non-default contract rate of
                                               11.5% per annum on the unpaid
                                               principal balance owed to the
                                               Tranche A Lenders on the
                                               Effective Date.  On the
                                               Effective Date, the Debtors
                                               shall deposit Cash into a
                                               reserve account in an amount
                                               equal to the unpaid
                                               professional fees asserted by
                                               the Tranche A Lenders pending
                                               the allowance of such fee
                                               Claims pursuant to section 506
                                               of the Bankruptcy Code.

5                 Tranche B Lender Claims      UNIMPAIRED. On the Effective           $114,900,000.00        100.0%
                                               Date, the Debtors shall
                                               deposit Cash into a reserve
                                               account (the "Tranche B
                                               Reserve") for the benefit of
                                               the Tranche B Lenders in an
                                               amount equal to One Hundred
                                               Million Dollars ($100,000,000)
                                               plus unpaid interest at the
                                               default contract rate of 15%
                                               per annum accrued during the
                                               period beginning on the
                                               Petition Date and ending on
                                               the Effective Date. The
                                               Tranche B Lender Claims shall
                                               be paid from the Tranche B
                                               Reserve when and to the extent
                                               such Claims become Allowed
                                               Tranche B Lender
                                               _______________________________________________________________________

________________________________________________________________________________

(6) Taxing authorities have filed Secured Claims in the approximate amount of $2 million. The Debtors are investigating the validity and classification of these Claims and may seek to expunge them and/or reclassify them as Priority Tax Claims, Priority Non-Tax Claims and/or General Unsecured Claims.

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest         Treatment of Claim/Interest                              Interests
                                               Claims by Final Order of the
                                               Bankruptcy Court.
                                               ____________________________________________________________________

6                 Senior Secured Noteholder    IMPAIRED.  On the Effective       $200,297,300.00 plus         32.5%
                  Claims                       Date, the Debtors will                 interest at the
                                               distribute (a) to the Senior      non-default contract
                                               Secured Indenture Trustee,            rate of 12% p.a.
                                               Cash in an amount equal to
                                               32.5% of the face amount (i.e.
                                               $205 million) of the Senior
                                               Secured Noteholder Claims
                                               minus the sum of (i) 50% of
                                               the Tranche B Interest (such
                                               percentage, the "Noteholder
                                               Proportion"), and (ii) the Ad
                                               Hoc Senior Secured Noteholder
                                               Committee Professional Fees,
                                               and (b) to the Ad Hoc Senior
                                               Secured Noteholders'
                                               Professionals, the Ad Hoc
                                               Senior Secured Noteholder
                                               Committee Professional Fees.
                                               The Senior Secured Indenture
                                               Trustee shall distribute to
                                               the Senior Secured Noteholders
                                               their Pro Rata Share after
                                               making all necessary
                                               adjustments for payments
                                               previously paid by members of
                                               the Ad Hoc Senior Secured
                                               Noteholder Committee to Ad Hoc
                                               Senior Secured Noteholder
                                               Committee Professionals.  The
                                               Senior Secured Noteholders are
                                               also entitled to receive
                                               certain other distributions.

7                 Tricon Claims                IMPAIRED.  The Tricon Claims           $220,000,000.00  Unknown(1)
                                               shall be allowed as first
                                               priority claims in the amount
                                               of Two Hundred Twenty Million
                                               Dollars ($220,000,000).  In
                                               addition, Tricon shall be
                                               entitled to receive certain
                                               non-recourse recoveries which
                                               will not reduce Tricon's $220
                                               million priority claim.

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest           Treatment of Claim/Interest                            Interests
                                                 Claims by Final Order of
                                                 Bankruptcy Court
8                 General Unsecured Claims                                       $1,865,000,000(7)        Unknown(8)


         8A                Claims Arising
                           Under Senior AFD
                           Indenture                                             $350,000,000.00

                           Claims Arising
         8B                Under Senior
                           Subordinated AFD
                           Indenture
                                                                                 $485,000,000.00
                           General Unsecured
                           Claims of Senior
                           Secured
         8C                Noteholders



                                                                                 $140,000,000.00
                                               ______________________________________________________________________

         8D                All other General
                           Unsecured Claims                                     $890,000,000.00
                                               IMPAIRED.  Class 8 consists of
                                               General Unsecured Claims and
                                               is divided into four separate
                                               subclasses - 8A, 8B, 8C and 8D
                                               - each of which is treated
                                               identically in the Plan.
                                               Subclass 8A consists of Claims
                                               ______________________________________________________________________

__________________________
(7) The current estimate of Allowed General Unsecured Claims includes 2-1/2 times the amount of Allowed Reclamation Claims. General Unsecured Claims have been filed in an amount in excess of Ten Billion Dollars ($10,000,000,000).

(8) It is impossible to predict with any degree of certainty the range of recoveries available to General Unsecured Claimants due to the speculative nature of the Bankruptcy Causes of Action. Accordingly, recoveries on account of Allowed General Unsecured Claims could be as low as zero.

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest         Treatment of Claim/Interest                              Interests
                                               Claims by Final Order of
                                               the Bankruptcy Court
                                               arising under the Senior AFD
                                               Indenture.  Subclass 8B
                                               consists of Claims arising
                                               under the Subordinated AFD
                                               Indenture Trustee.  Subclass
                                               8C consists of the General
                                               Unsecured Claims of the Senior
                                               Secured Noteholders.  Subclass
                                               8D consists of all other
                                               General Unsecured Claims.

                                               Commencing on the Effective
                                               Date, each holder of an
                                               Allowed General Unsecured
                                               Claim shall be entitled to
                                               receive such holders' Pro Rata
                                               Share of net recoveries realized
                                               by the Post-Confirmation Estate
                                               resulting from the liquidation of
                                               the Post-Confirmation Estate
                                               Assets (other than Encumbered
                                               Residual Assets) according to the
                                               chart in Section 12.3 of the Plan
                                               remaining after the full
                                               satisfaction of amounts payable
                                               (a) in connection with the
                                               administration of the
                                               Post-Confirmation Estate, (b) on
                                               account of (or reserved on
                                               account of ) Post-Confirmation
                                               Administrative Expense Advances
                                               and (c) otherwise payable under
                                               the Post-Confirmation Estate
                                               Agreement. Notwithstanding the
                                               foregoing, net recoveries
                                               realized by the Post-Confirmation
                                               Estate resulting from the
                                               liquidation of Post-Confirmation
                                               Estate Assets (other than
                                               Encumbered Residual Assets) shall
                                               be distributed to holders of
                                               Allowed General Unsecured Claims
                                               according to the chart set forth
                                               in Section 12.3 of the Plan and
                                               described herein.
                                               __________________________________________________________________

9                 Reclamation Claims           IMPAIRED.  Commencing on the               $63,000,000  Unknown(2)
                                               Effective Date, each holder of
                                               an Allowed Reclamation Claim
                                               will receive distributions as
                                               if such claimant had Allowed
                                               General Unsecured Claims in an
                                               amount equal to 2 1/2 times the
                                               allowed amount of such
                                               Reclamation Claim.
                                               Notwithstanding the foregoing,
                                               in the event that any
                                               Reclamation Claimant (i)
                                               objects to the Plan, (ii)
                                               votes not to accept the Plan,
                                               (iii) after

                                                                                                       Estimated
                                                                                 Estimated Aggregate    Percentage
                                                                                  Amount of Allowed    Recovery of
                                                                                 Claims or Interests     Allowed
                                                                                                        Claims or
     Class              Claim/Interest         Treatment of Claim/Interest                              Interests
                                               Claims by Final Order of
                                               the Bankruptcy Court
                                               November 1, 2000
                                               (which date may be extended at
                                               the Debtors' sole and absolute
                                               discretion) seeks treatment of
                                               such Claim in any manner
                                               inconsistent with the
                                               settlement described herein or
                                               (iv) that has objected to the
                                               Debtors' Motion for Further
                                               Order Establishing Procedure
                                               for Valuation of Allowed
                                               Reclamation Claims filed on
                                               September 13, 2000 and has not
                                               withdrawn such objection on or
                                               before November 1, 2000 (which
                                               date may be extended at the
                                               Debtors' sole and absolute
                                               discretion), then such
                                               Reclamation Claimant shall be
                                               entitled to receive distributions
                                               on account of the allowed portion
                                               of such Reclamation Claim as if
                                               such holder had an Allowed
                                               General Unsecured Claim equal to
                                               the amount of such Allowed
                                               Reclamation

                                               Claim rather than equal to 2 1/2
                                               times such amount.

10                NEHC Claims                  IMPAIRED.  Commencing on the      $101,000,000               0.0%
                                               Effective Date, each holder of
                                               an Allowed NEHC Claim will
                                               receive such holder's Pro Rata
                                               Share of Post-Confirmation
                                               Estate Assets remaining after
                                               the full satisfaction in
                                               accordance with the Plan of
                                               (a) amounts payable in
                                               connection with the
                                               administration of the
                                               Post-Confirmation Estate, (b)
                                               Allowed General Unsecured
                                               Claims and (c) Allowed
                                               Reclamation Claims.

11                Interests in Debtors         IMPAIRED. All Interests in all            N/A               0.0%
                                               of the Debtors shall be
                                               extinguished.
________________________________________________________________________________________________________________

                  THE TREATMENT AND DISTRIBUTIONS PROVIDED TO HOLDERS OF ALLOWED CLAIMS PURSUANT TO THE PLAN ARE IN FULL AND COMPLETE SATISFACTION OF THE ALLOWED CLAIMS ON ACCOUNT OF WHICH SUCH TREATMENT IS GIVEN AND DISTRIBUTIONS ARE MADE.


                                      III.

                               GENERAL INFORMATION

A.  The Debtors' Business

                  Historically, the Debtors, together with their non-debtor affiliates, were North America's largest foodservice distributor specializing in chain restaurants. The foodservice distribution business involves purchasing, receiving, warehousing, marketing, selecting and loading, delivering and distributing a wide variety of food items as well as paper goods, cleaning and other supplies and equipment. The Debtors and their non-debtor affiliates serviced approximately 36,000 restaurants, the vast majority of which are in the United States. For the twelve months ended September 25, 1999, AFD generated consolidated net sales of $8.7 billion.

                  The Debtors' customers are generally owners and/or franchisees of chain restaurant concepts. Prior to the Petition Date, these customers included over 30 restaurant concepts, including restaurants in the Arby's, Burger King, Chick-fil-A, Chili's, Dairy Queen, KFC, Lone Star Steakhouse, Long John Silver's, Olive Garden, Pizza Hut, Red Lobster, Sonic, Taco Bell, TCBY and TGI Friday's systems. For most of these restaurant concepts, the Debtors served all or a substantial majority of the restaurants and were the single source of supply. As of the Petition Date, AFD also operated foodservice distribution businesses in Canada and Mexico.

                  The Debtors' operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of purchasing product from vendors and transporting it to the Debtors' distribution centers. Product storage involves the warehousing and rotation of dry and temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes is the Debtors' nationwide network of distribution centers, its fleet of tractors and trailers, and its management information systems.

                  As of the Petition Date, the Debtors operated (or were in the process of constructing) distribution centers located throughout the United States, Canada and Mexico including the following locations: Albany, New York; Atlanta, Georgia; Bell, California; Burlington, New Jersey; Charlotte, North Carolina; Chester, New York; Columbus, Ohio; Denver, Colorado; Farmingdale, New York; Fort Worth, Texas; Fredericksburg, Virginia; Grand Rapids, Michigan; Gridley, Illinois; Gulfport, Mississippi; Hebron, Kentucky; Houston, Texas; Indianapolis, Indiana; Industry, California; Kansas City, Kansas; Lemont, Illinois; Lenexa, Kansas; Lewisville, Texas; Manassas, Virginia; Memphis, Tennessee; Mexico City, Mexico; Milwaukee, Wisconsin; Mississauga, Ontario; Norman, Oklahoma; Oakwood, Ohio; Obetz, Ohio; Oklahoma City, Oklahoma; Ontario, California; Orlando, Florida; Oxford, Massachusetts; Phoenix, Arizona; Plymouth, Minnesota; Portland, Oregon; Salt Lake City, Utah; Stafford, Virginia; Stockton, California; Waukesha, Wisconsin; and Woodridge, Illinois. The Debtors' worldwide headquarters are located in Addison, Texas.

                  As of the Petition Date, the Debtors and their non-debtor affiliates employed approximately 8,300 full-time employees, approximately 600 of whom were employed in corporate support functions and approximately 7,700 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers.

B.  Organizational Structure of the Debtors

                  NEHC, AFD's parent, has twenty-one (21) direct and indirect subsidiaries in corporate, partnership and trust form. NEHC and the other Debtors will be liquidated and dissolved after the Effective Date. The corporate structure of the Debtors and their non-debtor Affiliates is reflected on the following chart.

                                [OBJECT OMITTED]

                  AFD is a wholly owned subsidiary of NEHC. NEHC is also the majority owner of HWPI. AFD accounts for substantially all of NEHC's assets and NEHC conducts substantially all of its business through AFD and its subsidiaries.

                  NEHC is a wholly owned subsidiary of NEDI, which is a majority owned subsidiary (92.9%) of Holberg Industries, Inc ("Holberg"). Holberg is a privately held diversified service company with subsidiaries operating within the foodservice distribution and parking services industries in North America. Holberg was formed in 1986 to acquire and manage foodservice distribution businesses. Holberg acquired NEBCO Distribution of Omaha, Inc. ("NEBCO") in 1986 for $6 million. NEBCO acquired Evans Brothers Company, a regional systems distributor based in Waukesha, Wisconsin, in January 1990 for $33.9 million and the combined company was renamed NEBCO EVANS Distribution, Inc. ("NEBCO EVANS"). NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990 for $10 million, Condon Supply Company in 1991 for $3.4 million and AmeriServ Food Company ("AmeriServ"), a Dallas, Texas distributor of food products and supplies to chain restaurants in such systems as Applebee's, Burger King, Dairy Queen, KFC and Wendy's in January 1996 for $92.9 million.

                  In conjunction with the AmeriServ acquisition, on January 25, 1996, NEHC was formed as a wholly-owned subsidiary of NEDI and acquired all of the stock of NEBCO EVANS. In April 1997, NEBCO EVANS, a Nebraska corporation, changed its name to AmeriServe Food Distribution, Inc. (as such, "Nebraska AmeriServe"). CCC, an operator of redistribution facilities for dry goods based in Lemont, Illinois, was also acquired as part of the AmeriServ acquisition and through subsequent transactions. Primarily as a result of these acquisitions, Nebraska AmeriServe's net sales increased from $277.9 million in 1991 to $1.3 billion in 1996.

                  On December 28, 1997, Nebraska AmeriServe and its wholly-owned subsidiary, The Harry H. Post Company, merged with and into AmeriServ Food Company. In the mergers, AmeriServ Food Company changed its name to AmeriServe Food Distribution, Inc. and reincorporated in Delaware.

C.  Description of Business

    1.  FOODSERVICE DISTRIBUTION

                  The foodservice distribution business involves the purchasing, receiving, warehousing, marketing, selecting, loading and delivery of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies, equipment and other supplies purchased from manufacturers and vendors and sold to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools (but generally does not include supermarkets and other retail grocery stores). It is estimated that the United States foodservice distribution industry will generate approximately $150 billion in sales in 2000.

                  Within the foodservice distribution industry, there are two primary types of distributors: broadline foodservice distributors and specialist foodservice distributors, such as the Debtors. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: product specialists, which distribute a limited number of products (such as produce or meat); market specialists, which distribute to one type of restaurant (such as Mexican); and systems specialists, which focus on one type of customer (such as chain restaurants or health care facilities).

                  The Debtors operate as a systems distributor that specializes in servicing chain restaurants. Systems specialists, such as the Debtors, typically purchase and inventory between 1,000 and 6,000 different food and food-related items and often serve as a single source of supply for their customers. Broadline foodservice distributors generally rely on sales representatives who must call on customers regularly. Systems distributors, however, regularly process orders electronically without the need for a sales representative's involvement.

    2.  CUSTOMERS

                  The Debtors' customers are generally owners and/or franchisees of chain restaurant concepts. As of the Petition Date, the Debtors' customers included over 30 restaurant concepts with approximately 36,000 restaurant locations. The corporate owner or franchiser of the restaurant concept generally reserves the right to designate one or more approved foodservice distributors within a geographic region, and each franchisee is typically allowed to select its foodservice distributor from such approved list.

    3.  OPERATIONS AND DISTRIBUTION

                  The Debtors' operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of purchasing product from vendors and transporting to the Debtors' distribution centers. Product storage involves the warehousing and rotation of dry and temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes has been the Debtors' nationwide network of distribution centers, its fleet of approximately 1,500 tractors and 2,100 trailers and its management information systems. Substantially all of the Debtors' products are purchased, stored and delivered in sealed cases which the Debtors do not open or alter.

    4.   PRODUCT REPLENISHMENT

                  While the Debtors are responsible for purchasing products to be delivered to their customers, chain restaurants typically approve the vendors and negotiate the price for their proprietary products. The Debtors determine the distribution centers that will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The distribution centers selected to serve a customer are based on the location of the restaurants to be serviced.

    5.   PRODUCT STORAGE

                  The Debtors historically warehoused approximately 1,000 to 6,000 stock keeping units for their customers at their facilities located throughout the United States, Canada and Mexico. Upon receipt of the product at the distribution centers, the product is inspected and stored on pallets, in racks or in bulk in the appropriate temperature-controlled environment. The Debtors' computer systems continuously monitor inventory levels in an effort to maintain optimal levels, taking into account required service levels, buying opportunities and capital requirements. Each distribution center contains ambient, refrigerated (including cool docks) and frozen space, as well as offices for operations, sales and customer service personnel and a computer network, accessing systems at other distribution centers and the Debtors' corporate support centers. A majority of the Debtors' distribution centers are between 100,000 to 200,000 square feet with approximately 20% refrigerated storage space, 30% frozen storage space and 50% dry storage space.

    6.   ORDER FULFILLMENT

                  Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Debtors use their management information systems to continually update routes and delivery times with each customer in order to lower fulfillment costs. Product orders are placed with the Debtors one to three times a week either through the Debtors' customer service representatives or through electronic transmission using specially designed software. Once ordered by the customer, products are picked and labeled at each distribution center, and the products are generally placed on a pallet for the loading on outbound trailers. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven in order to exploit the cost benefit of customer density.

    7.  FLEET

                  As of the Petition Date, the Debtors operated a fleet of approximately 1,500 tractors and 2,100 trailers through ATI. The Debtors leased approximately 480 tractors from Penske Truck Leasing pursuant to full-service leases. The Debtors also leased approximately 390 tractors from General Electric Capital Corp. which are maintained through Penske Truck Leasing, UPS Truck Leasing and other national maintenance providers. As of the Petition Date, the Debtors owned approximately 540 tractors and 870 trailers, which are maintained by national maintenance providers. The remaining tractors (approximately 90) and trailers (approximately 1,230) are leased from a variety of leasing companies. Substantially all of the Debtors' trailers contain temperature-controlled compartments, which allow the Debtors to simultaneously deliver frozen food, refrigerated food and dry goods.

    8.  MANAGEMENT INFORMATION SYSTEMS

                  AFD and the former PFS and ProSource businesses operated with different computer systems. AFD utilizes a variety of personal computers and IBM AS/400-based software applications. PFS and ProSource also operated with a variety of applications, the core of which were mainframe-based. Programs in use include various customized and special-purpose applications, such as warehouse management tools, remote order entry, automated replenishment, delivery routing, and onboard computers for delivery trucks. Prior to the Petition Date, the Debtors replaced their core applications with software from J.D. Edwards in order to integrate the systems of AFD, PFS and ProSource.

    9.  PROCUREMENT, LOGISTICS AND REDISTRIBUTION

                  The Debtors procure a wide range of food, paper and cleaning products for ultimate distribution to their chain restaurant customers. As of the Petition Date, the Debtors also operated two redistribution centers for the purpose of purchasing slow-moving inventory items and consolidating these items into full truckload shipments to the Debtors' distribution centers nationally, as well as to customers. The Debtors also offer redistribution services to customers outside of the continental United States. The Debtors operate a freight logistics division for the purpose of achieving the lowest landed costs to its distribution centers through the review of purchase orders generated at the various distribution centers. The Debtors generate freight savings through leveraged purchasing, with key carriers operating in defined traffic lanes. This division also sells logistical services to businesses outside the Debtors' restaurant customer base.

    10. EMPLOYEES

                  As of December 31, 1999, the Debtors had approximately 8,300 full-time employees, approximately 600 of whom were employed in corporate support functions and approximately 7,700 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers. As of such date, approximately 1,000 of the Debtors' employees were covered by 12 collective bargaining agreements.

    11. PROPERTIES

                  AFD leases approximately 150,000 square feet of headquarters office space in Addison, Texas, a suburb of Dallas. As of the Petition Date, AFD operated numerous distribution centers located throughout the United States, Canada and Mexico.

D.  Significant Prepetition Transactions and Indebtedness

                  The Debtors are party to numerous prepetition financing arrangements including secured bank debt, privately issued secured debt, publicly-issued unsecured debt and an accounts-receivable securitization facility. Each of the foregoing types of indebtedness is more fully described below.

    1.  THE PFS ACQUISITION

                  Pursuant to the PFS Acquisition Agreement by and between NEHC and PepsiCo, Inc. ("PepsiCo") which was assigned to AFD on July 11, 1997 (the "PFS Closing"), AFD acquired substantially all of the assets and properties used or held for use by PFS in the United States and Canada for $841.6 million in cash and assumed certain liabilities (the "PFS Acquisition"). In October 1997, AFD also acquired PFS de Mexico, S.A. de C.V., a regional systems foodservice distributor based in Mexico City, Mexico for $8 million.

                  PFS was a division of PepsiCo that distributed food products and supplies and restaurant equipment to franchised and company-operated restaurants in the Pizza Hut, Taco Bell and KFC systems. These systems were spun-off by PepsiCo in October 1997 and are now operating as Tricon. In addition, AFD was assigned a distribution agreement whereby it became the exclusive distributor of selected products until July 11, 2002 to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and Kentucky Fried Chicken of California, Inc. - all Tricon subsidiaries - and their subsidiaries and previously serviced by PFS. Approximately $50.6 million of fees and expenses were paid by the Debtors in connection with the PFS Acquisition and related financing activity. In connection with the PFS Acquisition, NEHC and AFD entered into the transactions described below.

                1.      NEHC Transactions and Indebtedness

                        (1)     EQUITY CONTRIBUTION

                           In connection with the PFS Acquisition, NEHC
contributed $130.0 million of cash to AFD (the
"Equity Contribution"). A portion of such funds was raised by NEHC through the sale to DLJ Merchant Banking, L.P. II and affiliates (together with other DLJ affiliates, "DLJ") for aggregate consideration of $115.0 million: (i) $60.0 million initial liquidation preference of 13 1/2% Senior Exchangeable Preferred Stock (the "Senior Preferred Stock"); (ii) $55.0 million initial liquidation preference of 15% Junior Exchangeable Preferred Stock (the "Junior Preferred Stock"); and (iii) warrants to purchase shares of NEHC Class A Common Stock ("Warrant Shares") with an exercise price of $0.01 per Warrant Share, representing the right to acquire an aggregate of up to 22.5% of the Common Stock of NEHC on a fully diluted basis.

                  DLJ, Orkla ASA ("Orkla") and AFD were also party to an investors agreement pursuant to which DLJ had the right to name two directors to the board of NEHC and AFD and to approve certain actions by NEHC and its subsidiaries. The investors agreement also provided for certain restrictions on transfer, rights of first offer, rights to participate in transfers by other parties, preemptive rights and other customary matters.

                        (2)     OLD NEHC NOTE REDEMPTION

                           DLJ beneficially owned certain of the 12 1/2% Notes
of NEHC (the "Old NEHC Notes") with an
initial principal amount of $22.0 million. Orkla also held Old NEHC Notes with an initial principal amount of $8.0 million.

                  In connection with the issuance of the 12 _% Senior Discount Notes, $33.4 million of the proceeds was used to redeem all of the outstanding Old NEHC Notes. Substantially all of the balance of the proceeds of the issuance was used to fund a portion of the Equity Contribution.

                        (3)     THE POST CONTRIBUTION

                  In connection with the January 1996 purchase of AmeriServ, AFD and NEHC each acquired a minority interest in Post Holdings Company ("Post Holdings"), which owned 93.6% of The Harry H. Post Company ("Post"). Post was a systems food distributor with three distribution centers in the western United States. On November 25, 1996, NEHC: (i) acquired (a) AFD's ownership interest in Post Holdings for $2.5 million in NEHC preferred stock, and (b) Daniel W. Crippen's 50% ownership of Post Holdings and (ii) merged Post Holdings with and into NEHC with NEHC as the surviving entity. Mr. Crippen was AFD's Chief Operating Officer and the former President of Post.

                  In connection with the PFS Acquisition: (i) the remaining 6.4% of the capital stock outstanding of Post was acquired from the minority stockholder; (ii) a dividend of $4.7 million was declared to eliminate the intercompany balance between Post and NEHC; (iii) all of the capital stock of Post was transferred to AFD; and (iv) Post's $12.6 million of outstanding indebtedness was repaid. AFD's investment in NEHC preferred stock of $2.5 million was canceled.

                        (4)     HWPI TRANSACTION

                  HWPI was owned 55% by Holberg and 45% by AFD. In connection with the PFS Acquisition, NEHC purchased for $1.5 million Holberg's 55% interest in HWPI.

                        (5)     PREFERRED STOCK CONTRIBUTION

                  In connection with the PFS Acquisition, NEHC contributed to AFD an aggregate principal amount of $45.0 million of outstanding preferred stock previously issued by AFD to NEHC. Of this preferred stock, $30.0 million had been issued by AFD to NEHC in connection with the acquisition of AmeriServ Food Company.

                        (6)     12 _% SENIOR DISCOUNT NOTES

                  On July 11, 1997, NEHC received $55.0 million in proceeds upon issuance, in a private placement not requiring registration under the Securities Act of 1933 (as amended, the "Securities Act"), of $100,387,000 principal amount of 12_% Senior Discount Notes (the "12_% Senior Discount Notes") due 2007 pursuant to an Indenture dated as of July 11, 1997 by and among NEHC and State Street Bank and Trust Company as indenture trustee. During June 2000, State Street Bank and Trust Company resigned as indenture trustee and was succeeded by HSBC Bank USA (the "Subordinated NEHC Indenture Trustee"). A portion of the proceeds was used to redeem the Old NEHC Notes with a principal amount of $33.4 million (including accretion of interest) issued in January of 1996. On December 12, 1997, NEHC consummated an offer to exchange the 12_% Senior Discount Notes for new Senior Discount Notes, which are registered under the Securities Act with terms substantially identical to the 12_% Senior Discount Notes. The

12_% Senior Discount Notes mature on July 15, 2007. No cash interest is payable on the 12_% Senior Discount Notes prior to January 15, 2003. Interest on the 12_% Senior Discount Notes accrues at the rate of 12_% per annum and is payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2003, to holders of record on the immediately preceding July 1 and January 1. The 12_% Senior Discount Notes rank pari passu in right of payment to all senior debt of NEHC and rank senior in right of payment to all subordinated debt of NEHC. As obligations of a holding company, the 12_% Senior Discount Notes are effectively subordinated to all obligations of the subsidiaries of NEHC, including the 10_% Senior Subordinated Notes and the 8_% Senior Notes and borrowings under the Credit Facility.

                2.      AFD Transactions and Indebtedness

                        (1)     THE CREDIT FACILITY

                  At the PFS Closing, AFD entered into a new senior credit facility (as subsequently amended, the "Credit Facility"), providing for certain term loans and a $150 million revolving credit line, by and among Bank of America National Trust and Savings Association ("Bank of America NT&SA"; in such capacity, the "Administrative Agent"), DLJ Capital Funding, Inc. (in such capacity, the documentation agent, and, together with the Administrative Agent, the "Agents") and the other Lenders thereto. BancAmerica Robertson Stephens served as the syndication agent. In May of 1998, the Credit Facility was amended to increase availability under the revolving credit line to $220 million.

                  At the PFS Closing, the following amounts were drawn under the Credit Facility: $205.0 million of term loans (the "Term Loans"), consisting of:
(a) $78.1 million Term Loan A, which was to mature in six years; (b) $42.3 million of Term Loan B, which was to mature in seven years; (c) $42.3 million of Term Loan C, which was to mature in eight years; and (d) $42.3 million of Term Loan D, which was to mature in nine years. The Term Loans were fully repaid in connection with the issuance of the $350 million 8_% Senior Notes. In late March of 1999, the Credit Facility was amended to allow up to $30 million in issuance of letters of credit without effecting availability under the revolving credit line.

                        (2)     ACCOUNTS RECEIVABLE PROGRAM

                  In connection with the PFS Acquisition, AFD entered into a $250.0 million Accounts Receivable Program (the "Accounts Receivable Program"), approximately $225.0 million of which was funded at the PFS Closing. Under the Accounts Receivable Program, AFD established AmeriServe Funding Corporation ("AmeriServe Funding"). AmeriServe Funding is a wholly-owned, special purpose bankruptcy-remote subsidiary that purchased from AFD, on a revolving basis, substantially all trade receivables (the "Receivables") generated by AFD and/or one or more of its subsidiaries. The Accounts Receivable Program was structured as an off-balance sheet financing for accounting purposes.

                  Under the terms of a Second Amended and Restated Receivables Purchase Agreement, dated as of July 28, 1998 (the "Receivables Purchase Agreement"), among AFD and ProSource Services Corporation ("PSC") and jointly with AFD, "Sellers"), AmeriServe Funding, and AFD as Servicer, AmeriServe Funding acquired all right, title and interest of the Sellers in and to the Receivables. AmeriServe Funding sold the Receivables to a newly-formed master trust, AmeriServe Master Trust (the "Trust"), pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of July 28, 1998, as supplemented by the Series 1998-1, 1998-3 and 1998-4 Supplements thereto among AmeriServe as Servicer, the Transferor and Norwest National Banking Association as Trustee (the "Pooling and Servicing Agreement"), which Trust issued series of certificates representing an undivided interest in the assets of the Trust.

                  The exchange price for the Receivables conveyed to AmeriServe Funding was a dollar amount equal to the aggregate unpaid balance of the Receivables less a discount specified in the transaction documents. AmeriServe Funding could also pay the exchange price for such Receivables by increasing the principal amount of notes payable by it to AFD and subsidiaries of AFD rather than paying cash for such Receivables. Certain of the Receivables were transferred by AFD to AmeriServe Funding as a contribution of capital. The Debtors believe that AmeriServe Funding (and the Trust, in turn) obtained first priority, perfected ownership interests in the Receivables, and any related security and proceeds thereof. AFD served as the master servicer of the Accounts Receivable Program.

                        (3)     $500 MILLION 10_% SENIOR SUBORDINATED NOTES

                  On July 11, 1997, and in connection with the PFS Acquisition, AFD issued and sold $500 million principal amount of its 10_% Senior Subordinated Notes due 2007 pursuant to an Indenture dated as of July 11, 1997, by and among AFD, the Subsidiary Guarantors, and State Street Bank and Trust Company (the "Subordinated AFD Indenture Trustee"). The 10_% Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the

Securities Act and applicable state securities laws. On December 12, 1997, AFD consummated an offer to exchange the 10_% Senior Subordinated Notes for new 10_% Senior Subordinated Notes, which are registered under the Securities Act with terms substantially identical to the 10_% Senior Subordinated Notes. The 10_% Senior Subordinated Notes mature on July 15, 2007. Interest accrues at the rate of 10_% per annum and is payable semi-annually in arrears on January 15 and July 15 each year. Payment of principal, premium and interest on the 10_% Senior Subordinated Notes are subordinated, as set forth in the Subordinated AFD Indenture, to the prior payment in full of AFD's Senior Debt. "Senior Debt" includes all indebtedness under the Credit Facility and the 8_% Senior Notes.

                        (4)     PFS DISTRIBUTION AGREEMENT

                  Upon consummation of the PFS Acquisition, AFD was assigned and assumed the Sales and Distribution Agreement (the "Distribution Agreement") dated as of May 6, 1997, as amended as of May 29, 1997, by and among PFS and PepsiCo's chain restaurant businesses that operated as Tricon after the spin-off. The Distribution Agreement provided that AFD would be the exclusive distributor of specified restaurant products purchased by approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which were owned by Tricon as of the closing of the PFS Acquisition (other than certain specified restaurants), or which are acquired or built by Tricon during the term of the Distribution Agreement. The Distribution Agreement covered restaurants refranchised by PepsiCo (other than KFC restaurants) for the five-year term. Additionally, the Distribution Agreement provided that AFD should be an approved distributor of specified restaurant products sold to all Tricon restaurants, whether franchised or owned by Tricon, in the United States, Canada or the countries to which PFS exported restaurant products from its distribution centers in the United States. The Distribution Agreement was to be effective from the PFS Closing and through the fifth anniversary of the PFS Closing. In September 1998, the Distribution Agreement was modified and the term was extended from five years to seven and one-half years with an additional two and one-half year extension option. Including this option period, the Distribution Agreement expires in July 2007.

    2.  $350 MILLION 8_% SENIOR NOTES

                  On October 15, 1997, AFD issued and sold $350 million of its 8 _% Senior Notes due 2006 (the " 8_% Senior Notes") pursuant to the Indenture dated as of October 15, 1997, by and among AFD, the Subsidiary Guarantors and State Street Bank and Trust Company as the indenture trustee. During July 2000, State Street Bank and Trust Company resigned as indenture trustee for the 8_% Senior Notes and was succeeded by U.S. Bank National Association (the "Senior AFD Indenture Trustee"). The 8_% Senior Notes were sold pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act). The 8_% Senior Notes offering was completed as part of a refinancing of certain outstanding term indebtedness of AFD incurred under the Credit Facility in connection with the PFS Acquisition. The purpose of the refinancing was to, among other things, (i) extend the maturity of those borrowings, (ii) fix the interest rate of those borrowings at a rate believed by AFD to be attractive for fixed rate financing, and (iii) provide AFD with additional cash to be utilized for working capital and to fund possible future acquisitions. The net proceeds from the sale of the 8_% Senior Notes were used to repay $205 million of term loans which were outstanding under the Credit Facility and to provide cash for working capital and other general corporate purposes.

                  On December 12, 1997, AFD consummated an offer to exchange the 8_% Senior Notes for new 8_% Senior Notes, which were registered under the Securities Act, with terms substantially identical to the 8_% Senior Notes. The 8_% Senior Notes are general unsecured obligations of AFD and rank pari passu in right of payment with all unsecured debt of AFD.

    3.  SUBSIDIARY GUARANTY AND PARENT GUARANTY

                  Pursuant to the Subsidiary Guaranty, the indebtedness under the Credit Facility, the 8_% Senior Notes and the 10_% Senior Subordinated Notes are jointly and severally guaranteed by the Subsidiary Guarantors. The Subsidiary Guaranty is supposed to be secured by all existing and after acquired personal property (other than accounts receivable transferred in connection with the Accounts Receivable Program or any securitization refinancing of the Accounts Receivable Program) of AFD and its subsidiaries, including all outstanding capital stock of AFD and of all of its domestic subsidiaries, and any intercompany debt obligations, and, subject to exceptions to be agreed upon, all existing and after-acquired real property fee and leasehold interests.

                  The only material subsidiary of AFD that is not a guarantor subsidiary under the Subsidiary Guaranty is AmeriServe Funding, which is a wholly owned, special purpose, bankruptcy-remote subsidiary. Funding has no operating revenues or expenses, and its only asset is an undivided interest in an accounts receivable trust. Funding's interest in the Trust is junior to the claims of the holders of certificates issued by the Trust. Accordingly, as creditors of AFD, the claims of the holders of the 8_% Senior Notes, the 10_% Senior Subordinated Notes and the Finco Loan against the accounts receivable held in the Trust are similarly junior to the claims of holders of the certificates issued by the Trust.

                  Pursuant to the Parent Guaranty, the indebtedness under the Credit Facility is guaranteed by NEHC. The Parent Guaranty is secured by a pledge of all of the outstanding capital stock of AFD.

    4.  SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK

                  On March 6, 1998 and in connection with the impending ProSource Acquisition, NEHC received proceeds of $250.0 million upon issuance of 2,500,000 shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock ("11 1/4% Preferred Stock") due 2008, with a liquidation preference of $100 per share, in transactions not requiring registration under the Securities Act. Approximately $154.0 million of proceeds from the issuance were used to repurchase all NEHC's outstanding Senior Preferred Stock, Junior Preferred Stock and Junior Nonconvertible Preferred Stock. Dividends on the 11 1/4% Preferred Stock are payable quarterly in cash or in additional shares of Preferred Stock, at NEHC's option. The 11 1/4% Preferred Stock is exchangeable into 11 1/4% Subordinated Exchange Debentures due 2008, at NEHC's option, subject to certain conditions, on any scheduled dividend payment date.

                  On June 22, 1998, NEHC consummated an offer to exchange the 11 1/4% Preferred Stock for new 11 1/4% Preferred Stock, which were registered under the Securities Act, with terms substantially identical to the original 11 1/4% Preferred Stock.

    5.  PROSOURCE ACQUISITION

                  On May 21, 1998, AFD acquired all of the outstanding stock of ProSource, Inc. for $313.5 million in cash, which included repayment of ProSource's existing debt of $159.9 million. ProSource, which reported net sales of $3.9 billion for its fiscal year ended December 27, 1997, was in the foodservice distribution business, specializing in quick service and casual dining chain restaurants. ProSource serviced approximately 12,700 restaurants, principally in the United States, including such chains as Burger King, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, Sonic, TCBY and TGI Friday's. Funding of the acquisition and related transactions included $125.0 million provided by expansion of the Accounts Receivable Program to include ProSource accounts receivable, a $50.0 million capital contribution to AFD from NEHC, which was funded by NEHC's issuance of the 11 1/4% Preferred Stock and cash and cash equivalents on hand.

                  On December 27, 1998, ProSource Services Corporation, a wholly owned subsidiary of ProSource, merged with and into ProSource and ProSource merged with and into AFD.

    6.  CAPITAL CONTRIBUTION TO AFD

                  On March 24, 1999, NEHC provided $25.0 million in a cash contribution to AFD. These funds represented proceeds remaining from NEHC's issuance of the 11 1/4% Preferred Stock in March of 1998. In December of 1999, an additional $30.0 million was contributed to AFD.

    7.  AMENDED CREDIT AGREEMENT

                  On October 1, 1999, AFD and the lenders under the Credit Facility amended and restated the Credit Facility providing for a $205.0 million 12% term loan due 2006 and a revolving credit line of up to $125.0 million. The term loan is payable to AmeriServe Finance Trust ("Finco"), a limited purpose business trust. Finco financed the loan to AFD (the "Finco Loan") through a joint issuance with its wholly owned subsidiary, AmeriServe Capital Corporation ("Capital"), of $205.0 million 12% Senior Secured Notes due 2006 (the "Senior Secured Notes") in a private placement not requiring registration under the Securities Act. Finco was established by NEDI. NEDI unconditionally guaranteed the Senior Secured Notes issued by Finco and Capital. The Senior Secured Notes were issued at a discount, resulting in proceeds before debt issuance costs of $200.3 million. The proceeds from the Finco Loan were partially used by AFD to repay $168.0 million drawn on the revolving credit line under the Credit Facility, with the balance to be used for general corporate purposes. The Senior Secured Notes are secured by the Finco Loan, which, in turn, is secured by a second lien on AFD's assets (with certain exceptions) that is subordinate to a first lien securing the Tranche A Lenders under the Credit Facility. Interest on the Senior Secured Notes and the Finco Loan is payable semi-annually. United States Trust Company of New York (the "Senior Secured Indenture Trustee") is trustee under the Indenture dated as of October 1, 1999 with Finco and Capital as issuers pursuant to which the Senior Secured Notes were issued (the "Senior Secured Indenture"). The Senior Secured Indenture Trustee also entered into a security agreement with Finco, dated October 1, 1999, pursuant to which, in the event of default under the Senior Secured Indenture, the Senior Secured Indenture Trustee succeeded Finco's rights under the Credit Facility.

                  The revolving credit line of up to $125.0 million funded by the Tranche A Lenders replaced, with terms similar in nature, the previous $220.0 million revolving credit line. Availability under the amended revolver, which expires June 2003, is linked to levels of AFD's inventories of food and paper products. Borrowing capacity is reduced by letters of credit outstanding.

                  On or about December 8, 1999, the Credit Facility was amended to, among other things, make available an additional revolving loan facility available to AFD. Pursuant to this amendment, the Tranche B Revolving Lender, Food Distribution Funding, Inc., loaned AFD $100.0 million secured by the same collateral as the Senior Secured Notes but with priority over and ahead of the Senior Secured Noteholders and junior to the Tranche A Lenders. On information and belief, Food Distribution Funding, Inc. is an affiliate of DLJ.

E. NEHC Capital Stock

                  As of the Petition Date, of the fourteen million authorized shares of Class B voting stock 10,008,241 shares were issued and outstanding. Of the one million authorized shares of Class A nonvoting stock, none were outstanding. Of the 300 authorized shares of 8% Senior Convertible Stock, 235 shares were outstanding. 2,500,000 shares of 11 1/4% Senior Redeemable Exchangeable Preferred Stock were issued and outstanding.

                  As of the Petition Date, the authorized capital stock of AFD consisted of 10,000 shares of common stock at a par value of $0.01 per share and 10,000 shares of preferred stock at a par value of $0.01 per share. No preferred stock had been issued. All of AFD's issued and outstanding common stock is owned by NEHC. AFD owns all of the issued and outstanding stock of all of the other Debtors, except for NEHC.

F.  Management and Employees

                  The current members of the Board of Directors of the Debtors are as follows: NEHC - John V. Holten (Chairman), Gunnar E. Klintberg (Vice-Chairman), Leif F. Onarheim and Tom Vidar Rygh; AFD - John V. Holten (Chairman), Gunnar E. Klintberg (Vice-Chairman), Ronald A. Rittenmeyer, Leif F. Onarheim, Tom Vidar Rygh and Thomas Cochill; HWPI - Kevin J. Rogan; ATI - Kevin
J. Rogan; PSD Transportation - Kevin J. Rogan; CCC - Kevin J. Rogan; ASNSC - John V. Holten; Delta Transportation - Kevin J. Rogan; NTSI - Kevin J. Rogan; NAVC - Diana M. Moog, Carol A. Weiss and Monte L. Miller; North American Vantix
- Richard W. McCollum and Kevin J. Rogan; PSC Services - Kevin J. Rogan; ProSource Mexico - Kevin J. Rogan; and Vantix Logistics - None (this Debtor is a partnership).

                  The current officers of NEHC are John V. Holten, Chief Executive Officer; Raymond E. Marshall, Executive Vice-President; Kevin J. Rogan, Senior Vice-President, General Counsel and Secretary; Stanley J. Szlauderbach, Vice-President and Chief Accounting Officer; Paul A. Garcia de Quevedo, Vice-President, Treasurer and Assistant Secretary; Nancy Bittner, Vice-President Planning; and Diana Moog, Executive Vice-President and Chief Financial Officer.

                  The current senior management of AFD are Ronald A. Rittenmeyer, President and CEO; Thomas W. Arnst, Executive Vice-President and Chief Administrative Officer; Thomas A. Blair, Executive Vice-President - Field Operations; Diana M. Moog, Executive Vice-President and Chief Financial Officer; Raymond E. Marshall, Executive Vice-President - Chain Management; and Kevin J. Rogan, Senior Vice-President, General Counsel and Secretary.

                  The current middle management of AFD are Robert Baker, Regional Vice-President; Nancy M. Bittner, Vice-President Planning; Penny Echelberger, Vice-President and Controller; Paul A. Garcia de Quevedo, Vice-President, Treasurer and Assistant Secretary; Gary Nordlund, Vice-President, Information Technology; Steve Johnson, Senior Vice-President, Purchasing and Logistics; Bonnie MacEslin, Vice-President, Human Resources; Michael Shirey, Regional Vice-President; Stanley J. Szlauderbach, Vice-President, Investor Relations and Chief Accounting Officer; Carol Weiss, Senior Director, Tax; and Edward Zielinski, Senior Vice-President, Operations Support.

                  The current members of senior management of the other Debtors are as follows: HWPI - Kevin J. Rogan - Vice-President; ATI - Raymond E. Marshall - President and Treasurer, Edward Zielinski - Vice-President and Kevin
J. Rogan - Vice-President and Assistant Secretary; PSD Transportation - Diana M. Moog - Executive Vice-President, Kevin J. Rogan - Senior Vice-President and Secretary, Paul A. Garcia de Quevedo - Vice-President, Treasurer and Assistant Secretary, Raymond E. Marshall - Vice-President and Assistant Secretary and Carol A. Weiss - Assistant Secretary; CCC - Raymond E. Marshall - Vice-President and Treasurer and Kevin J. Rogan - Vice-President; ASNSC - John V. Holten - President, Diana M. Moog - Executive Vice-President and Chief Financial Officer, Kevin J. Rogan - Senior Vice-President and Secretary, Paul A. Garcia de Quevedo
- Vice-President, Treasurer and Assistant Secretary, Raymond E. Marshall - Vice-President and Assistant Secretary and Carol A. Weiss - Assistant Secretary; Delta Transportation - Raymond E. Marshall - President and Treasurer, Edward Zielinski - Vice-President and Kevin J. Rogan - Vice-President and Assistant Secretary; PSC Services - Diana M. Moog - Executive Vice-President and Chief Financial Officer, Kevin J. Rogan - Vice-President and Secretary, Paul A. Garcia de Quevedo - Vice-President, Treasurer and Assistant Secretary, Raymond E. Marshall - Vice-President and Assistant Secretary and Carol A. Weiss - Assistant Secretary; ProSource Mexico - Diana M. Moog - Vice-President and Chief Financial Officer, Paul A. Garcia de Quevedo - Vice-President, Treasurer and Secretary, Raymond E. Marshall - Vice-President and Assistant Secretary and Kevin J. Rogan
- Vice-President and Assistant Secretary; NTSI - Raymond E. Marshall - President and Treasurer, Edward Zielinski - Vice-President, Kevin J. Rogan - Vice-President and Assistant Secretary; North American Vantix - Paul Garcia de Quevedo - Vice-President and Treasurer, Richard W. McCollum and Kevin J. Rogan - Secretary; NAVC - Monte L. Miller - President, Treasurer and Secretary and Kevin
J. Rogan - Vice-President; Vantix Logistics - Jeff Macak - President and Kevin
J. Rogan - Vice-President.

                  As of the Petition Date, the Debtors had approximately 8,300 employees at their corporate headquarters, outside offices and various facilities. The Debtors currently employ approximately 4,000 employees. The reduction is due primarily to a downsizing of the Debtors' operations and attrition. The Debtors have also trimmed their workforce for the purpose of reducing their overhead.

G.  D&O Liability Insurance

                  The Debtors' Executive Protection Policy was issued by Federal Insurance Company and covers claims in the aggregate amount of $25 million per policy period (the "D&O Insurance Policy"). The D&O Insurance Policy, subject to its terms, conditions and exclusions, provides certain coverage to the officers and directors of Holberg, Inc. and its subsidiaries. The Debtors are indirect subsidiaries of Holberg, Inc. The D&O Insurance Policy provides for certain reimbursement to the Debtors for indemnification of directors and officers for claims made in the period covered. Under their articles of incorporation and bylaws, the Debtors indemnified officers and directors to the full extent permitted by applicable law. AFD has reimbursed Holberg Industries, Inc. for a portion of the premiums paid on account of the D&O Insurance Policy through May 15, 2001.

                  AFD purchased an additional $25 million of insurance coverage that was issued by National Union Fire Insurance Company of Pittsburgh, Pennsylvania (the "Excess Policy"). The Excess Policy, subject to its terms, conditions and exclusions, provides certain coverage to the officers and directors of AFD for matters occurring on or after February 14, 2000. The premiums on the Excess Policy have been paid through May 15, 2001.

                                      IV.

                          THE DEBTORS' CHAPTER 11 CASES

A.  Events Preceding the Chapter 11 Filings

                  As outlined below, certain events prior to the Petition Date had certain consequences which ultimately necessitated the implementation of a financial restructuring for the Debtors. These events culminated in the filing for relief under chapter 11 of the Bankruptcy Code and the Plan.


    1.  THE BEGINNING OF A SEVERE LIQUIDITY CRISIS

                  In the two years preceding the Petition Date, AFD's pro forma sales grew significantly from $1.5 billion in 1996 to $9.1 billion in 1998 (including the full year effect of acquisitions). This growth came largely from the acquisitions of PFS and ProSource, both large foodservice distribution companies with national scope specializing in the chain restaurant segment of the United States foodservice industry. These acquisitions resulted in redundancies in AFD's warehouse facilities, truck delivery routes and administrative and other support functions. AFD developed a business restructuring plan to consolidate and integrate the acquired businesses. Actions identified in the plan included construction of new strategically located warehouse facilities, closure of a number of existing warehouse facilities and expansions/reconfigurations of others, disposition of property and equipment, conversions of computer systems, reductions in workforce, relocation of employees and centralization of support functions largely at the Addison, Texas headquarters. Completion of the plan was expected to significantly increase operating efficiencies through warehouse economies of scale, increased deliveries per truck route and centralized, standardized support processes. Implementation of a major new computer software and hardware platform was expected to facilitate the streamlining of warehouse operations and support processes. The restructuring plan was scheduled to be implemented in two phases. The first phase involved the consolidation of the quick service business. The integration of the casual dining business was the second phase. The Debtors modified their restructuring Plan during the third quarter of 1999 and instead elected to transition out of the casual dining business.

                  AFD incurred significant cash costs to effect the restructuring. Approximately $108 million in cash costs were incurred during 1997 and 1998. Another $157 million of cash costs attributable to AFD's restructuring had been incurred through the third quarter of 1999. These expenditures reflected costs to reconfigure the distribution center network, including facility closures and start-up of new warehouse facilities, to realign and centralize administrative and other support functions and implement the new computer system platform.

                  In November of 1999, the Debtors retained Jay Alix & Associates ("JA&A"), a nationally recognized firm that specializes in working with financially troubled companies, to provide consulting services.

    2.  LIQUIDITY DRIES UP

                  In an attempt to improve liquidity, AFD issued over $300.0 million of secured debt during the final quarter of 1999. This additional liquidity did little to improve the Debtors' worsening relationship with trade vendors as many vendors refused to ship goods on terms other than cash on delivery or cash in advance.

                  While significant progress had been made to implement the Debtors' restructuring plan, costs associated with the restructuring, coupled with the interest expense and costs attendant to the Debtors' highly leveraged position and diminishing trade credit, substantially exhausted the Debtors' available liquidity.

                  As of the Petition Date, the Debtors and their affiliates had more than $2.0 billion in liabilities. Approximately $430.0 million represented amounts due under various forms of secured credit agreements. Approximately $965.0 million represented amounts due under numerous forms of unsecured credit agreements. The remaining balance was owed to vendors.

B.  Events During the Chapter 11 Cases

   1.   ADMINISTRATION OF THE CHAPTER 11 CASES

                  Upon commencement of the Chapter 11 Cases, the Bankruptcy Court entered certain orders designed to minimize disruption of the Debtors' business operations and to facilitate their reorganization. Certain of these orders are described below.

         o POSTPETITION CREDIT FACILITY. One of the principal objectives of the Chapter 11 Cases was to address the liquidity problems referred to above. On or about February 2, 2000, the Bankruptcy Court entered its Interim Order Pursuant to 11 U.S.C.ss.ss.363 and 364 Approving Borrowing, Granting Liens, and Authorizing Certain Postpetition Transactions (the "Interim DIP Order") authorizing the Debtors to borrow from Burger King Corporation ("BKC") and Tricon Global Restaurants, Inc. ("Tricon") up to $150.0 million on a secured revolving credit basis (the "DIP Facility") pursuant to the terms of the Interim DIP Order and the Loan and Security Agreement Term Sheet attached to the Interim DIP Order. On or about March 17, 2000, the Bankruptcy Court entered its Final Order Pursuant to 11 U.S.C.ss.ss.363 and 364 Approving Borrowing, Granting Liens, and Authorizing Certain Postpetition Transactions (the "Final DIP Order") approving the DIP Facility pursuant to the terms of the Interim Financing Agreement dated as of February 2, 2000 (the "DIP Financing Agreement") and the Trust Agreement among The Chase Manhattan Bank, Tricon, BKC and AFD dated as of February 21, 2000 (the "Trust Agreement", and together with the DIP Financing Agreement and related documents, the "Postpetition Loan Documents"). Tricon and BKC subsequently entered into an agreement pursuant to which Tricon and its affiliates (the "Tricon Entities") assumed, subject to the terms and conditions of such agreement, certain of BKC's obligations in the Chapter 11 Cases, including BKC's obligations to fund the DIP Facility under and in accordance with the terms of the Postpetition Loan Documents.

                  Pursuant to the Final DIP Order, the Tricon Entities were generally granted pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, perfected and enforceable first-priority security interest in and lien upon (i) all property of the Debtors or their estates, including all proceeds thereof (but excluding avoidance actions belonging to the Debtors' estates), whether now existing or hereafter acquired or arising, upon which (a) there was not a valid, non-avoidable, and fully perfected lien, security interest or trust claim in existence as of or immediately after the filing of the Chapter 11 Cases, or (b) there is not at any time in the future a valid, non-avoidable, and fully perfected lien, security interest or trust claim in existence. In addition, pursuant to the Final DIP Order, the Tricon Entities were granted, pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, perfected and enforceable junior security interest in and junior lien upon all property of the Debtors or their estates, upon which a valid, non-avoidable, and fully perfected lien or trust claim existed immediately upon the filing of the Chapter 11 Cases.

                  Subject to the conditions set forth in the Final DIP Order, the Final DIP Order also provided that the DIP Lenders were granted a superpriority administrative expense claim for the postpetition indebtedness equivalent in priority to a claim under section 364(c)(1), with priority over any and all claims and costs or expenses of administration. Certain parties, including the Creditors' Committee, may dispute the ability of the DIP Lenders to assert a claim under section 364(c)(1) against proceeds of avoidance causes of action.

                  The DIP Facility was set to expire according to its terms on August 1, 2000. Pursuant to a Stipulation and Agreed Order, this date was extended through and including September 28, 2000. Pursuant to a recently filed Stipulation and Agreed Order, the Debtors expect that the expiration date of the DIP Facility will be continued through and including October 30, 2000 and thereafter upon the agreement of the Debtors and Tricon.

         o USE OF CASH COLLATERAL. On February 2, 2000, the Bankruptcy Court entered an Interim Stipulation and Order Authorizing the Use of Cash Collateral and Granting Replacement Liens (the "Interim Cash Collateral Stipulation"). The Interim Cash Collateral Stipulation was continued on March 17, 2000 and again on March 24, 2000.

                  On April 3, 2000, the Bankruptcy Court entered the Final Stipulation and Order Authorizing the Use of Cash Collateral and Granting Replacement Liens (the "Final Cash Collateral Stipulation" and, together with the Interim Cash Collateral Stipulation, the "Cash Collateral Stipulations"). Pursuant to the Cash Collateral Stipulations, the Agent asserts that it holds perfected security interests (the "Asserted Security Interests") in substantially all of the Debtors' assets including, but not limited to, among other things, the following property owned by the Debtors on their respective petition dates: inventory (the "Prepetition Inventory"), receivables (the "Prepetition Receivables") and cash (the "Prepetition Cash") (the Prepetition Inventory, Prepetition Receivables and Prepetition Cash collectively is herein referred to as the "Prepetition Collateral"). The Agent further asserts that the Prepetition Collateral secures payment of the obligations evidenced by the Credit Facility. On the Petition Date, the Debtors owned approximately $253.1 million, at cost, of inventory, approximately $45.0 million, at face, of receivables and cash in the approximate amount of $28.5 million (the "Petition Date Level" of the Prepetition Collateral).

                  The precise amount of the Petition Date Level and the "mix" thereof (as to aging, obsolescence, nature and quality, etc.) has been determined by mutual agreement of the Debtors, the DIP Lenders, the Agent, the Senior Secured Indenture Trustee, the Creditors' Committee and other secured parties in interest and PACA Claimants. Tricon has objected to both the Petition Date Level and the "mix" thereof.

                  Pursuant to the Cash Collateral Stipulations, the DIP Lenders entrusted to AFD inventory which is purchased and owned by the DIP Lenders (the "Bailed Inventory"). This Bailed Inventory has been and is being distributed by AFD to the DIP Lenders' system stores for the DIP Lenders. AFD acts as a "collection agent" for the DIP Lenders with respect to the collection of receivables generated by the sale of the Bailed Inventory (the "Bailed Receivables") in accordance with and subject to the terms set forth in the Final DIP Order.

                  On March 31, 2000, BKC, Tricon, the Agent and AFD, on its and the other Debtors' behalf, executed a security agreement (the "Security Agreement") which, among other things, granted to the Agent a security interest in the Bailed Inventory and the Bailed Receivables. Debtors were authorized to sell the Prepetition Inventory, collect the Prepetition Receivables and use the Prepetition Cash, in the ordinary course of business, all in accordance with the terms of the Cash Collateral Stipulations and the Security Agreement.

         o CASH MANAGEMENT. The Bankruptcy Court entered a first day order authorizing the Debtors to continue their current cash management system, maintain their existing bank accounts, and invest funds in money market accounts. Such relief assisted the Debtors in collecting, controlling and disbursing funds, creating economies of scale in purchasing goods and services, investing idle cash to maximize interest income, and ensuring the maximum availability of funds for various corporate purposes.

         o EMPLOYEES. The Bankruptcy Court entered a first day order authorizing the Debtors to pay, in their discretion, prepetition claims of employees for compensation, bonuses, benefits and expense reimbursements, as well as prepetition amounts owed with respect to certain trust and administration obligations and workers compensation premiums. In addition, the Debtors were authorized to continue to honor their existing programs, policies and plans relating to employees. Such relief was necessary to insure that the Debtors' employees did not suffer personal hardship as a result of the filing, and to prevent the employee attrition that might otherwise occur.

                  On May 2, 2000, the Debtors filed a Motion for Entry of an Order Authorizing and Approving Key Employee Retention Program (the "Retention Program"), which motion was subsequently granted. Under the Retention Program, up to approximately 500 individuals (the "Key Employees"(9)) could receive "stay" bonuses in an aggregate amount of up to approximately $7 million if the Key Employees are employed by the Debtors on required "stay dates" and have continued their current performance level during the applicable period. If a Key Employee is terminated (other than for cause) by the Debtors prior to a "stay date," the next unpaid "stay date" bonus portion would be paid by the Debtors, but no further "stay date" bonus portions would be paid to such Key Employee.

                  On June 2, 2000, the Bankruptcy Court entered an order approving a postpetition employee severance pay program providing for severance benefits to be made available to certain of approximately 5,000 full-time employees in the event that their employment is terminated by the Debtors as a result of (a) a permanent reduction in force, (b) job elimination or (c) the closure or discontinuance of the facility where the employee works. The Order requires the Debtors to first obtain the consent of the Creditors' Committee and the Senior Secured Noteholders before making any payments.

                  On July 27, 2000, the Bankruptcy Court entered an Order Authorizing and Approving Supplemental Key Employee Retention Program in order to induce five key employees -- Paul Garcia - Senior Vice President and Treasurer; Dennis Rees - Vice President of Information Technology; Ed Clark - General Manager; Syndee Stiles - Senior Director of Operations; and Randy Brownfield - Director of Franchisee Relations -- to remain in the Debtors' employ through the date the Debtors were to sell substantially all of their assets and/or the conclusion of the Debtors' Chapter 11 Cases, plus up to thirty days thereafter.

         o MANAGEMENT CONSULTANTS. The Bankruptcy Court also entered an order, dated April 28, 2000, authorizing the Debtors to employ the firm of JA&A as financial advisor and business consultant in these Chapter 11 Cases (the "JA&A Retention Order"). JA&A is a leading global corporate turnaround specialist that provides expertise in all key areas of financial restructuring and operational turnarounds. Pursuant to the engagement, Peter Fitzsimmons,

_______________________
  9 Key Employees do not include (a) any employee at the Executive Vice President level or higher at AFD, or (b) any employee subject to any other AFD retention or stay bonus arrangement at the time of implementing the Retention Program.

                  a principal of JA&A, serves as the JA&A principal leading the engagement. Pursuant to the JA&A Retention Order, JA&A is compensated at its hourly rates and incentive fees, including an incentive fee in the event that a third party acquires the operating assets of the Debtors, whether through a sale or through a restructuring. Specifically, the Debtors have agreed to pay JA&A a success fee in the amount of $2,500,000 upon the effective date of a plan of reorganization or the achievement of a business solution that provides for a substantial portion of the Debtors' business to continue as a going concern subject to the approval of the Bankruptcy Court. Any incentive fee received by JA&A in these cases would inure to the benefit of the owners and employees of JA&A, including Mr. Fitzsimmons, in accordance with the compensation procedures of the firm.

         o OTHER PROFESSIONALS. To assist them in carrying out their duties as debtors in possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors employed, with authorization from the Bankruptcy Court, the following professionals: Kirkland & Ellis and Pachulski, Stang, Ziehl, Young & Jones, P.C. as co-counsel; Ernst & Young LLP as auditors; E&Y Restructuring LLC as restructuring advisors; Houlihan Lokey Howard & Zukin Capital ("HLHZ") as financial advisors and investment bankers; CST Co., Inc. as collection agent; Monger & Consultants Limited Partnership as claims administrator and preference and reclamation claims consultant; Bankruptcy Services, LLC as the Debtors' noticing and balloting agent; and Margulies Communications Group as public relations consultants.

                  Nationwide, the Debtors employ numerous attorneys and other professionals to represent or assist them in a variety of situations. Such professionals are referred to as "Ordinary Course Professionals." Included as an Ordinary Course Professional is CST Co., Inc. which was retained as Collection Agent to the Debtors. By Order of the Bankruptcy Court dated March 21, 2000 (the "OCP Order"), to prevent loss of professional services and disruption to their operations, the Debtors were authorized to employ and pay Ordinary Course Professionals for postpetition services required to assist and advise the Debtors in the operation of their businesses and to defend the Debtors in matters arising in the ordinary course of the Debtors' businesses. Pursuant to the OCP Order, the Debtors have the right to amend the list of retained Ordinary Course Professionals and the Debtors filed their first amendment adding certain Ordinary Course Professionals and removing others on May 25, 2000.

                  In addition to the retention of Ordinary Course Professionals, in order to allow the Debtors to address day-to-day systems problems and obtain systems support, by Order of the Bankruptcy Court dated June 2, 2000, the Debtors were authorized to employ Ordinary Course Information Technology Professionals to assist and advise the Debtors in the operation of their businesses in matters arising in the ordinary course. Neither the Ordinary Course Professionals nor the IT Ordinary Course Professionals are involved in the conduct of the Chapter 11 Cases.

    2.  CREDITORS' COMMITTEE

                  Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee may appoint a committee of creditors holding unsecured claims and/or a committee of equity security holders as the United States Trustee deems appropriate. Accordingly, on February 15, 2000, the United States Trustee appointed a statutory committee of unsecured creditors (the "Creditors' Committee") in these Chapter 11 Cases.

                  The Creditors' Committee originally consisted of the following members: Tyson Foods, Inc., Credit Suisse First Boston, Best Foods, The Coca Cola Company and the Senior AFD Indenture Trustee. Credit Suisse First Boston has recently resigned from the Creditors' Committee. The Creditors' Committee has retained, by order of the Bankruptcy Court, the following professionals to represent its interests in the Chapter 11 Cases: Otterbourg, Steindler, Houston & Rosen, P.C. and Walsh, Monzack & Monaco, P.A. as co-counsel; and Jefferies & Company, Inc. as financial advisors.

    3.  PACA CLAIMANTS

                  Prior to the Petition Date, certain of the Debtors' vendors sold goods to the Debtors that the vendors have argued are within the scope of the Perishable Agricultural Commodities Act, 7 U.S.C. ss.449a et seq., the Packers and Stockyards Act, 7 U.S.C. ss.181 et seq., and state statutes of similar import. These federal and state statutes purport to create a statutory trust on behalf of vendors who meet the requirements of the statutes. These vendors have argued that as a result of this trust, they are entitled to be paid from the proceeds of the products sold to the Debtors that fall within the scope of these statutes before any other third party.

                  In an effort to avoid protracted litigation with these PACA Claimants, the Debtors filed their Motion for Authority to Pay Prepetition Claims under the Perishable Agricultural Commodities Act and the Packers and Stockyards Act pursuant to which the Debtors sought authority to implement a reconciliation procedure to expeditiously resolve disputes relating to the validity of PACA Claims.

                  On March 17, 2000, the Court entered that certain Order Relating to Claims under the Perishable Agricultural Commodities Act and the Packers and Stockyard Act establishing a procedure to resolve PACA Claims. Under this procedure, the Debtors are required to file and serve on all parties who have requested notice in these proceedings a report listing all those PACA Claims, if any, which they, after good faith review and evaluation of such claims, deem to be valid in accordance with applicable law. In total, the Debtors have received notices from approximately 100 vendors asserting PACA Claims aggregating approximately $65 million.

                  The Debtors along with their advisors have reconciled approximately $30.0 million of valid PACA Claims relating to approximately 66 vendors. Of the $30.0 million of reconciled PACA Claims the Debtors have filed reports and paid $29.0 million in valid PACA Claims and expect to file a report for the additional $1.0 million shortly. Five vendors who sold french fries to AFD have brought actions against AFD. These actions, CAVENDISH FARMS V. AMERISERVE FOOD DISTRIBUTION, INC. ET AL., J.R. SIMPLOT CO. V. AMERISERVE FOOD DISTRIBUTION, INC., ET AL., NESTLE USA, INC. V. AMERISERVE FOOD DISTRIBUTION, INC., ET AL., MCCAIN FOODS USA V. AMERISERVE FOOD DISTRIBUTION, INC., ET AL., and LAMB WESTON, INC. V. AMERISERVE FOOD DISTRIBUTION, INC., ET AL., were originally brought in the Bankruptcy Court. These actions have all been removed to the United States District Court for the District of Delaware. The Debtors expect these matters (which collectively seek approximately $13.8 million) to be consolidated. The Debtors' motion to dismiss the lead case, CAVENDISH, was denied on September 14, 2000. In addition, a sixth vendor has asserted a $541,000 claim against AFD under the Minnesota Wholesale Produce Act. No lawsuit has been filed yet regarding this claim.


    4.  RECLAMATION CLAIMANTS

                  Section 546(c)(1) of the Bankruptcy Code authorizes vendors who have sold goods to a debtor in the ordinary course of business to reclaim such goods (subject to certain limitations) if: (a) the debtor was insolvent when the goods were delivered; (b) the seller demanded reclamation in writing;
(c) such demand was made within 10 days after the debtor received possession of the goods (or within 20 days of delivery if the 10 day period expires after the petition date); and (d) the seller is otherwise entitled to reclamation under applicable state law. In order for a seller to reclaim goods, a debtor must have had actual possession of the goods at the time the debtor received the written reclamation demand.

                  Given the high volume of inventory received daily by the Debtors, the Debtors anticipated that a number of vendors would assert reclamation claims against the Debtors and otherwise attempt to interfere with the sale of goods delivered to the Debtors after receiving notice of the commencement of these Chapter 11 Cases. These goods were essential to the Debtors, and the Debtors' businesses would be severally disrupted if vendors were allowed to exercise their right to reclaim goods without a uniform procedure that was fair and applicable to all parties.

                  Moreover, because of the size of the Debtors' business, and in particular the volume of inventory receipts and sales, it would not have been feasible for the Debtors to return inventory shipments to vendors in response to reclamation notices. Furthermore, absent the establishment of an orderly reclamation process, the Debtors' business operations would have suffered and management's attention would have been diverted from important operational issues in order to deal with the reclamation claimants. Accordingly, on February 1, 2000, the Debtors filed their Motion for Order under 11 U.S.C. ss.ss. 105(a), 503(b), 546(c)(2) and 546(g) (A) Establishing Procedure for Treatment of Reclamation Claims and (B) Prohibiting Third Parties from Interfering with Delivery of Debtors' Goods. Pursuant to this motion, the Debtors sought Bankruptcy Court authority to implement certain procedures governing the processing and treatment of all Reclamation Claims. On February 2, 2000, the Bankruptcy Court entered an Order granting the relief requested in this Motion.

                  The Debtors received reclamation demand letters from 361 vendors asserting $196.5 million in Reclamation Claims. The Debtors implemented a process whereby they recalculated the reclamation claims for all 361 vendors. These calculations were performed by determining if the goods sought to be reclaimed through the demand letters were received during the applicable reclamation period and quantified how much of the product received during the reclamation period had been sold by the date that the Debtors received the reclamation letter. Of the $196.5 million in Reclamation Claims, the Debtors recalculated these Reclamation Claims at $63.2 million.

                  The process followed by the Debtors provided for filing their reclamation report with the Bankruptcy Court stating the recalculated amounts of the claims and the detail thereof for all 361 Reclamation Claimants. The Reclamation Claimants had time to review the report and either accept the amount as calculated by the Debtors or file an objection. As requested by Reclamation Claimants, the Debtors also provided extensions to file objections.

                  As of August 15, 2000, there have been 247 Reclamation Claimants (68% of the total claimants) who have accepted the Debtors calculated amounts. These 247 vendors filed Reclamation Claims totaling $83.4 million and have accepted $25.2 million as calculated by the Debtors. Therefore, the Debtors have successfully reduced Reclamation Claims by $58.2 million or approximately 30% of the total dollar amount filed to date. Of the other 114 vendors, there are 100 objections and 14 objection extensions pending. The asserted claims for the 100 Reclamation Claimants that have filed objections total $100.9 million for which the Debtors have calculated $31.8 million. The asserted claims for the 14 Reclamation Claimants with objection extensions total $12.2 million for which the Debtors have calculated $6.2 million. The Debtors continue to pursue resolution of these Reclamation Claims. The Debtors have also taken the position that Reclamation Claims should be treated as General Unsecured Claims because of the floating liens on the Debtors' assets asserted by both PACA Claimants and the Secured Lenders and because there is insufficient Collateral to fully satisfy those Claims. This legal position, in part, forms the basis for the proposed settlement with the Ad Hoc Committee of Reclamation Claimants and the treatment afforded such claimants in the Plan.

    5.  DISPOSITION OF ASSETS

                  Pursuant to section 363 of the Bankruptcy Code, the Debtors as debtors in possession are authorized to sell, lease or otherwise dispose of assets of their estates in the ordinary course of business without prior permission from the Bankruptcy Court. However, any sale, lease or other disposition of assets outside the ordinary course of business must be approved by the Bankruptcy Court.

         o SALE OR ABANDONMENT OF DE MINIMIS ASSETS. As part of their efforts to downsize and restructure their operations, the Debtors have closed a number of distribution centers. In these distribution centers, prior to their closing, the Debtors utilized and owned various types of equipment, machinery, vehicles, supplies and furniture (the "De Minimis Assets"). As a result of the closing of these distribution centers, however, the Debtors no longer required the De Minimis Assets. Accordingly, the Debtors obtained authorization from the Bankruptcy Court to sell the De Minimis Assets, as necessary, in accordance with the Debtors' customary terms of sale. In addition, to the extent such sales could not be consummated, the Debtors obtained authorization to abandon the De Minimis Assets.

         o SALES OF REAL ESTATE. The realignment and downsizing of the Debtors' business enabled the Debtors to liquidate certain of their real estate holdings. The Debtors have sold or are in the process of selling developed and undeveloped parcels of real estate located in Virginia Beach, Virginia; Greensboro, North Carolina; Sealy, Texas; Conroe, Texas; Norman, Oklahoma; and Fredericksburg, Virginia.

         o FULLERTON AND LEWISVILLE FACILITIES. Prior to the commencement of these Chapter 11 Cases, AFD was a tenant in two distribution facilities, one located in Fullerton, California, and the other located in Lewisville, Texas. The Fullerton landlord is Western Properties Fund I ("Western"); the Lewisville landlord is JDS Properties, Inc. ("JDS"). As the Debtors' distribution operations were changing, the Debtors determined that the volume of operations at these two facilities no longer justified their continued use. Meadowbrook Meat Company, Inc. ("MBM"), expressed an interest in leasing both the Fullerton and Lewisville facilities from the landlords.

                  Ultimately, AFD, MBM, Western and JDS, reached the agreement pursuant to which AFD sold certain of its assets relating to the operation of the facilities to MBM, AFD rejected the Lewisville and Fullerton leases and Western and JDS released their claims against the Debtors' estates in connection with entering into new leases with MBM.

                  o EQUIPMENT DIVISION SALE. Shortly after the Petition Date, the Debtors filed a motion to sell certain of AFD's assets used to operate the Debtors' foodservice equipment division (the "Equipment Division") to Arbor Private Investment Company, L.L.C. ("Arbor") or such other persons or entities submitting one or more higher and better offers (the "Buyer").

                  The Equipment Division is engaged in the business of distributing restaurant equipment and supplies, primarily to quick service and casual dining restaurants. The customer base includes both owners and franchisees of chain restaurants, including over ten restaurant concepts. The Equipment Division has one distribution center and uses third party carriers to perform all inbound and outbound freight movements. Roughly 40% of revenue is derived from stock shipments, with the remaining 60% representing drop-shipments from vendors directly to customers.

                  The Equipment Division's operations can be categorized into three areas: new store development, replacement sales, and projects. New store development includes equipment and supplies sold to groundbreaking stores. Replacement equipment includes the sale of both heavy equipment and small wares resupply. The projects category refers to nationwide or regional rollouts of new equipment to a large group of stores in a short time frame.

                  Prior to the Petition Date, AFD conducted an extensive search for a qualified buyer with the assistance of its investment banker, DLJ. Marketing efforts to sell the Equipment Division began in October of 1999. AFD conducted the marketing effort on an international, national and local basis. After the Petition Date, HLHZ marketed the Equipment Division to more than eighty potential buyers, including financial buyers and operating companies located in the United States and international companies with a presence in the United States.

                  As of the date that the Debtors filed their motion to sell the Equipment Division, AFD had received four proposals from prospective buyers. After subsequent discussions, AFD obtained three "qualified bids". At the subsequent auction of the Equipment Division, the North Texas Opportunity Fund, L.P. emerged as the buyer, agreeing to purchase the Equipment Division for approximately $26.0 million, subject to working capital adjustments, including the assumption of $6.0 million of postpetition liabilities relating to the Equipment Division. The sale of the Equipment Division to the buyer closed on or about August 14, 2000. The net proceeds to the Debtors' estates, after the working capital adjustments and assumption of postpetition liabilities were taken into account, approximated $4.5 million, subject to further adjustments.

    6.  EXIT OF BURGER KING FROM DISTRIBUTION SYSTEM

                  As of the Petition Date, the Debtors serviced approximately 5,900 Burger King restaurants throughout the United States. Approximately 5,450 of those restaurants are owned and operated by Burger King franchisees (the "BKC Franchisees"); the remaining 450 restaurants are owned and operated by BKC.

                  Prior to the Petition Date, BKC and AFD entered into distributor approval agreements whereby AFD was named by BKC as an approved distributor to Burger King restaurants. Additionally, BKC Franchisees entered into separate franchisee supply agreements with AFD pursuant to which AFD agreed to provide goods and distribution-related services. Pursuant to an Exclusive Distributor Approval Agreement between AFD and BKC (the "BKC Supply Agreement"), AFD agreed to provide goods and distribution-related services to the restaurants owned and operated by BKC. BKC and the BKC Franchisees whose contracts with AFD were purportedly scheduled to expire on May 15, 2000 declined to remain customers of AFD.

                  Notwithstanding their disagreement on the facts and the law affecting their rights, AFD, BKC, the BKC Franchisees and Restaurant Services, Inc. agreed to effectuate an orderly transition of the Burger King business pursuant to the terms of a letter agreement dated May 8, 2000, (the "BKC Transition Agreement") as approved by the Bankruptcy Court. The Debtors assert that BKC has failed to comply with the BKC Transition Agreement by, among other things, failing to pay certain amounts it owes to the Debtors.

                  The Debtors timely completed their deliveries to Burger King restaurants in June of 2000. The Debtors allege that, pursuant to the terms of the BKC Transition Agreement, BKC owes the Debtors at least $13 million. BKC disputes that it owes this amount to the Debtors and also has asserted an alleged right of offset in the amount of $6 million.

    7.  EXIT OF CHICK-FIL-A FROM DISTRIBUTION SYSTEM

                  As of the Petition Date, the Debtors serviced approximately 900 Chick-fil-A restaurants throughout the United States. Service to these restaurants accounted for approximately 5% of AFD's annual revenues for its most recent fiscal year. Prior to the Petition Date, Chick-fil-A and AFD entered into certain agreements whereby Chick-fil-A contracted with AFD to provide goods and distribution-related services to Chick-fil-A restaurants. Notwithstanding their disagreement on the facts and the law affecting their respective rights, AFD and Chick-fil-A agreed to effectuate an orderly transition of the Chick-fil-A business pursuant to the terms and conditions of the letter agreement dated June 2, 2000 (the "Chick-fil-A Transition Agreement") as approved by the Bankruptcy Court.

                  Other than as explained below, performance under the Chick-fil-A Transition Agreement has been substantially completed. Pursuant to the terms of the Chick-fil-A Transition Agreement, Chick-fil-A has guaranteed AFD's payment to the vendors from whom AFD buys product for Chick-fil-A restaurants. Chick-fil-A has withheld $1 million that it owes AFD, claiming that AFD has failed to pay this amount to vendors who supplied AFD with product that AFD then sold to Chick-fil-A. The Debtors disagree with Chick-fil-A's allegations.

    8.  WIND-DOWN OF ACCOUNTS RECEIVABLE PROGRAM

                  Pursuant to the terms of various orders, Norwest as Trustee and the Debtors resolved the issues surrounding the termination of the Accounts Receivable Program, collection of the Receivables and payment of sufficient proceeds from such collections to the Trust to pay amounts owed to Norwest as Trustee for the benefit of the holders of the certificates issued to investors. After the Debtors completed payment of three prepetition receivables certificates under the Pooling and Servicing Agreement with collections of what was believed to be prepetition receivables during the postpetition period, it was determined that certain certificate holders were paid with collections from postpetition receivables. Consequently, certain Creditors have filed Claims for amounts due them relating to the above-described application of Cash.

    9.  SALE OF CCC OPERATIONS

                  On October 9, 2000, AFD announced that, subject to Bankruptcy Court approval, it had signed an agreement to sell the assets of Chicago Consolidated Corporation ("CCC") to Consolidated Distribution Corporation for approximately $12,500,000 (subject to certain adjustments relating to inventory levels). CCC is AFD's domestic redistribution company.

    10. SALE OF CANADIAN AND MEXICAN OPERATIONS

                  The Debtors pursued and consummated the sale of its stock in its Canadian subsidiary for approximately $1.1 million (U.S.D.) in September, 2000. AFD and CCC entered into an agreement to sell the stock of PFS de Mexico S.A. de C.V. and Servicios AmeriServe, S.A. de C.V. to Pacific Star, S.A. de C.V. and Pacific Star Holding, S.A. de C.V. for approximately $5,000,000 (subject to certain adjustments relating to working capital). PFS de Mexico and Servicios AmeriServe are AFD's distribution companies in Mexico. On October 16, 2000, following the auction for the contemplated sale, the Bankruptcy Court approved the sale for $5,800,000 (U.S.D.) (subject to the working capital adjustments) to Pacific Star, S.A. de C.V., the winning bidder of the auction. The closing of the transaction remains subject to regulatory approval and other customary conditions.

    11. MCLANE SALE TRANSACTION

         o THE SALES PROCESS. After an extensive examination of all of their options, the Debtors concluded that their best course of action was to sell their assets to a third party. With the assistance of HLHZ, the Debtors' financial advisor, the Debtors prepared and distributed a request for proposal ("RFP") to eight potentially interested third parties which had executed confidentiality agreements. In response to the RFP, three of the third parties did not express any interest in purchasing the Debtors. The other five prospective bidders conducted due diligence beginning in late April. By June 8, 2000, three entities submitted proposals. The Debtors considered each of the submitted proposals and, based upon a multitude of factors, including conditions to closing, distribution capability and capacity, financial wherewithal, pricing and distribution experience, the Debtors reduced the number of potential purchasers to two. After initial bids were received, another third party expressed interest in acquiring the Debtors and has commenced due diligence. That party submitted an indication of interest, yet the proposal submitted to the Debtors contains conditions that the Debtors concluded they could not satisfy.

                  In connection with the RFP process, the Debtors received from McLane an offer to purchase substantially all of the Debtors' core operating assets relating to its distribution business in the 48 contiguous United States. Even after receiving the offer from McLane, the Debtors continued to pursue and investigate the viability of several other alternatives, including the implementation of a stand alone plan of reorganization. The Debtors determined that, based upon all available information, in their business judgment, a sale of substantially all of their assets pursuant to the Sale Transaction was in the best interests of the Debtors' creditors and their chapter 11 estates.

                  On August 18, 2000, after approximately ten weeks of arms-length negotiations, the Debtors and McLane reached agreement on the terms and conditions of the Sale Transaction. Broadly speaking, the Sale Transaction contemplates the purchase of substantially all of the Debtors' core operating assets relating to its distribution business in the 48 contiguous United States by McLane pursuant to the terms of the McLane Purchase Agreement.

         o        SIGNIFICANT PROVISIONS OF THE MCLANE PURCHASE AGREEMENT.

                  o THE PURCHASED ASSETS. The McLane Purchase Agreement contemplates that McLane will purchase substantially all of the Debtors' assets that are used by the Debtors to distribute food products and restaurant supplies, to Taco Bell, Kentucky Fried Chicken, Pizza Hut and Long John Silver's in the 48 contiguous United States (the "Concepts"), including the following: o

                           i. Certain owned real property, certain leases of real property and certain leases of personal property;
                           ii.      Inventory;
                           iii. Machinery, equipment, vehicles, furniture and other tangible personal property;
                           iv.      Permits that may be assigned by the Debtors;
                           v.       Intellectual property;
                           vi. Certain contracts, agreements and personal property leases;
                           vii. Subject to certain exceptions, the Debtors' rights, claims and causes of action against third parties, but only to the extent that such rights, claims and causes of action relate to (a) the assets being purchased by McLane, (b) the Debtors' obligations that are being assumed by McLane and (c) the operation of the Debtors' business prior to the Effective Date;
                           viii. Sales and promotional literature, customer lists, customer files, customer deposits, advances and prepaid and other assets relating to the Debtors' business;
                           ix. Security deposits relating to any agreements being assumed by the Debtors and assigned to McLane; and
                           x.       The goodwill relating to the Debtors'
                                    business.

                  o THE EXCLUDED ASSETS. Assets that McLane is not purchasing include, without limitation, the following:

                           i.       Cash, cash equivalents and bank deposits;
                           ii. Equity Securities in any of the Debtors and their non-Debtor Affiliates;

                           iii. Properties and assets used exclusively in the conduct of the Equipment Division, the CCC business and other non-Concept businesses of the Debtors;
                           iv. Tax refunds or credits relating to taxes paid prior to the Effective Date or relating to a period prior to the Effective Date;
                           v.       Bankruptcy Causes of Action;
                           vi. Contracts and agreements that McLane has elected not have assigned to it; and
                           vii. The rights of the Debtors under the McLane Purchase Agreement.

                  o ASSUMED OBLIGATIONS. The obligations of the Debtors that McLane is assuming are the following:

                           i.       Subject to certain exceptions, all
                                    liabilities and obligations of the Debtors under the "Assumed Agreements" and the "Transferable Permits" (as each term is defined in the McLane Purchase Agreement);
                           ii. All liabilities and obligations relating to customer deposits and customer advances which are part of the assets purchased pursuant to the terms of the McLane Purchase Agreement;
                           iii.     All liabilities, obligations or
                                    responsibilities relating to pollution,
                                    protection of the environment, natural
                                    resources and human health and safety
                                    arising or accruing solely after the
                                    Effective Date; and
                           iv. Certain accounts payable of the Debtors relating to the Long John Silver's business, Vantix Logistics, Ltd. and "common items" owned by the Debtors and identified in a schedule prepared at closing.

                  o PURCHASE PRICE AND EARNEST MONEY DEPOSIT. McLane has agreed to pay the sum of (w) One Hundred Ten Million Dollars ($110,000,000) in Cash, (x) the landed cost value of inventory relating to the Concepts and (y) 25% of the landed cost value of the inventory related to the Concepts that is greater than 90 days supply (subject to certain adjustments) minus (z) the amount of certain payables being assumed by McLane.

                  o DEPOSIT. Within three Business Days of the entry by the Bankruptcy Court of an order that, among other things, (a) establishes bid procedures (b) approves a $4,000,000 termination fee payable to

                           McLane under certain circumstances and expense reimbursement and (c) sets a hearing pursuant to which the Debtors will sell substantially all of their assets to McLane, McLane shall deposit $10,000,000 with a third party escrow agent to be applied against the purchase price. The Bankruptcy Court entered the contemplated bid procedures order and McLane has deposited Ten Million Dollars ($10,000,000) with the escrow agent pursuant to the terms of a deposit escrow agreement on or about October 3, 2000.

                  o CONDITIONS TO CLOSING. Conditions to McLane's obligation to close include, but are not limited to, the following:

                           i. The execution and delivery by Tricon and Tricon franchisees constituting at least 85% of the restaurants served by the Debtors for each of the Pizza Hut, Kentucky Fried Chicken and Taco Bell concepts of pricing and term amendments to their existing contracts;(10)
                           ii. Absence of events which in the aggregate would result in a Material Adverse Effect (as defined in the McLane Purchase Agreement);
                           iii. The execution and delivery by Tricon of an agreement related to Tricon-owned inventory intended for use in the Debtors' business; and
                           iv.      Other customary closing conditions,
                                    including the expiration or the early
                                    termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

                  o ASSIGNMENT OF LEASES, AS MODIFIED. In connection with the Sale Transaction, the Debtors, McLane and certain lessors of equipment and non-residential real property have negotiated and/or are currently negotiating agreements whereby the Debtors assume and assign to McLane the applicable executory contracts and unexpired leases, as modified by agreement amongst the parties. These arrangements are vital to the consummation of the proposed transaction with McLane. One of these arrangements is among McLane, the Debtors and AFD (KV) LLC and AFD (MN) LLC, the lessors of four

______________________________
(10) The Debtors have received information to suggest that this condition has been met as of the date hereof.

                           distribution facilities. The material terms of the proposed agreement, of which the Debtors intend to seek court approval pursuant to Bankruptcy Rule 9019, are as follows:

                           i. The lessors agree to modify the existing leases so as to create four separate leases of one premises each. The four facilities are currently demised under allegedly two leases of two premises each, which the lessors assert can only be assumed in full, unless the relevant lessor otherwise agrees. Since McLane's proposed purchase only includes three of the four facilities (Grand Rapids is excluded), absent the lessor's agreement, the Debtors' attempted partial assumption and assignment of the lease that includes the Grand Rapids facility would likely face opposition by the lessors.

                           ii. McLane or an affiliate thereof will take an assignment of three of the four leases (Kansas, Virginia and New Jersey facilities), as modified in accordance with the terms agreed upon between McLane and the lessors. The lessors assert that the lease terms agreed upon with McLane are less favorable to the lessor than the terms currently provided to the Debtors. McLane would guarantee any McLane affiliate's obligations under the modified leases.

                           iii. The Debtors would reject the fourth lease, for the Grand Rapids, Michigan premises, and the Debtors would comply with their obligations under section 365(d)(3) of the Bankruptcy Code with respect to those premises except that the Grand Rapids lessor would agree to a proration of the final month's rent to reflect the date that the Debtors reject the lease.

                           iv. The lessors would be entitled to retain the proceeds of letters of credit issued in their favor as security for the Debtors' obligations under the lease agreements, as partial consideration for their damage claims and their agreement to permit the assumption and assignment of the three leases, as modified. The letters of credit were issued in the amount of $8,750,000.

                           v. The Debtors would be required to remain current through the closing date of the McLane transaction on postpetition obligations such as basic rent, taxes, construction rent and other payment obligations.

                           vi. The agreement also requires the Debtors to pay approximately $2.5 million in additional cash to the lessors, which amount includes

                           vii. The Debtors also agreed to cause liens on the premises to be removed and to cause the facilities to be brought into compliance with applicable zoning and occupancy requirements.

                           viii. Finally, the lessors will be entitled to a General Unsecured Claim of $6 million. After taking into account mitigation represented by the new leases with McLane and the retention of the letter of credit proceeds, the lessors have asserted that their damages against the Debtors exceed $18 million in the aggregate.

o BUSINESS JUSTIFICATIONS FOR THE SALE. The Debtors' Chapter 11 Cases have been pending for nine months. During that time period, the Debtors have worked diligently to stem the tide of mounting losses, dispose of unprofitable operations, develop strategic initiatives for the foundation of a chapter 11 plan and perform valuations with respect to their assets.

                  The Sale Transaction provides the Debtors with a known amount of proceeds to be distributed to creditors pursuant to a plan of reorganization. Moreover, since the sale of the Debtors' assets is subject to higher and better offers, the Debtors are ensured of realizing the best price obtainable for the assets. THE DEBTORS, THE AGENT, THE AD HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS, THE AD HOC COMMITTEE OF RECLAMATION CLAIMANTS, TRICON AND THE CREDITORS' COMMITTEE SUPPORT THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE SALE TRANSACTION.

    12. ASSUMPTION/REJECTION OF CONTRACTS AND LEASES

                  Pursuant to section 365 of the Bankruptcy Code, the Debtors may either assume, assume and assign, or reject executory contracts and unexpired leases of real and personal property, subject to the approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, the Debtors must cure all existing defaults under the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business.

         o UNEXPIRED LEASES OF NON-RESIDENTIAL REAL PROPERTY. As of the Petition Date, the Debtors were parties to approximately 68 unexpired leases of nonresidential real property (the "Unexpired Non-Residential Real Property Leases"). The Unexpired Non-Residential Real Property Leases primarily related to the distribution centers through which the Debtors conduct their food distribution business.

                  Section 365(d)(4) of the Bankruptcy Code provides that if the debtor does not assume or reject an unexpired lease of nonresidential real property under which the debtor is the lessee within 60 days after the petition date, or within such additional time as the court fixes, then such lease is deemed rejected, and the debtor must immediately surrender such property to the lessor. Due to, among other things, the large number of Unexpired Non-Residential Real Property Leases and the size and complexity of these Chapter 11 Cases, the Debtors were unable to make a reasonable and well-informed decision as to whether to assume or reject the Unexpired Non-Residential Real Property Leases within the initial 60-day period. Accordingly, the Debtors requested subsequent extensions, and the Bankruptcy Court has extended the Debtor's time to assume or reject the Unexpired Non-Residential Real Property Leases (with some exceptions) to and including October 31, 2000.

                  During the Chapter 11 Cases, the Debtors have been conducting an extensive review of the Unexpired Non-Residential Real Property Leases. As a result of this analysis and in an effort to consolidate their operations, the Debtors proceeded to reject 31 Unexpired Non-Residential Real Property Leases that related primarily to the Debtors' warehouses and distribution centers. The Debtors are continuing to analyze the necessity of certain facilities and likely will reject additional Unexpired Non-Residential Real Property Leases.

         o CONTRACTS AND LEASES OF PERSONAL PROPERTY. In the course of the Chapter 11 Cases, the Debtors have analyzed and evaluated their unexpired leases of personal property as well as their other executory contracts (I.E., contracts in which performance remains due to some extent on both sides) and ---- determined that it was in the best interests of the Debtors and their estates to reject certain of these leases and contracts pursuant to section 365(a) of the Bankruptcy Code. Accordingly, the Debtors have rejected 33 contracts and leases of personal property including: a letter agreement with Donaldson, Lufkin & Jenrette Securities Corporation relating to the sale of the Debtors' equipment division, eleven employment agreements, several master leases and accompanying schedules, and multiple leases for various types of equipment. The Debtors are continuing to evaluate the remaining executory contracts and will either assume or reject such contracts at the time of confirmation of the Plan.

    13. PENDING LITIGATION AND AUTOMATIC STAY

                  The nature of the Debtors' business is such that they are routinely involved in litigation. As a result of the Chapter 11 Cases, pursuant to section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. A number of motions seeking to lift the automatic stay have been filed. Except in certain situations, the Debtors have opposed the motions, and the Bankruptcy Court has agreed to keep the stay in place. The Debtors have generally not opposed motions filed by persons whose claims are fully insured. Significant litigation matters involving or affecting the Debtors not referenced elsewhere in this Disclosure Statement are discussed below.

         o AMERISERVE FOOD DISTRIBUTION INC., ET. AL. V. TRICON GLOBAL RESTAURANTS, INC. - This matter is currently pending in the Bankruptcy Court. The Debtors and one of their non-debtor subsidiaries have asserted a turnover claim for approximately $102 million. Tricon has filed a motion to dismiss. Tricon's motion has not yet been fully briefed. As described in Article V.F.2. below, entitled "FUNDING OF THE PLAN", in consideration of the Tricon Funding, the Debtors shall dismiss this lawsuit with prejudice within five (5) Business Days after the Effective Date.

         o AMERISERVE FOOD DISTRIBUTION, INC. V. JOHN HOLTEN, ET. AL. - The Debtors have filed a complaint against John Holten, AFD's former CEO and current Chairman of its Board of Directors. The Debtors have also named various of their parent companies, all of which are under the control of Mr. Holten, as defendants. The complaint states claims for fraudulent transfer (under federal and state law) as well as breach of fiduciary duty. The defendants have answered the complaint and the parties are currently beginning discovery. The matter is pending before the Bankruptcy Court.

         o Receivables Litigation - The Debtors have commenced several arbitration proceedings against various customers to collect overdue accounts receivables. The matters currently pending include AMERISERVE FOOD DISTRIBUTION, INC. V. RON DEVINE, ET. AL.; AMERISERVE FOOD DISTRIBUTION, INC. V. KINGCONN ENTERPRISES, ET. AL.; and AMERISERVE FOOD DISTRIBUTION, INC.
                  V. POTOMAC FOODS. The Debtors are also currently preparing a number of legal actions against various other customers in order to collect past due receivables. The amount of these overdue receivables is estimated to be in excess of $150.0 million.

         o DLJ/Tranche B Lender Litigation - The Debtors and third parties have commenced an investigation into the prepetition activities and conduct of DLJ, the Tranche B Lender and their representatives relating to their involvement with the Debtors to determine whether the Debtors or third parties may possess legal or equitable claims against DLJ and the Tranche B Lender. The investigation is too premature to determine the likelihood of success on the merits of any such claims.

   14.  CLAIMS PROCESS

                  In chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim. Claims asserted by creditors are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

         o FILING OF SCHEDULES OF LIABILITIES. On February 2, 2000, the Debtors requested, and the Bankruptcy Court granted, an extension of time in which to file their schedules of liabilities (the "Schedules") (as well as their schedules of assets and executory contracts and their statements of financial affairs). Because of the numerous demands on the Debtors and their professionals resulting from the filing of the Chapter 11 Cases, the Debtors requested additional extensions of time in which to file their Schedules, which requests were granted. On May 26, 2000, the Debtors filed their Schedules with the Bankruptcy Court. The Debtors reserve the right to amend their Schedules during the remaining pendency of the Chapter 11 Cases.

         o BAR DATE FOR FILING PROOF OF CLAIM. By order granting the bar date motion (the "Bar Date Motion"), dated July 14, 2000 (the "Bar Date Order"), the Court (i) approved September 12, 2000 as the bar date for all creditors to file proofs of claim,
                  (ii) authorized the Debtors to provide notice of the bar date by direct mail and publication, and (iii) approved a bar date notice (the "Bar Date Notice") to be sent to all of the Debtors' known creditors. The Bar Date Notice notified creditors of the deadline for filing proofs of claim and contained explicit instructions regarding who should file a proof of claim and the instructions for doing so.

                  The Bar Date Motion called for providing actual, written notice to the following known creditors: vendors, employees and unions, customers, parties to any litigation, current and past insurance carriers, directors, lenders and accounts payable creditors, co-debtors, taxing authorities and affiliates. The Debtors provided each known creditor with a customized notice of the Bar Date and a customized proof of claim form.

                  Due to a miscommunication, personalized versions of the publication notice were sent out to the known creditors as opposed to personalized versions of the Bar Date Notice, as set forth in the Bar Date Motion and Order. For the most part, both the publication notice and the Bar Date Notice contain the same substantive information. The

Bankruptcy Court granted the Debtors' amended motion seeking approval of the form and manner of the personalized publication notice in place of the personalized Bar Date Notice.

                  The Bar Date Notice was mailed to in excess of 136,000 parties in interest on or about July 21, 2000. In addition, the Bar Date Notice was published on August 11, 2000 in the WALL STREET JOURNAL (National Edition) and in the DALLAS MORNING NEWS.

         o CLAIMS OBJECTION PROCESS. The Debtors are in the process of evaluating the proofs of claim to determine whether objections seeking the disallowance of some asserted Claims should be filed. The Debtors are reconciling the Claims listed in their Schedules with the Claims asserted in proofs of claim and are also in the process of eliminating Claims that are duplicative or erroneous in order to ensure that only valid Claims are allowed by the Bankruptcy Court. If the Debtors object to a proof of claim, the Bankruptcy Court will determine whether or not such Claim should be allowed. To the extent that the Debtors are successful in their objections, the total amount of the Debtors' liabilities to be treated under the Plan will be decreased. If the Debtors do not object to a proof of claim, that Claim asserted therein will be deemed allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to proofs of claim as an alternative to filing objections to the proofs of claim.

         o ADMINISTRATIVE CLAIMS BAR DATE. The Bankruptcy Court has fixed October 20, 2000 as the deadline by which creditors must file requests for allowance of Administrative Expense Claims. The Administrative Claims Bar Date applies to all unpaid Administrative Claims arising from and after the Petition Date through and including August 31, 2000, EXCEPT for (i) Administrative Claims of professionals ------ retained pursuant to sections 327 and 328 of the Bankruptcy Code, (ii) expenses of members of the Creditors' Committee, (iii) all fees payable and unpaid under 28 U.S.C.ss. 1930, and (iv) any fees or charges assessed against the estates of the Debtors under 28 U.S.C.ss. 123. The Debtors have given notice of the Administrative Claims Bar Date by First Class United States Mail to (i) all parties who have requested notice pursuant to Bankruptcy Rule 2002, (ii) the United States Trustee, (iii) counsel to Creditors' Committee, (iv) counsel to the Ad Hoc Reclamation Committee, (v) counsel to the Ad Hoc Committee of Senior Secured Noteholders, (vi) counsel to the Secured Lenders, (vii) all of the Debtors' lessors and any party who has provided postpetition goods or services to the Debtors and, (viii) all other parties known by the Debtors that may hold Administrative Claims. In addition to serving the notice on the foregoing, in order to provide notice of the Administrative Claims Bar Date to unknown creditors, in accordance with Bankruptcy Rule 9008, the Debtors also published notice of the

                  Administrative Claims Bar Date in the WALL STREET JOURNAL (National Edition) on September 20, 2000.

    15. EXCLUSIVE PLAN PROPOSAL AND ACCEPTANCE RIGHTS

                  Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to file a plan of reorganization and 180 days to obtain acceptances to such plan (the "Exclusive Periods"). In addition, pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend or increase a debtor's Exclusive Periods.

                  Prior to the expiration of the initial Exclusive Periods, the Debtors sought an extension of such periods, citing a multitude of factors, including: (i) the size and complexity of the Chapter 11 Cases; (ii) the substantial efforts required to stabilize and rehabilitate the Debtors' business; and (iii) the need to develop a long-range business plan to lay the foundation for a consensual plan of reorganization. By order, dated June 2, 2000, the Bankruptcy Court granted the requested extension of the Debtors' initial Exclusive Periods to and including August 10, 2000 and October 9, 2001, respectively. The Debtors subsequently sought and obtained an additional extension of their Exclusive Periods through and including November 10, 2000 and January 9, 2001, respectively.

   16.  EXAMINER

                  On March 17, 2000, the Bankruptcy Court signed a Stipulation and Order directing the United States Trustee to appoint an examiner in the Chapter 11 Cases. Thereafter, on March 29, 2000, the Bankruptcy Court approved the United States Trustee's Application for an Order Approving the Appointment of Deloitte Consulting L.P. (the "Examiner") as the examiner in the Chapter 11 Cases. The Examiner was charged with the responsibility of conducting an investigation into any allegations of fraud, dishonesty, incompetence, misconduct, mismanagement, or irregularity in the management of the prepetition affairs of the Debtors. The Examiner's authority also included the examination of the Debtors' prepetition activities and to outline for the Bankruptcy Court the circumstances that led to the demise of the Debtors' business and necessitated the Debtors' filing for bankruptcy.

                  The Examiner conducted numerous meetings and telephone conferences with the Debtors' officers and directors, Debtors' professionals, former employees, counsel for the Creditors' Committee, the Debtors' largest customers (both current and former), their major lenders, a variety of vendors and other parties in interest. While the Examiner found substantial instances of mismanagement during the period preceding the chapter 11 filings, it concluded that the appointment of a trustee would be disruptive to the Chapter 11 Cases.

                  After the Examiner's appointment, the Examiner reviewed all significant actions taken by the Debtors in the Chapter 11 Cases and found no instances of mismanagement or misconduct.

    17. SETTLEMENT AMONG DEBTORS, TRICON AND AD HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS

                  A fundamental element of the Plan is the implementation of a settlement and compromise among the Debtors, Tricon and the Senior Secured Noteholders. The Debtors believe that the compromise reached is fair and equitable and in the best interest of the Debtors' estates and creditors. The compromise permits the Debtors to propose the Plan with the support of its DIP Lenders, Tranche A Lenders and the Senior Secured Noteholders, and allows the Debtors to avoid the expense and burdens associated with litigating sharply contested claims. The proposed settlement and compromise is the result of extensive and arm's-length negotiations and the legal evaluations made by counsel with respect to potentially contested issues. The Debtors believe that the settlement reached falls within the reasonable range of litigation possibilities.

                  The proposed compromise resolves various claims asserted by Tricon to the assets of the Debtors' estates in the Chapter 11 Cases, including claims arising under the Debtors' postpetition secured credit facility in the original maximum amount of $150.0 million and a reimbursement claim of approximately $49.8 million on an administrative expense priority basis. In addition, the proposed compromise also resolves the Debtors' claims against Tricon for past due receivables in an amount in excess of $100.0 million and the disputes among the Debtors, Tricon and the Senior Secured Noteholders over the precise value of Tricon's obligations to provide "Replacement Collateral" to the Agent for the benefit of the holders of Tranche A Lender Claims, Tranche B Lender Claims and the Senior Secured Noteholder Claims pursuant to the terms of the Final Stipulation and Order Authorizing the Use of Cash Collateral and Granting Replacement Liens, entered by the Bankruptcy Court in the Chapter 11 Cases on April 3, 2000.

                  The proposed settlement and compromise generally provides for Tricon to provide sufficient funding to the Debtors so that, when coupled with the McLane Proceeds, the Debtors are able to satisfy the amount of the Tranche A Lender Claims, the Tranche B Lender Claims (to the extent later deemed allowed), and an additional amount to permit the Senior Secured Noteholders to recover 32.5% of the face amount (i.e., $205 million) of the Senior Secured Notes. In addition, the Debtors will keep fully funded an account to satisfy the maximum potential recovery to PACA Claimants. The settlement seeks to resolve the competing claims to the Debtors' assets asserted by the holders of Senior Secured Noteholder Claims and Tricon, as well as the Senior Secured Noteholders' asserted claims against Tricon on Tricon's obligations to provide replacement collateral to the Agent for the benefit of the holders of Tranche A Lender Claims, Tranche B Lender Claims and Senior Secured Noteholder Claims. As a result of the settlement, including the settlement of contractual claims asserted by the Senior Secured Noteholders against Tricon, Tricon agreed to fund in excess of $200 million that supplements the contemplated proceeds from the McLane Transaction, a portion of which will be distributed directly to the holders of Senior Secured Noteholder Claims.

         As an integral part of the settlement and compromise, Tricon is to be granted a release as set forth in the Plan covering claims, including, but not limited to claims relating to (i) the Tricon Prepetition Receivable, (ii) the Collateral Support Reimbursement Obligation and (iii) the DIP Facility Claim. In addition, the release is designed to cover claims against BKC that arise out of the DIP Facility or the Collateral Support Reimbursement Obligation, due to Tricon's existing intercreditor obligations to BKC. The Debtors are not aware of any claims that they may have against Tricon or BKC in respect of the DIP Facility or the Collateral Support Reimbursement Obligation. Accordingly, and in light of the substantial benefit the Debtors and their estates derive from the settlement and compromise, the Debtors believe that the releases, as an integral part of such settlement, are fair and reasonable under the circumstances and supported by valid and sufficient consideration.

                  Another essential element of the settlement and compromise is that holders of General Unsecured Claims receive a Pro Rata Share of distributions available to Class 8. Tricon has explained that it will not provide the Tricon Funding, nor will it agree to waive and release its right of recovery on account of its Unsecured Claims (Tricon has asserted $35 million in liquidated Unsecured Claims and additional Unsecured Claims in an unliquidated unknown amount) if the Debtors treat General Unsecured Claims in a manner that is inconsistent with their treatment under the Plan. The Debtors cannot predict whether Tricon would refuse to provide the Tricon Funding or refuse to waive and release its recovery rights on account of its Unsecured Claims if General Unsecured Claims are treated differently than as presently contemplated in the Plan.

                  The rationale behind the compromise and settlement consists of an assessment by the Debtors and the holders of the Tricon Claims of their ability to prevail on their claims against the other. The Debtors and Tricon believe that unless these controversies are resolved, the prospect of concluding the Sale Transaction will be diminished, with the effect that protracted litigation would delay any reorganization alternative and potentially adversely affect asset values.

                  Given this assessment by the Debtors, the Plan's compromise of the Debtors' Claims against Tricon is in the best interests of the Debtors' estates and all creditors.

    18. SETTLEMENT AMONG DEBTORS, THE CREDITORS' COMMITTEE, TRICON AND THE AD HOC COMMITTEE OF RECLAMATION CLAIMANTS.

                  The Plan also incorporates a proposed compromise and settlement of certain issues among the Debtors, the Creditors' Committee, Tricon and the Reclamation Claimants. The result of the compromise, which is illustrated in the sharing of proceeds from Bankruptcy Causes of Action and certain other assets among Tricon, the General Unsecured Creditors and the Reclamation Claimants, also permits the Debtors to propose a Plan supported by the Creditors' Committee and the Ad Hoc Committee of Reclamation Claimants. As part of this settlement and compromise, Tricon will reduce its estimated $400 million of priority claims to $220 million, thereby enabling junior classes to achieve potentially higher recoveries. The fundamental issues addressed by this compromise are Tricon's ability to assert its alleged first priority position on Bankruptcy Causes of Action and certain other assets and whether Reclamation Claimants are entitled to treatment as Administrative Expense Claims or General Unsecured Claims due to the level of collateral underlying the Debtors' prepetition secured lenders' liens and claims.

                  The Debtors believe that, in accordance with the majority of court decisions that have addressed the issue of secured lenders with deficiency claims, reclamation creditors are not entitled to administrative claim treatment. However, in light of the potential litigation costs and expense of delay, the Debtors, the Creditors' Committee and the Ad Hoc Committee of Reclamation Claimants have determined that the treatment afforded to Allowed Reclamation Claims in the Plan (i.e., treating such claims as General Unsecured Claims in the amount of 2 1/2 times the amount of Allowed Reclamation Claim), is fair and reasonable under the circumstances. It should be noted that certain creditors alleging Reclamation Claims have indicated that they are not supporting the settlement. Such Claimants have the right to do so by voting to reject the Plan. The Debtors have agreed as part of the foregoing compromise to support the payment of certain fees and expenses of the ad hoc committees of Senior Secured Noteholders and Reclamation Claimants, subject to Bankruptcy Court approval thereof.

                  In addition, certain holders of Reclamation Claims have objected to the Debtors' Motion for Further Order Establishing Procedure for Valuation of Allowed Reclamation Claims filed on September 13, 2000 which, as noted above, seeks to fix all Reclamation Claims as General Unsecured Claims. In addition, certain Reclamation Claimants may object to the Plan or seek to have their Claims treated in a manner that is inconsistent with the settlement and compromise with the ad hoc committee of Reclamation Claimants. This settlement and compromise provides, and the Plan contains a provision which provides, that in the event that any Reclamation Claimant (i) objects to the Plan, (ii) votes not to accept the Plan, (iii) after November 1, 2000 (which date may be extended at the Debtors' sole and absolute discretion) seeks treatment of such Claim in any manner inconsistent with the settlement described herein or (iv) that has objected to the Debtors' Motion for Further Order Establishing Procedure for Valuation of Allowed Reclamation Claims filed on September 13, 2000 and has not withdrawn such objection on or before November 1, 2000 (which date may be extended at the Debtors' sole and absolute discretion), then such Reclamation Claimant shall be entitled to receive distributions on account of the allowed portion of such Reclamation Claim as if such holder had an Allowed General Unsecured Claim equal to the amount of such Allowed Reclamation Claim rather than equal to 2 1/2 times such amount.

                                       V.

                           THE PLAN OF REORGANIZATION

A.  Substantive Consolidation

                  Substantive consolidation is a process by which the assets and liabilities of different debtor entities are consolidated and the various debtor entities are treated as a single entity. The consolidated assets create a single fund from which all of the claims against the consolidated debtors are satisfied. Creditors of single entities before consolidation become creditors of the consolidated debtors, sharing in the assets of the consolidated estate. Substantive consolidation also eliminates intercompany claims of the debtor companies and duplicate claims against the related debtors. In addition, creditors of the consolidated entities are combined for purposes of voting on a plan of reorganization for the consolidated entity.

                  If the Bankruptcy Court approves the Plan and the Debtors elect to consolidate their estates, (1) each of the Debtors and their respective estates (in each case, other than NEHC) shall be substantively consolidated for purposes of classification and distribution under the Plan, pursuant to section 1123(a)(5)(C) of the Bankruptcy Code and (2) all Allowed Claims in Class 8 and Class 9 shall be treated on a pari passu basis. As a result of such consolidation, for such purposes, the common stock issued by the Debtors shall be deemed canceled and surrendered and all claims of any of the Debtors against another Debtor shall be deemed canceled. NEHC, however, will not be substantively consolidated with the other Debtors. As a result, NEHC will remain a separate legal entity for all purposes.

                  The Debtors (excluding NEHC) believe the following facts support their consolidation and the consolidation of their respective estates:
(i) the Debtors' general ledger system did not segregate accounts by legal entity (other than with respect to CCC), and as a result, the Debtors did not maintain separate and distinct books, financial records and accounts; (ii) the assets and funds of the Debtors were commingled; (iii) AFD regularly paid the unsecured debts of the other Debtors without any contractual obligation to do so; (iv) AFD entered into executory contracts and leases from which the other Debtors operated; (v) the Debtors shared many of the same officers and board of director members; (vi) management information systems and reporting methods of the Debtors did not distinguish between legal entities and treated AFD and the other Debtors as one entity; and (vii) certain creditors of the Debtors have looked to AFD for payment of the obligations of the Debtors. The preceding list of factors in support of consolidation of AFD is not intended by the Debtors to be exclusive.

                  The Debtors can provide no assurances, however, that the Bankruptcy Court will approve the consolidation of the Debtors, whether or not the Plan is accepted by holders of Claims entitled to vote on the Plan. Furthermore, certain holders of Unsecured Notes may contest the consolidation of the Debtors. In the event that the Bankruptcy

Court does not approve consolidation, the Debtors will comply with any order requiring separation of the Debtor entities under the Plan.

B.  Rationale Underlying Plan Treatments of Claims

                  The terms of the Plan are the result of discussions among the Debtors, Tricon, the Senior Secured Noteholders, the Ad Hoc Committee of Senior Secured Noteholders, the Creditors' Committee, and the Ad Hoc Committee of Reclamation Claimants and represent a compromise and settlement with respect to the Debtors' claims against Tricon and Tricon's claims against the Debtors. The Debtors and Tricon have differing views of the ultimate result of litigation over the above issues in the event the Plan is not confirmed.

                  Statements as to the rationale underlying the treatment of claims under the Plan are not intended to waive, compromise or limit any rights, claims, or causes of action in the event the Plan is not confirmed. Rather, the distributions contemplated by the Plan represent estimates of distributions accomplished through the compromise and settlement of these issues without the necessity for a final judicial determination thereof. The Debtors cannot assure that an ultimate judicial determination of the compromised issues might not result in treatment which is more or less favorable to any particular creditor.

                  The Plan represents and embodies compromises and settlements of a number of intercreditor issues which have been raised in the Debtors' Chapter 11 Cases. Resolution of these issues is crucial to any reorganization of the Debtors and, if not resolved through compromise and settlement may result in a substantial delay and expense pending their judicial determination.

                  The Debtors believe that the compromises and settlements embodied in the Plan give due consideration to the strengths and weaknesses of potential litigation arguments made by Tricon and that with respect to such disputes, the distribution to any particular creditor is no better than the best possible judicial determination in favor of such creditor while being no less than the worse possible outcome. Accordingly, the Debtors believe the compromises embodied in the Plan are within the range of likely results in the event each issue was pursued to judgment.

C.  Determination of Amounts Allocated to General Unsecured Claims

                  The Plan provides that General Unsecured Claims in Class 8, which includes trade claims, among others, will receive a formula-based recovery after the full satisfaction in accordance with the terms of the Plan of: (a) amounts payable in connection with the administration of the Post-Confirmation Estate and (b) Claims senior in priority to General Unsecured Claims. The rationale for this proposed recovery is discussed below.

    1.  RATIONALE

                  The proposed distributions under the Plan to General Unsecured Claims in Class 8 are based primarily upon the Debtors' assessment of potential recoveries to unsecured creditors on a consolidated basis. Although the Debtors believe that creditors dealt with particular entities, one objective of effecting the compromise and settlement embodied in the Plan is to provide an overall benefit to holders of General Unsecured Claims by making distributions on a consolidated basis, that would be more certain than and exceed what they would receive from a liquidation on an entity by entity basis. This is particularly true based on the liens and priority claims granted to the Agent for the benefit of the Tranche A Lenders, Tranche B Lender, the Senior Secured Noteholders and to Tricon.

    2.  ALLOCATION OF DISTRIBUTIONS TO GENERAL UNSECURED CLAIMS

                  The allocation and recovery level proposed for General Unsecured Claims was determined based upon an analysis of liquidation rights of all Creditors. The value of assets available for distribution to all unsecured creditors was determined by subtracting from total anticipated cash available for distribution, projected allowed amounts for claims having priority over General Unsecured Claims such as Administrative, Priority Tax, Priority Non-Tax, PACA, Tranche A Lender and Tranche B Lender Claims as well as expenses of the Post-Confirmation Estate.

                  THE PLAN IS ANNEXED HERETO AS EXHIBIT "A" AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN SHALL GOVERN.

D.  Classification and Treatment of Claims and Interests Under the Plan.

    1.  CLASSIFICATION

                  The Plan divides the Claims against, and the Interests in, the Debtors into the following classes:

      Unclassified    --  Administrative Expense Claims

      Unclassified    --  Priority Tax Claims
      Class 1         --  PACA Claims
      Class 2         --  Priority Non-Tax Claims
      Class 3         --  Secured Claims
      Class 4             --       Tranche A Lender Claims
      Class 5         --  Tranche B Lender Claims
      Class 6         --  Senior Secured Noteholder Claims
      Class 7         --  Tricon Claims
      Class 8         --  General Unsecured Claims
           Class 8A   --  Claims Arising Under Senior AFD Indenture
           Class 8B   --  Claims Arising Under the Subordinated AFD Indenture
           Class 8C   --  General Unsecured Claims of Senior Secured Noteholders
           Class 8D   --  All Other General Unsecured Claims
      Class 9         --  Reclamation Claims
      Class 10        --  NEHC Claims
      Class 11        --  Interests in Debtors

    2.  ADMINISTRATIVE EXPENSE CLAIMS

                  Administrative Expense Claims are costs or expenses of administration of the Debtors' Chapter 11 Cases incurred prior to the Effective Date and allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the Debtors' estates or operating the Debtors' business, (b) indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the conduct of their business, (c) allowances of compensation and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code, and (d) fees or charges assessed against the Debtors' estates under 28 U.S.C. ss. 1930, but excluding Tricon Claims.

                  Generally, on the later to occur of (a) the Effective Date and
(b) the date on which such Claim shall become an Allowed Claim, the Debtors or the Post-Confirmation Estate, as applicable, shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim, or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms as may be agreed upon by and between the holder thereof and the Debtors or the Post-Confirmation Estate, as the case may be. On the Effective Date, there shall be escrowed all estimated amounts relating to the Professional Compensation and Reimbursement Claims (including all potential success fees) accrued and unpaid through the Confirmation Date pending entry of a Final Order on each such professional's fee applications in addition to any other success fees or change of control fees owing by the Debtors.

                  Section 503(b) of the Bankruptcy Code provides for compensation for services rendered and reimbursement for expenses incurred by the court-appointed professionals representing the Debtors and the Creditors' Committee pursuant to section 330 or 331 of the Bankruptcy Code. Section 503(b) also provides for payment to creditors and certain other persons and entities who have served as a member of the Creditors' Committee or who have made a "substantial contribution" to a reorganization case, and to attorneys and accountants for such persons and entities. As of the date of this Disclosure Statement, the Debtors have not been apprised of any party's intention to make a request for payment on such bases other than certain of the indenture trustees.

                  The Debtors are unable to estimate the amount of Allowed Administrative Expense Claims (including Professional Compensation and Reimbursement Claims) as of the Effective Date because the Administrative Claims Bar Date has not yet passed.

   3.   PRIORITY TAX CLAIMS

                  Priority Tax Claims are Allowed Claims of governmental units for taxes owed by the Debtors that are entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are
(a) taxes on income or gross receipts that meet the requirements set forth in section 507(a)(8)(A), (b) property taxes meeting the requirements of section 507(a)(8)(B), (c) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C), (d) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3), to the extent that such taxes also meet the requirements of section 507(a)(8)(D), (e) excise taxes of the kind specified in section 507(a)(8)(E), (f) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F), and (g) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G).

                  The Plan provides that each Allowed Priority Tax Claim, at the sole option and discretion of the Debtors or the Post-Confirmation Estate, will be paid (a) in full, in Cash, on the Effective Date, (b) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, which requires deferred cash payments over a period not exceeding six years from the date of assessment of the Claim, having a value as of the Effective Date equal to the allowed amount of the Claim, or (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Plan Administrator.

                  The total dollar amount of Allowed Priority Tax Claims should approximate Seven Million Dollars ($7,000,000).

    4.  PACA CLAIMS (CLASS 1) -- UNIMPAIRED

                  PACA Claims are Claims asserted pursuant to the Perishable Agricultural Commodity Act, 7 U.S.C. ss.499a ET SEQ., the Packers and Stockyards Act, 7 U.S.C.ss.181 ET SEQ., or state statutes of similar import.

                  Class 1 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed PACA Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  TREATMENT. Each holder of an Allowed PACA Claim shall be paid the full amount of its Allowed PACA Claim in Cash from the PACA Account as soon as practicable following the latest of (a) the Effective Date (b) the date each PACA Claim becomes an allowed Claim and (c) such other date as may be agreed upon by the Debtors or the Post-Confirmation Estate and the holder of the Allowed PACA Claim. Such payment is in full satisfaction of all claims of PACA Claimants, including Claims assertable against the Debtors and any claims assertable against non-Debtors.

                  The Debtors estimate that they will have paid $30,000,000 in Allowed PACA Claims as of the Effective Date and that, after taking into account such payment, $22.0 million in PACA Claims will be outstanding as of the Effective Date. To ensure that the PACA Account contains the maximum amount recoverable by holders of PACA Claims, including interest, fees and costs, the Debtors estimate that an additional $3.5 million will be deposited into the PACA Account.

    5.  PRIORITY NON-TAX CLAIMS (CLASS 2) -- UNIMPAIRED

                  Priority Non-Tax Claims are Unsecured Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code. Such Claims include Claims for (a) wages, salaries or commissions as described and limited in section 507(a)(3), (b) contributions to employee benefit plans as described and limited in section 507(a)(4) and (c) deposits of money by individuals in connection with the purchase, lease or rental of property or the purchase of services for personal, family or household use as described and limited in section 507(a)(6).

                  Class 2 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  TREATMENT. Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and the Debtors or the Post-Confirmation Estate, each holder of an Allowed Priority Non-Tax Claim will receive Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable. The Debtors estimate that Allowed Priority Non-Tax Claims will not exceed Four Million Four Hundred Thousand Dollars ($4,400,000).

                  The Debtors do not believe that they will have any health care continuation coverage liability under Section 4980B of the Tax Code ("COBRA") after the date that all of the Debtors' group health plans are terminated. While the Debtors are required to make COBRA continuation coverage available to their employees under their health plans until such health plans are terminated, the Debtors are permitted to and may charge their employees for up to 102% of the cost of such COBRA continuation coverage.

                  From and after the Effective Date, other than with respect to individuals with whom the Debtors have agreed to lump sum claim amounts in respect of future retiree benefits, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Post-Confirmation Estate will continue to pay all "retiree benefits," at the level established in accordance with subsection (e)(1)(B) or
(g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated themselves to provide such benefits. As defined in section 1114(a) of the Bankruptcy Code, retiree benefits are payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or part by a debtor prior to the filing of a petition for relief under chapter 11. The Debtors do not believe they will have any "retiree benefits" obligations on or after the Confirmation Date.

    6.  SECURED CLAIMS (CLASS 3) -- UNIMPAIRED

                  A Secured Claim is a Claim against the Debtors, other than a Lender Claim, that is secured by a Lien on Collateral or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code.

                  Class 3 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  TREATMENT. Each holder of an Allowed Secured Claim will receive, at the election of the Debtors to be noticed to the holder on or before the Confirmation Date, one of the following: (a) payment of such holder's Allowed Secured Claim in full, in Cash; (b) proceeds from the sale or disposition of the Collateral to the extent of the value of their respective interests in such property; (c) surrender of the Collateral; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code.

                  The Debtors estimate the dollar amount of Allowed Secured Claims to be zero.

    7.  TRANCHE A LENDER CLAIMS (CLASS 4) -- IMPAIRED

                  Tranche A Lender Claims are Claims of the Agent, in its capacity as agent for the Tranche A Lenders, and the Tranche A Lenders arising from or related to (i) that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 1999, by and among AFD, the Agent, the Tranche A Lenders, the Tranche B Lender, and Finco and any of the documents and instruments related thereto, including, without limitation, fees, costs and expenses associated with rights and remedies thereunder, (ii) the Parent Guaranty and (iii) the Subsidiary Guaranty.

                  Class 4 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  TREATMENT. On the Effective Date, each holder of an Allowed Tranche A Lender Claim shall receive the payment of such holder's Pro Rata Share of Cash in an amount equal to the unpaid principal balance owed to the Tranche A Lender on the Effective Date plus accrued interest at the non-default contract rate of 11.5% per annum on the unpaid portion of the principal balance owed to the Tranche A Lenders as of the Effective Date. On the Effective Date, the Post-Confirmation Estate shall deposit Cash into a reserve account (the "Tranche A Reserve") in an amount equal to the unpaid professional fees asserted by the Tranche A Lenders pending the allowance of such fee claims pursuant to section 506 of the Bankruptcy Code. The distributions to the Tranche A Lenders on the Effective Date and the funding of the Tranche A Reserve shall constitute a full satisfaction of any Claims held by the Tranche A Lenders, and shall fully satisfy any claims assertable by the Tranche A Lenders (or the Agent acting on behalf of the Tranche A Lenders) in respect of the Collateral Support Reimbursement Obligations or the Tricon Prepetition Receivable.

                  The Tranche A Lender Claims shall be deemed allowed in the aggregate amount of (y) the sum of (i) One Hundred Twenty Two Million Four Hundred Thousand Dollars ($122,400,000), (ii) all reasonable fees, costs and expenses incurred by the Tranche A Lenders as agreed to by Debtors or the Plan Administrator (or, if no such agreement is reached, then as decided by the Bankruptcy Court) and (iii) accrued interest on the unpaid portion of the principal balance owed to the Tranche A Lenders at the non-default contract rate relating to the period up to but not including the Effective Date (it being understood that the Debtors (and, therefore, the Post-Confirmation Estate) reserve their right to contest the application of payments made on account of interest) minus (z) all amounts paid to the Agent and the Tranche A Lenders on or after the Petition Date on account of their Claims. Notwithstanding the allowance provided above, the Debtors (and, therefore, the Post-Confirmation Estate) expressly reserve any and all Secured Lender Causes of Action against, among others, Bank of America Securities L.L.C.

    8.  TRANCHE B LENDER CLAIMS (CLASS 5) -- UNIMPAIRED

                  Tranche B Lender Claims are Claims of the Tranche B Lenders arising from or related to (i) that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 1999, by and among AFD, the Agent, the Tranche A Lenders, the Tranche B Lender, and Finco and any of the documents and instruments related thereto, including, without limitation, fees, costs and expenses associated with rights and remedies thereunder, (ii) the Parent Guaranty and (iii) the Subsidiary Guaranty.

                  Class 5 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of a Tranche B Lender Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  TREATMENT. On the Effective Date, the Debtors shall deposit Cash into a reserve account (the "Tranche B Reserve") for the benefit of the Tranche B Lenders in an amount equal to One Hundred Million Dollars ($100,000,000) plus unpaid interest at the default contract rate of 15% per annum accrued during the period beginning on the Petition Date and ending on the Effective Date (the "Tranche B Interest"). The Tranche B Lender Claims shall be paid from the Tranche B Reserve when and to the extent such Claims become Allowed Tranche B Lender Claims by Final Order of the Bankruptcy Court. The funding of the Tranche B Reserve shall constitute a full satisfaction of any Claims held by the Tranche B Lenders, and shall fully satisfy any Claim assertable by the Tranche B Lenders (or the Agent acting on behalf of the Tranche B Lenders) in respect of the Collateral Support Reimbursement Obligations or the Tricon Prepetition Receivable. The Debtors (and, therefore, the Post-Confirmation Estate) expressly reserve any and all Secured Lender Causes of Action as they may pertain to the Tranche B Lender. In the event that all or a portion of the Tranche B Lender Claims are disallowed or subordinated to the rights of other Creditors, the portion of Tranche B Reserve proceeds that are so disallowed or subordinated will be distributed in accordance with the Final Order disallowing or subordinating such Claims.

    9.  SENIOR SECURED NOTEHOLDER CLAIMS (CLASS 6) -- IMPAIRED

                  Senior Secured Noteholder Claims are Claims of the holders of the Senior Secured Notes and the Senior Secured Indenture Trustee arising from or related to (i) that certain Fifth Amended and Restated Credit Agreement, dated as of December 8, 1999, by and among AFD, the Agent, the Tranche A Lenders, the Tranche B Lender, and Finco and any of the documents and instruments related thereto, including, without limitation, fees, costs and expenses associated with rights and remedies thereunder, (ii) the Parent Guaranty and (iii) the Subsidiary Guaranty.

                  Class 6 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  TREATMENT. On the Effective Date, the Debtors will distribute
(a) to the Senior Secured Indenture Trustee, Cash in an amount equal to 32.5% of the face amount (i.e. $205 million) of the Senior Secured Noteholder Claims MINUS the sum of (i) 50% of the Tranche B Interest (such percentage, the "Noteholder Proportion"), and (ii) the Ad Hoc Senior Secured Noteholder Committee Professional Fees, and (b) to the Ad Hoc Senior Secured Noteholder Committee Professionals, the Ad Hoc Senior Secured Noteholder Committee Professional Fees.

                  The Senior Secured Indenture Trustee shall distribute to the Senior Secured Noteholders their Pro Rata Share after making all necessary adjustments for payments previously paid by members of the Ad Hoc Senior Secured Noteholder Committee to the Ad Hoc Senior Secured Noteholder Committee Professionals. Subsequent to the Effective Date, but no less than every ninety
(90) days following the Effective Date, the amount of Cash in the PACA Account equal to the amount of all PACA Claims that are disallowed or reduced by order of the Bankruptcy Court during such ninety (90) day period shall be distributed as follows: First, to Tricon until Tricon has been repaid an amount that is equal to the difference between (i) the amounts on deposit in or deposited into the PACA Account on the Effective Date plus the aggregate distributions made to PACA Claimants prior to the Effective Date minus (ii) $55 million; and second, to the Senior Secured Indenture Trustee for the benefit of (and for pro rata distribution to) the Senior Secured Noteholders (net of the amount of any outstanding Ad Hoc Senior Secured Noteholder Committee Professional Fees which amount shall first be paid to such professionals). In no event shall the Senior Secured Noteholders have any obligation to fund the PACA Claims.

                  In addition, the Noteholder Proportion shall be refunded to the Senior Secured Noteholders on the following terms: (i) if and to the extent that the Tranche B Lender Claims relating to Tranche B Interest are disallowed by a Final Order, the Senior Secured Noteholders shall be entitled to receive the Noteholder Proportion; (ii) if Tranche B Lender Claims as to Tranche B Interest are allowed and (x) there is no Tranche B Recovery, then no later than five (5) days following the entry of a Final Order determining claims relating to the Tranche B Recovery, the Senior Secured Noteholders shall receive a refund from Tricon in an amount equal to the Noteholder Proportion; (y) if there is a Tranche B Recovery and it is equal to or greater than the Noteholder Proportion, then the Senior Secured Noteholders shall not be entitled to any refund of the Noteholder Proportion; and (z) if there is a Tranche B Recovery and it is less than the Noteholder Proportion, then no later than five (5) days following the entry of a Final Order determining claims relating to the Tranche B Recovery, the Senior Secured Noteholders shall receive a refund of the difference between such Tranche B Recovery and the remaining Noteholder Proportion. Any refund of the Noteholder Proportion shall be paid to the Senior Secured Indenture Trustee for pro rata distribution to the Senior Secured Noteholders, except that, in calculating a Senior Secured Noteholder's Pro Rata Share of such refund, the Senior Secured Indenture Trustee shall reduce a Senior Secured Noteholder's share by the amount of any Tranche B Recovery. For purposes of the foregoing, any subordination of the Tranche B Lender Claims to the Senior Secured Notes shall be a Tranche B Recovery of the Noteholder Proportion to the extent of such subordination if so ordered by a Final Order and, to the extent that the Senior Secured Noteholders become entitled to a portion (or all) of the Tranche B Interest as a consequence of the subordination (whether partial or whole) of the Tranche B Lender Claims to the Senior Secured Notes, the Senior Secured Noteholders shall waive such Tranche B Interest. The Senior Secured Noteholders will accept the distributions to the Senior Secured Noteholders or for their benefit, as described herein (the "Noteholder Distribution"), in full satisfaction of any claims assertable by the Senior Secured Noteholders (or the Agent acting on behalf of the Senior Secured Noteholders) in respect of the Collateral Support Obligations or the Tricon Prepetition Receivable.

                  After giving effect to the Noteholder Distribution, the Senior Secured Notes shall be allowed as secured claims to the extent of the value of any remaining Collateral (if any) and as General Unsecured Claims to the extent of any deficiency in an amount equal to the difference between the unpaid principal amount of plus accrued and unpaid interest on Claims on the Petition Date and the sum of the payments equaling the Noteholder Distribution; provided, however, that nothing in the Plan shall in any way limit or impair the Senior Secured Noteholders' rights (if any) to recover the funds reserved for the Tranche B Lenders if and to the extent the Senior Secured Noteholders succeed in equitably subordinating the Tranche B Lender Claims only to the Senior Secured Notes and shall not impair the Senior Secured Noteholders' rights (if any) to recover amounts payable to the Tranche B Lenders in the event that the Tranche B Lender Claims are equitably subordinated to the Senior Secured Noteholder Claims and not to any other Creditors.

                  Subject to any superior liens to the extent not satisfied in full pursuant to the Plan, the liens securing the Senior Secured Notes will attach to the proceeds to be distributed to or reserved for the PACA Claims and the Secured Lenders under the Plan to the extent of the allowed secured claim of the Senior Secured Noteholders, without prejudice to any party's rights to challenge the amount of such secured claim.

    10. TRICON CLAIMS (CLASS 7) -- IMPAIRED

                  Tricon Claims are all Claims by Tricon that Tricon asserts are entitled to treatment other than as an Unsecured Claim and include the following: (i) the DIP Facility Claim, (ii) the Reimbursement Claim, (iii) the Collateral Support Reimbursement Obligations, (iv) the Excess Transition Costs (if any) and (v) the Post-Confirmation Administrative Expense Advances.

                  Class 7 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  ALLOWANCE. The Tricon Claims shall be allowed as first priority claims in the amount of Two Hundred Twenty Million Dollars ($220,000,000) and shall be paid in the manner specified below. In addition, Tricon shall be entitled to receive the non-recourse recoveries specified below, which non-recourse recoveries will not reduce Tricon's $220 million priority claim.

                  NON-RECOURSE RECOVERIES. Tricon shall be entitled to receive
(i) all funds (if any) remaining in the Tranche A Reserve after a Final Order is entered in respect of the Tranche A Lender Claims, (ii) fifty percent (50%) of that portion (if any) of the Tranche B Interest that is disallowed by Final Order, (iii) funds, if any, remaining in the PACA Account after the satisfaction in full of all allowed PACA Claims equal in amount to the amounts funded into the PACA Account on the Effective Date in excess of the Target PACA Amount, (iv) all funds reserved for Administrative Expense Claims, Priority Tax Claims and Priority Non-Tax Claims, in each case to the extent any such Claims are disallowed by Final Order, and (v) all Cash and other recoveries (net of recovery costs) in respect of Encumbered Residual Assets realized by the Post-Confirmation Estate or Tricon.

                  PROCEEDS OF POST-CONFIRMATION ESTATE ASSETS. Net recoveries realized by the Post-Confirmation Estate resulting from the liquidation of the Post-Confirmation Estate Assets (other than Encumbered Residual Assets) shall be distributed as follows: First, to Tricon until Tricon has been reimbursed for all Post-Confirmation Administrative Expense Advances and litigation expenses advances extended by Tricon. Second, to Tricon until Tricon has been reimbursed for all priority claim reserves funded by Tricon in excess of the Base Reserve Amount, but only to the extent that such excess priority claims are allowed. Third, to a reserve maintained by the Plan Administrator, in accordance with the terms of the Post-Confirmation Estate Agreement, to fund prospective Post-Confirmation Administrative Expense Advances. And fourth, all remaining net recoveries shall be shared between Tricon and holders of Allowed General Unsecured Claims according to the following chart until such time as Tricon has received, in addition to the reimbursements prescribed above and the non-recourse recoveries specified above, $220 million:


---------------------------------------------------------------------------------------------
                   PERCENTAGE SPLIT ON NET RECOVERIES BETWEEN
                            ALLOWED TRICON CLAIMS AND
                        ALLOWED GENERAL UNSECURED CLAIMS
---------------------------------------------------------------------------------------------
Net Recovery Amount          Allowed Tricon Claims      Allowed General Unsecured Claims
---------------------------------------------------------------------------------------------
       Up to $50 million             80%                             20%
---------------------------------------------------------------------------------------------
        Next $50 million             70%                             30%
---------------------------------------------------------------------------------------------
        Next $50 million             60%                             40%
---------------------------------------------------------------------------------------------
        Next $50 million             60%                             40%
---------------------------------------------------------------------------------------------
        Next $50 million             50%                             50%
---------------------------------------------------------------------------------------------
        Next $50 million             40%                             60%
---------------------------------------------------------------------------------------------
        Next $50 million             40%                             60%
---------------------------------------------------------------------------------------------
        Next $50 million             40%                             60%
---------------------------------------------------------------------------------------------
   Additional Net Recoveries          0%                All Additional Net Recoveries
---------------------------------------------------------------------------------------------

   11.  GENERAL UNSECURED CLAIMS (CLASS 8) -- IMPAIRED

                  General Unsecured Claims are Claims that are not Intercompany Claims, NEHC Claims, Administrative Expense Claims, Priority Tax Claims, PACA Claims, Priority Non-Tax Claims, Secured Claims, Tranche A Lender Claims, Tranche B Lender Claims, Tricon Claims, Reclamation Claims or Senior Secured Noteholder Claims (to the extent such claims received distributions in accordance with their treatment under Class 6 of the Plan). General Unsecured Claims are divided into four separate subclasses - subclasses 8A, 8B, 8C and 8D
- each of which is treated identically in the Plan. Subclass 8A consists of Claims arising under the Senior AFD Indenture. Subclass 8B consists of Claims arising under the Subordinated AFD Indenture. Subclass 8C consists of General Unsecured Claims of the Senior Secured Noteholders. Subclass 8D consists of all other General Unsecured Claims.

Class 8 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  TREATMENT OF GENERAL UNSECURED CLAIMS. Each subclass in Class 8 shall be treated as a separate class for voting purposes. Commencing on the Effective Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive such holders' Pro Rata Share of net recoveries realized by the Post-Confirmation Estate resulting from the liquidation of the Post-Confirmation Estate Assets (other than Encumbered Residual Assets) according to the chart in Section 10 remaining after the full satisfaction of amounts payable (a) in connection with the administration of the Post-Confirmation Estate or otherwise payable under the Post-Confirmation Estate, (b) on account of (or reserved on account of) Post-Confirmation Administrative Expenses Advances and (c) otherwise payable under the Post-Confirmation Agreement.

                  Distributions to holders of Subclass 8A Claims (e.g., holders of the 8 7/8% Senior Unsecured Notes) shall be payable, first to the Senior AFD Indenture Trustee in satisfaction of the Senior AFD Indenture Trustee's Claims arising under the Senior AFD Indenture. Distributions to holders of Subclass 8B Claims (e.g., the 10 1/8% Senior Subordinated Notes) shall be payable, first, to the Subordinated AFD Indenture Trustee in satisfaction of the Subordinated AFD Indenture Trustee's Claims arising under the Subordinated AFD Indenture. Tricon shall be deemed to waive and release any right of recovery it may have on account of any Unsecured Claims.

                  The Debtors estimate the dollar amount of Allowed General Unsecured Claims to be One Billion Eight Hundred Sixty Five Million Dollars ($1,865,000,000). It is impossible to predict with any degree of certainty the range of recoveries available to General Unsecured Claimants due to the speculative nature of the Bankruptcy Causes of Action. Accordingly, recoveries on account of Allowed General Unsecured Claims could be as low as zero.

    12. RECLAMATION CLAIMS  (CLASS 9) -- IMPAIRED

                  Reclamation Claims are Claims arising out of a vendor sale and delivery of goods to the Debtors prior to the Petition Date and in the ordinary course of such vendor's business, as to which goods the vendors demanded in writing reclamation within 10 days after receipt of such goods by the Debtors (or if such 10-day period expires after the Petition Date, before 20 days after receipt of such goods by the Debtors), and, at the time reclamation was demanded, the Debtors had such goods in their possession with respect to which the vendor would have been entitled to relief under section 546(c) of the Bankruptcy Code if the Debtors had been insolvent at the time of deliver of such goods; provided however, that the treatment of Reclamation Claims in the Plan shall not be deemed an admission of the insolvency of the Debtors or evidence thereof. All Reclamation Claims shall be Class 9 Claims and shall, to the extent they are Allowed Reclamation Claims, be deemed to be secured claims, secured by a lien pursuant to section 546(c)(2)(B) of the Bankruptcy Code in the goods sought to be reclaimed junior to the liens in such property granted to the Agent.

                  Class 9 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  TREATMENT OF RECLAMATION CLAIMS. Commencing on the Effective Date, each holder of an Allowed Reclamation Claim shall be entitled to receive distributions as if such holder held an Allowed General Unsecured Claim in an amount equal to 2 1/2 times the allowed amount of such holder's Reclamation Claim. For example, an Allowed Reclamation Claim in the amount of One Million Dollars ($1,000,000) will be treated under the Plan, for purposes of distribution only, as holding as Allowed General Unsecured Claim in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

                  Notwithstanding the foregoing, in the event that any Reclamation Claimant (i) objects to the Plan, (ii) votes not to accept the Plan,
(iii) after November 1, 2000 (which date may be extended at the Debtors' sole and absolute discretion) seeks treatment of such Claim in any manner inconsistent with the settlement described herein or (iv) that has objected to the Debtors' Motion for Further Order Establishing Procedure for Valuation of Allowed Reclamation Claims filed on September 13, 2000 and has not withdrawn such objection on or before November 1, 2000 (which date may be extended at the Debtors' sole and absolute discretion), then such Reclamation Claimant shall be entitled to receive distributions on account of the allowed portion of such Reclamation Claim as if such holder had an Allowed General Unsecured Claim equal to the amount of such Allowed Reclamation Claim rather than equal to 2 1/2 times such amount.

                  The Debtors estimate the dollar amount of Allowed Reclamation Claims to be Sixty Three Million Dollars ($63,000,000). It is impossible to predict with any degree of certainty the range of recoveries available to General Unsecured Claimants due to the speculative nature of the Bankruptcy Causes of Action. Accordingly, recoveries on account of Allowed General Unsecured Claims could be as low as zero.

    13. NEHC CLAIMS (CLASS 10) -- IMPAIRED

                  A NEHC Claim is any Claim, against NEHC (including, but not limited to, Claims relating to the 12_% Senior Discount Notes).

                  Class 9 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the plan.

                  TREATMENT. On the Effective Date, each holder of an Allowed NEHC Claim will receive such holder's Pro Rata Share of Post-Confirmation Estate Assets remaining after the full satisfaction in accordance with the terms of the Plan of (a) amounts payable in connection with the administration of the Post-Confirmation Estate, (b) Allowed General Unsecured Claims and (c) Allowed Reclamation Claims. Distributions shall be payable, first, to the Subordinated NEHC Indenture Trustee in satisfaction of the Subordinated NEHC Indenture Trustee's claims arising under the Subordinated NEHC Indenture.

                  The Debtors estimate that Allowed NEHC Claims will equal One Hundred One Million Dollars ($101,000,000).

    14. INTERESTS IN DEBTORS (CLASS 11) -- IMPAIRED

                  Interests in the Debtors are all Interests in NEHC, AFD, HWPI, PSD Transportation, ATI, CCC, ASNSC, Delta Transportation, PSC Services, NTSI, ProSource Mexico, NAVC Corp., North American Vantix Corp. and Vantix Logistics.

                  Class 10 is impaired under the Plan, and pursuant to Section 1126(f) of the Bankruptcy Code, the holders of Interests in the Debtors are conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  CANCELLATION OF INTERESTS. All NEHC Interests, AFD Interests, HWPI Interests, PSD Transportation Interests, ATI Interests, CCC Interests, ASNSC Interests, Delta Transportation Interests, PSC Services Interests, NTSI Interests, ProSource Mexico Interests, NAVC Corp. Interests, North American Vantix Corp. Interests and Vantix Logistics Interests shall be deemed extinguished and the certificates and all other documents representing such Interests shall be deemed canceled and of no force and effect. On the Effective Date, the Plan Administrator shall administer the assets of each such Entity in accordance with the provisions of the Plan.

E.  Securities Law Matters

                  Section 1145(a) of the Bankruptcy Code generally exempts from registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and
(iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash and property. Section 4(2) of the Securities Act generally exempts from such registration private transactions by an issuer that do not involve a public offering.

                  With respect to the Post-Confirmation Estate, the Debtors believe that (i) the Post-Confirmation Estate is a "successor" to the Debtors within the meaning of section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of interests in the Post-Confirmation Estate otherwise satisfies the requirements of such section (to the extent such interests constitute "securities" within the meaning of the Securities Act). In connection with prior cases under the Bankruptcy Code, the staff of the SEC has taken no-action positions with respect to the non-registration under the Securities Act of interests issued under a plan of reorganization by a liquidating entity to former holders of claims or interests in a debtor, where such entity is subject to the jurisdiction of a bankruptcy court and is organized to liquidate, within a reasonable period of time, certain assets of such debtor and to distribute the proceeds thereof to the holders of such interests. Various theories have been advanced to justify the related no-action requests, including the view that such a liquidating entity constitutes a "successor" to the debtor under section 1145
(a)(1) of the Bankruptcy Code and that the securities issued by such entity are exempt from registration under the Securities Act by virtue of such section. The Debtors believe that the organization of the Post-Confirmation Estate and the issuance of interests in the Post-Confirmation Estate pursuant to the Plan is consistent with the relevant facts set forth in such no-action requests.

                  In connection with prior cases under the Bankruptcy Code, the SEC also has taken no-action positions with respect to the nonregistration of a liquidating entity under the Investment Company Act of 1940, as amended, where certain conditions were met, including where (i) such liquidating entity (a) existed solely to liquidate its assets and to distribute the proceeds thereof to its beneficiaries, (b) was prohibited from conducting a trade or business and from making any investments, except for temporary investments pending distribution of liquidation proceeds to beneficiaries, (c) did not hold itself out to be an investment company, but rather, a liquidating entity in the process of liquidation, (d) was under the continuing jurisdiction of a bankruptcy court, and (e) terminated on or before the third anniversary of its effective date, unless extended by the bankruptcy court, and (ii) the beneficial interests in such entity were not transferable. The Debtors believe that most of the foregoing conditions will be satisfied with respect to the Post-Confirmation Estate. Moreover, since interests in the Post-Confirmation Estate will be nontransferable in accordance with their terms, the Debtors believe the resale provisions of section 1145 of the Bankruptcy Code do not apply to such interests for which there will be no market.

F.  Provisions Governing Plan Implementation

    1.  SALE OF ASSETS

                  The Debtors shall consummate the sale of substantially all of the Debtors' assets that are used by the Debtors to distribute food products and restaurant supplies to Taco Bell, Kentucky Fried Chicken, Pizza Hut, and Long John Silver's, in the 48 contiguous United States pursuant to the terms of the McLane Purchase Agreement in connection with the Sale Transaction or an Alternative Sale Transaction.

    2.  FUNDING OF THE PLAN

                  On the Effective Date, the Debtors shall convey, transfer, assign and deliver the assets purchased by McLane in connection with the Sale Transaction or such offeror who submits a higher and better offer pursuant to the terms of the Alternative Sale Transaction free and clear of all liens and interests in exchange for the McLane Purchase Price or the purchase paid price pursuant to the terms of the Alternative Sale Transaction, as the case may be.

                  Subject to the other provisions of the Plan, on the Effective Date Tricon will fund to the Debtors (the "Tricon Funding"), for the benefit of the Debtors and the Creditors, Cash in an amount which, when added to the McLane Proceeds or the purchase price paid pursuant to the Alternative Sale Transaction and the Debtors' Cash on hand immediately prior to the closing of the Sale Transaction or the Alternative Sale Transaction, equals the sum of the following:

                  (i) the difference between (y) Fifty Five Million Five Hundred Thousand Dollars ($55,500,000) and (z) the sum of aggregate distributions to PACA Claimants prior to the Effective Date and the amount of Cash in the PACA Account on the Effective Date;

                  (ii) the amount in which the Tranche A Lender Claims shall be deemed allowed in accordance with Section 9.1 of the Plan;

                  (iii) One Hundred Million Dollars ($100,000,000) in respect of the loan made by the Tranche B Lender to the Debtors (net of any reserves held for the Tranche B Lender);

                  (iv)     fifty percent (50%) of the Tranche B Interest;

                  (v) thirty two and one half percent (32.5%) of the face amount (i.e., $205 million) of the Senior Secured Notes;

                  (vi) if the Tranche B Recovery is less than the Noteholder Proportion that is reserved for (or has been paid in respect of allowed) Tranche B Interest and Tranche B Interest has not otherwise been refunded to the Senior Secured Noteholders, then the amount equal to the difference between the Tranche B Recovery and the Noteholder Proportion;

                  (vii) Claims that the Debtors are required to pay or reserve for on the Effective Date (in accordance with the pre-Effective Date budget); and

                  (viii) Projected expenses relating to (A) the wind down of the Debtors' operations in accordance with the Post-Effective Date Administrative Expense Budget and
                           (B) the operation of the Post-Confirmation Estate. Tricon also shall fund Two Million Dollars ($2,000,000) for litigation expenses on the Effective Date and, upon the request of the Plan Administrator, fund Three Million Dollars ($3,000,000) as and when necessary in the Plan Administrator's reasonable discretion.

                  In consideration for the Tricon Funding, (i) the lawsuit titled Case No. 00-597 (PJW); United States Bankruptcy Court, District of Delaware; AMERISERVE FOOD DISTRIBUTION, INC., AMERISERVE FUNDING CORP., ET AL.
V. TRICON GLOBAL RESTAURANTS, INC. shall be dismissed with prejudice within five
(5) Business Days after the Effective Date, (ii) the Debtors shall remit to Tricon the net Cash proceeds of the Encumbered Residual Assets, (iii) the Debtors shall pay Tricon an amount of the Tricon Claims in the manner provided in Sections 12.2 and

12.3 of the Plan and (iv) the Debtor shall provide for the release in favor of Tricon described herein.

                  Nothing contained in this Disclosure Statement or the Plan shall, and Tricon's commitment to provide the Tricon Funding shall not, constitute an admission by the Debtors (or Tricon) that (i) the Collateral securing the Claims of the Secured Lenders has a value in excess of the combined Claims of the holders of PACA Claims, the Tranche A Lender Claims and the Tranche B Lender Claims; or (ii) all of the McLane Proceeds constitute proceeds of the Secured Lender's Collateral.

    3.  FLOW OF FUNDS AT CLOSING

                  Once Tricon has fully funded the Tricon Funding, the Debtors shall (i) fund the PACA Account in an amount equal to the difference between the PACA Cash Amount and the amount of Cash in the PACA Account on the Effective Date, (ii) fund the Tranche B Reserve, (iii) fund 50% of the Tranche B Interest and (iv) pay all Claims required to be paid on the Effective Date. The Debtors will then transfer the Post-Confirmation Estate Assets (which include the Debtors' interest in the PACA Account, the Tranche B Reserve and the Tranche B Interest) to the Post-Confirmation Estate in accordance with the terms of the Plan.

    4.  TRICON CONTRACT ASSUMPTIONS

                  On the Effective Date, Tricon and its franchisees constituting at least 85% of the restaurants served by the Debtors for each of the Pizza Hut, Kentucky Fried Chicken and Taco Bell concepts shall consent to the Debtors' assumption and assignment to McLane of the distribution agreements of each of them, as modified by the amendments annexed to the McLane Purchase Agreement. These assumptions and assignments will neither diminish nor elevate the status or priority of Tricon Unsecured Claims or those of its franchisees against the Debtors (if any) that arose prior to the Petition Date. Other than McLane's commitment to perform its obligations under the distribution agreements (as so amended by the transactions to be consummated in connection with the execution of the McLane Purchase Agreement), Tricon and Tricon franchisees waive any requirement of adequate assurance of future performance under section 365 of the Bankruptcy Code or otherwise in connection with the Sale Transaction.

    5.  CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES AND EQUITY SECURITIES

                  On the Effective Date, except to the extent provided otherwise in the Plan, all notes, instruments, certificates and other documents evidencing Claims and all Equity Securities in any of the Debtors shall be canceled and deemed terminated other than the

Senior Secured Notes. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Senior AFD Indenture, the Subordinated AFD Indenture and the Subordinated NEHC Indenture, shall be deemed canceled as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

    6.  SURRENDER OF NOTES

                  Except as otherwise ordered by the Bankruptcy Court, in order to receive any distribution under the Plan, each holder of an Unsecured Note issued under an indenture will be required to surrender all of its notes to the appropriate indenture trustee for cancellation. Failure to comply with such requirements will bar a holder from receiving any distribution under the Plan. Notwithstanding the foregoing, all such notes shall be deemed surrendered, canceled and of no further force or effect as of the Effective Date, whether or not such notes are delivered to the appropriate indenture trustee.

                  The manner and procedure to be followed for surrendering notes and for providing necessary affidavits and bonds shall be prescribed by the indenture trustees, upon reasonable notices sent to all holders of such notes. DO NOT RETURN YOUR NOTES OR OTHER EVIDENCE OF INDEBTEDNESS WITH YOUR BALLOT.

    7.  SURVIVAL OF CERTAIN TERMS OF INDENTURES

                  Notwithstanding the termination of the indentures and notes issued under any indenture, the provisions of the indentures governing the relationships of the indenture trustee and their respective holders of notes, including those provisions relating to distributions, the indenture trustees' rights to payment, liens on property to be distributed to holders of such notes, and the indenture trustees' rights of indemnity, if any, shall not be affected by the confirmation of the Plan.

G.  Provisions Governing Post-Confirmation Estate

    1.  PURPOSE OF POST-CONFIRMATION ESTATE

                  The Post-Confirmation Estate is a trust to be created on the Effective Date in accordance with the provisions of the Plan and the Post-Confirmation Estate Agreement attached as Exhibit 1 to the Plan for the benefit of holders of Claims in Classes 6, 7, 8, 9 and 10 only to the extent such holders in such Classes are entitled to distributions under the Plan. The Post-Confirmation Estate is to be established for the primary purpose of liquidating its assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Post-Confirmation Estate. The Post-Confirmation Estate is intended to qualify as a "grantor trust" for federal income tax purposes with the Beneficiaries treated as grantors and owners of the trust.

    2.  ESTABLISHMENT OF POST-CONFIRMATION ESTATE

                  On the Effective Date, the Debtors, on their own behalf and on behalf of holders of Claims in Classes 6, 7, 8, 9 and 10 shall execute the Post-Confirmation Estate Agreement and will take all other steps necessary to establish the Post-Confirmation Estate. In particular, the Debtors will transfer to the Post-Confirmation Estate all of their right title, and interest in the Post-Confirmation Estate Assets. In connection with the transfer of these assets, including rights and causes of action (including Bankruptcy Causes of Action), any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Post-Confirmation Estate shall vest in the Post-Confirmation Estate and its representatives, and the Debtors and the Post-Confirmation Estate are authorized to take all necessary actions to effectuate the transfer of such privileges. As of the date hereof, the Debtors are unable to state the value of the Post-Confirmation Estate Assets.

    3.  FUNDING OF POST-CONFIRMATION ESTATE

                  In addition to funding the Tricon Funding, Tricon will fund up to Five Million Dollars ($5,000,000) to the Post-Confirmation Estate in the form of a Post-Confirmation Administrative Expense Advance for the purpose of funding costs associated with litigating and settling Bankruptcy Causes of Action and any other causes of action. Tricon will fund Two Million Dollars ($2,000,000) to the Post-Confirmation Estate on the Effective Date. The remaining Three Million Dollars ($3,000,000) will be funded by Tricon from the proceeds of the Tranche B Reserve or, if such proceeds are not timely available, then such amount will be funded directly by Tricon. The Debtors shall have no obligation to provide any funding with respect to the Post-Confirmation Estate after they transfer the Post-Confirmation Estate Assets to the Post-Confirmation Estate. Any Cash in the Post-Confirmation Estate shall be applied, first, to the fees, costs and expenses of the Plan Administrator and any other fees, costs, expenses and liabilities of the Plan Administrator, second, to satisfy any other administrative and wind down expenses of the Post-Confirmation Estate and, third, to reimburse Tricon for Post-Confirmation Administrative Expense Advances; provided, however, that costs and expenses associated with the realization of proceeds of Post-Confirmation Estate Assets (other than Encumbered Residual Assets) shall be satisfied from proceeds of Post-Confirmation Estate Assets other than Encumbered Residual Assets. Similarly, the costs and expenses associated with the realization of proceeds of Encumbered Residual Assets shall be satisfied from proceeds of Encumbered Residual Assets or at Tricon's cost.

    4.  GOVERNANCE AND ADMINISTRATION

                  The Post-Confirmation Estate will be administered by the Plan Administrator, and any replacements thereafter selected in accordance with the provisions of the Post-Confirmation Estate Agreement. It is the responsibility of the Plan Administrator to determine in accordance with the Post-Confirmation Estate Agreement whether to prosecute, compromise or discontinue any Post-Confirmation Estate Claims of the Post-Confirmation Estate and the liquidation of any Post-Confirmation Estate Assets.

    5.  PLAN ADMINISTRATOR

                  The Plan Administrator will be Ronald A. Rittenmeyer or a limited liability company of which he is the managing member ("Rittenmeyer"). The Creditors' Committee and Tricon have agreed to the appointment of Rittenmeyer as the Plan Administrator, pending agreement on mutually agreeable terms. Rittenmeyer will be retained, as of the Effective Date, as the fiduciary responsible for, among other things, insuring compliance with the Plan pursuant to and in accordance with the provisions of the Plan and the Post-Confirmation Estate Agreement. Mr. Rittenmeyer currently serves as President and CEO of AFD.

    6.  PRESERVATION OF RIGHTS OF ACTION

                  a. The Debtors are currently investigating whether to pursue potential Bankruptcy Causes of Action against other Entities. Some or all of such Entities may dispute or deny that Bankruptcy Causes of Action may be brought against them and could assert defenses thereto. The investigation has not been completed to date, and under the Plan, the Plan Administrator, on behalf of the Post-Confirmation Estate, retains all rights on behalf of the Debtors and the Post-Confirmation Estate to commence and pursue any and all Bankruptcy Causes of Action (under any theory of law or equity, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Cases) discovered in such an investigation to the extent the Plan Administrator, on behalf of the Post-Confirmation Estate, deems appropriate in accordance with the terms of the Post-Confirmation Estate Agreement. Potential Bankruptcy Causes of Action currently being investigated by the Debtors, which may but need not (if at all), be pursued by the Debtors prior to the Effective Date and by the Plan Administrator, on behalf of Post-Confirmation Estate, after the Effective Date to the extent warranted, include, without limitation, the following Bankruptcy Causes of Action set forth below:


                  o Any lawsuits for, or in anyway involving, the collection of accounts receivable or any matter related thereto including, without limitation, against those parties listed on the Party in Interest Matrix;

                  o The lawsuit titled Case No. 71-181-00280-00; American Arbitration Association Commercial Arbitration; AMERISERVE FOOD DISTRIBUTION V. KING CONN ENTERPRISES, INC., ET AL. and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o        The lawsuit titled Case No. 71-Y-181-00281-00;
                           American Arbitration Association Commercial
                           Arbitration; AMERISERVE FOOD DISTRIBUTION, INC. V. POTOMAC FOODS, INC. and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o        The lawsuit titled Case No. 71-Y-181-00282-00;
                           American Arbitration Association, Commercial
                           Arbitration; AMERISERVE FOOD DISTRIBUTION, INC. V. RON DEVINE, NOVA KING, INC., VIRGINIA FOODS, INC. AND A/R FOODS and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o The lawsuit titled Case No. 00-000618 (PJW); United States Bankruptcy Court, District of Delaware; AMERISERVE FOOD DISTRIBUTION, INC. V. JOHN HOLTEN, HOLBERG INCORPORATED, HOLBERG INDUSTRIES INC., AND NEBCO EVANS DISTRIBUTORS, INC. and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o The lawsuit titled Case No. 00-3601; District Court of Dallas County, Texas, F-116th Judicial Circuit; AMERISERVE FOOD DISTRIBUTION, INC. V. MBM CORPORATION, RICK RUTH, AND ROY DERIDDER and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o        The lawsuit titled AMERISERVE FOOD DISTRIBUTION, INC.
                           V. MARMIJA, INC., ROB-HIN, INC., HIN-ROB, INC., HINBO, INC. and any other causes of action arising out of the circumstances, events, transactions or other facts giving rise to this claims and/or causes of action in the above numbered adversary proceeding;

                  o Potential claims for prepetition breaches of fiduciary duty, negligent management and wasting of corporate assets and corporate opportunity and/or arising under the Debtors' Directors and Officers Insurance policies against the Debtors' prepetition directors and officers, among others;

                  o Any and all claims against the prepetition members of the Debtors' Boards of Directors and/or officers, including, without limitation, the right to equitably subordinate claims held by such directors and officers pursuant to section 510(c) of the Bankruptcy Code;

                  o Any and all claims, including, but not limited to, breach of contract and breach of fiduciary duty against DLJ in connection with various acquisitions and debt offerings;

                  o Any and all fraudulent conveyance claims against PepsiCo in any way related to the Debtors' purchase of PFS, BKC (including without limitation against BKC franchisees), and the shareholders of ProSource, Inc. (including without limitation from Onyx) in any way related to the Debtors' purchase of ProSource;

                  o Potential claims for breach of a prepetition contract and otherwise related to actions or inactions by the Debtors' prepetition consultants and service providers, including, without limitation, JD Edwards and other consultants, set forth on the Party in Interest Matrix;

                  o All claims or causes of action against Holberg Incorporated, Holberg Industries, Inc., NEDI, John Holten and any of the foregoing entities' other shareholders arising out of the more than $11 million of intercompany receivables now listed as being owed by NEDI to NEHC but which prior to December 8, 1999 were listed as receivables owed to NEHC and AFD;

                  o Claims arising out of, and in connection with, the prepetition management, operation and/or reporting of financial and other information against all persons and entities having any responsibility with respect thereto, whether such claims are legal, equitable or statutory in nature; including, without limitation, those claims listed on the Party in Interest Matrix;

                  o Claims to recover amounts improperly awarded to employees under the terms of any prepetition employment or change in control agreement, including, without limitation, those listed on the Party in Interest Matrix;

                  o All violations against third parties with respect to prepetition violations of applicable federal or state securities laws;

                  o All claims or causes of action arising out of or that relate to prepetition acquisitions or financings;

                  o Any and all actual or potential breach of contract claims against BKC and its franchisees related to the amendment of the distribution contracts with the Debtors and/or the termination/expiration thereof;

                  o The collection of monies due from customers and vendors listed on the Party in Interest Matrix;

                  o Any and all actual or potential breach of contract claims against BKC, Restaurant Services, Inc. and Chick-fil-A related to, among other things, the amendment of the distribution contracts with the Debtors and/or the termination/expiration thereof and/or the termination by other customers, employees and other business relations of their relationships with the Debtors;

                  o Any and all actual or potential breach of contract claims against BKC franchisees (and the owners thereof) relating to nonpayment of accounts receivable, including North Carolina Franchise Group, North Illinois Franchise Group, Southern King Enterprises, Cimm's, Inc., Virginia Cimm's, Inc., Hawaii Cimm's, Inc., Oahu Restaurants, Inc., Southwest Cimm's, Inc., Lawrence P. Cimmarusti, Amilia M. Cimmarusti, Ralph J. Cimmarusti, Hallie D. Cimmarusti and Sydran Systems, Inc.;

                  o Any and all actual or potential breach of contract claims against Brinker International, RTM, Inc., Sybra, Inc., ICH Corporation, Main St. Mains, Inc., Carlson Restaurants Worldwide, Inc., TGI Friday's, Inc., International Dairy Queen and/or any and all customers who improperly exited the Debtors' system and/or have improperly asserted or taken action through setoff; and

                  o Any and all potential claims or causes of action against NEDI, Holberg, Inc., Holberg Industries, Inc, and their respective shareholders (including but not limited to John Victor Holten) arising out of or related to the accounts receivable balance of approximately $11.3 million now listed as being owed by NEDI to NEHC, but which prior to December 8, 1999 was owed by Holberg Industries, Inc. to NEHC and AFD.


                  b. In addition, potential Bankruptcy Causes of Action which may be pursued by the Debtors prior to the Effective Date and by the Plan Administrator, on behalf of the Post-Confirmation Estate after the Effective Date, also include, without limitation the following:

                  o Any other actual or potential Bankruptcy Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors' businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivable matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity; employee, management or operational matters; claims against landlords, sublessees and assignees arising from the various leases, subleases and assignment agreements relating thereto, including, without limitation, claims for overcharges relating to taxes, common area maintenance and other similar charges; financial reporting;

                           environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations; contract or tort claims which may exist or subsequently arise; and

                  o Except for the express waiver of certain claims in the Plan, any and all actual or potential avoidance claims pursuant to any applicable section of the Bankruptcy Code, including, without limitation, sections 544, 545, 547, 548, 549, 550, 551, 553(b)
                           and/or 724(a) of the Bankruptcy Code, arising from any transaction involving or concerning the Debtors.

                  In addition, there may be numerous other Bankruptcy Causes of Action which currently exist or may subsequently arise that are not set forth herein, because the facts upon which such Bankruptcy Causes of Action are based are not fully or currently known by the Debtors and, as a result, cannot be raised during the pendency of the Chapter 11 Cases (collectively, the "Unknown Causes of Action"). The failure to list any such Unknown Cause of Action herein is not intended to limit the rights of the Plan Administrator, on behalf of the Post-Confirmation Estate, to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action become fully known to the Debtors.

                  The potential net proceeds from the Bankruptcy Causes of Action identified herein, or which may subsequently arise or be pursued, are speculative and uncertain and therefore no value has been assigned to such recoveries. The Debtors and the Post-Confirmation Estate do not intend, and it should not be assumed that because any existing or potential Bankruptcy Causes of Action have not yet been pursued by the Debtors or are not set forth herein, that any such Bankruptcy Causes of Action have been waived.

                  Unless Bankruptcy Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve all Bankruptcy Causes of Action and Unknown Causes of Action, including the Bankruptcy Causes of Action described herein, as well as any other Bankruptcy Causes of Action or Unknown Causes of Action, for later adjudication and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Bankruptcy Causes of Action upon or after the confirmation or consummation of the Plan. In addition, the Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, including the lawsuits described herein, against any Person, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

                  Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Bankruptcy Causes of Action that the respective Debtors, or the Post-Confirmation Estate may hold against any Entity, including but not limited to those Bankruptcy Causes of Action listed herein, shall vest in the Post-Confirmation Estate, and the Plan Administrator, on behalf of the Post-Confirmation Estate, shall retain and may exclusively enforce, as the authorized representative of the Post-Confirmation Estate, any and all such claims, rights, or Bankruptcy Causes of Action, as appropriate, in accordance with the best interests of the Post-Confirmation Estate and the terms of the Post-Confirmation Estate Agreement. The Plan Administrator, on behalf of the Post-Confirmation Estate, shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Bankruptcy Causes of Action without the consent or approval of any third party and without any further order of court except as otherwise provided in the Post-Confirmation Estate Agreement.

     7. TRANSFER OF ASSETS

                  The transfer of the Post-Confirmation Estate Assets to the Post-Confirmation Estate will be made for the benefit of the Beneficiaries, but only to the extent such Beneficiaries are entitled to distributions under the Plan. In this regard, in full and complete satisfaction of Allowed Claims of the Beneficiaries, the Post-Confirmation Estate Assets will be transferred to the Post-Confirmation Estate. Upon the transfer of the Post-Confirmation Estate Assets, the Debtors will have no interest in or with respect to the Post-Confirmation Estate Assets or the Post-Confirmation Estate. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Plan Administrator and the Beneficiaries) will treat the transfer of assets to the Post-Confirmation Estate in accordance with the terms of the Plan, as a transfer to the Beneficiaries, followed by a transfer by such Beneficiaries to the Post-Confirmation Estate, and the Beneficiaries will be treated as the grantors and owners thereof.

    8.  VALUATION OF ASSETS

                  As soon as practicable after the Effective Date, the Plan Administrator shall apprise the Beneficiaries of the value of the Post-Confirmation Estate Assets. The valuation shall be used consistently by all parties (including the Debtors, the Plan Administrator and the Beneficiaries) for all federal income tax purposes. The purpose of the valuation is to comply with the general criteria for obtaining an IRS ruling that an entity created pursuant to a confirmed plan of reorganization under chapter 11 of the Bankruptcy Code will be classified as a liquidating trust. Any dispute regarding the valuation of these assets shall be resolved by the Bankruptcy Court.

    9.  RESPONSIBILITIES OF PLAN ADMINISTRATOR

                  The responsibilities of the Plan Administrator shall include
(a) facilitating the prosecution or settlement of objections to and estimations of Claims, (b) calculating and implementing all distributions in accordance with the Plan, (c) filing all required tax returns and paying taxes and all other obligations on behalf of the Post-Confirmation Estate from funds held by the Post-Confirmation Estate, (d) periodic reporting to the Bankruptcy Court and parties in interest of the status of the claims resolution process, distributions on Allowed Claims, prosecution of Bankruptcy Causes of Action and all other causes of action, (e) liquidating the Post-Confirmation Estate Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (f) managing the wind down of the Debtors' operations, and (g) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

    10. POWERS OF PLAN ADMINISTRATOR

                  The powers of the Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (i) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Post-Confirmation Estate from funds held by the Plan Administrator and/or the Post-Confirmation Estate in accordance with the Plan, (ii) the power to engage employees and professional persons to assist the Plan Administrator with respect to his responsibilities, (iii) the power to compromise and settle claims, Bankruptcy Causes of Action and causes of action on behalf of or against the Post-Confirmation Estate after notice to adversely affected parties in interest and in accordance with Post-Confirmation Estate Agreement, and (iv) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan. Except as expressly set forth herein and in the Post-Confirmation Estate Agreement, the Plan Administrator, on behalf of the Post-Confirmation Estate, shall have absolute discretion to pursue or not to pursue any and all claims, rights, Bankruptcy Causes of Action or other causes of action, as he determines is in the best interests of the Beneficiaries and consistent with the purposes of the Post-Confirmation Estate, and shall have no liability for the outcome of its decision. The Plan Administrator may incur any reasonable and necessary expenses in liquidating and converting the Post-Confirmation Estate Assets to Cash.

                  In connection with the administration of the Post-Confirmation Estate, except as set forth in the Post-Confirmation Estate Agreement, the Plan Administrator is authorized to perform any and all acts necessary and desirable to accomplish the purposes of the Post-Confirmation Estate.

    11. SCOPE OF AUTHORITY

                  The responsibilities and authority of the Post-Confirmation Estate shall include (a) facilitating the prosecution or settlement of objections to and estimations of

Claims, (b) calculating and implementing all distributions in accordance with the Plan, (c) filing all required tax returns and paying taxes and all other obligations on behalf of the Post-Confirmation Estate from funds held by the Post-Confirmation Estate, (d) periodic reporting to the Bankruptcy Court and parties in interest of the status of the Claims resolution process, distributions on Allowed Claims, prosecution of Bankruptcy Causes of Action and all other causes of action, (e) liquidating the Post-Confirmation Estate Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (f) managing the wind down of the Debtors' operations, (g) liquidating and enforcing the Encumbered Residual Assets in a manner acceptable to Tricon (which costs of liquidation and enforcement shall be paid out of the first available Encumbered Residual Asset proceeds) and (h) such other responsibilities as may be vested in the Post-Confirmation Estate pursuant to the Plan or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

    12. DISTRIBUTIONS

                  At least annually, the Plan Administrator shall distribute to the beneficiaries of the Post-Confirmation Estate (the "Beneficiaries") all net Cash income plus all net Cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); PROVIDED, HOWEVER, that the Post-Confirmation Estate may retain such amounts (i) as are necessary in the sole discretion of the Plan Administrator to meet contingent liabilities and to maintain the value of the Post-Confirmation Estate Assets during liquidation,
(ii) to pay administrative expenses (including any taxes) imposed on the Post-Confirmation Estate or in respect of the Post-Confirmation Estate Assets and (iii) to satisfy other liabilities incurred or assumed by the Post-Confirmation Estate (or to which the Post-Confirmation Estate Assets are otherwise subject) in accordance with the Plan or the Post-Confirmation Estate Agreement. All such distributions shall be subject to the terms of the Plan, and the Post-Confirmation Estate Agreement; PROVIDED, FURTHER, that of the net amount distributable, the Plan Administrator shall reserve such amounts as would be distributable in respect of Disputed Claims (treating such Claims, for this purpose, as if they were Allowed Claims). The Plan Administrator may withhold from amounts distributable to any Person any and all amounts, determined in the Plan Administrator's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

    13. DISPUTED CLAIMS RESERVE

                  The Plan Administrator shall maintain, in accordance with the Plan Administrator's powers and responsibilities under the Plan and the Post-Confirmation Estate Agreement, a reserve on account of any distributable amounts required to be set aside on account of Disputed Claims pursuant to
Section 6.1 of the Post-Confirmation Estate

Agreement and the Plan. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided herein and in the Plan, as such Disputed Claims are resolved by Final Order, and shall be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date. There shall be distributed together with such amounts any net earnings of the reserve related thereto. Distribution on account of this reserve shall be made at least annually concurrent with other distributions from the Post-Confirmation Estate.

    14. TERMINATION

                  The duties, responsibilities and powers of the Plan Administrator will terminate on the date set forth in the Post-Confirmation Estate Agreement. The Post-Confirmation Estate will terminate no later than the fifth (5th) anniversary of the Effective Date; PROVIDED, HOWEVER, that, on or prior to the date six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Post-Confirmation Estate if it is necessary to the liquidation of the Post-Confirmation Estate claims. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least six (6) months prior to the expiration of each extended term; PROVIDED, HOWEVER, that the Plan Administrator receives an opinion of counsel or a favorable ruling from the Internal Revenue Service ("IRS") that any further extension would not adversely affect the status of the Post-Confirmation Estate as a grantor trust for federal income tax purposes.

    15. COMPENSATION

                  In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator will be entitled to receive reasonable compensation for services rendered on behalf of the Post-Confirmation Estate in an amount and on such terms as may be agreed to by the Debtors or the Post-Confirmation Estate as reflected in the Post-Confirmation Estate Agreement. Any dispute with respect to such compensation shall be resolved by the Bankruptcy Court.

    16. EXCULPATION; INDEMNIFICATION

                  From and after the Effective Date, the Plan Administrator, the Plan Administrator's and the Post-Confirmation Estate's employees and each of their professionals and representatives shall be and hereby are exculpated by all Persons and Entities, including, without limitation, holders of claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, or otherwise, except only for actions or omissions to act to the extent determined by an order of a court of competent jurisdiction (with such order becoming a final, non-appealable order) to be due to their own respective gross negligence or willful misconduct) on and after the Effective Date. No holder of a claim or other party in interest will have or pursue any claim or cause of action against the Plan Administrator, the Post-Confirmation Estate or the employees or professionals or representatives of either the Plan Administrator or the Post-Confirmation Estate for making payments in accordance with the Plan or for implementing the provisions of the Plan. Any act or omission taken with the approval of the Bankruptcy Court or POC will be conclusively deemed not to constitute gross negligence or willful misconduct. The Post-Confirmation Estate shall indemnify, defend and hold harmless the PA, the PA's and the PCE's employees, professionals and representatives from and against any and all claims, causes of action, liabilities, losses, damages and expenses (including attorneys' fees and expenses) (other than to the extent determined by an order of a court of competent jurisdiction (with such order becoming a final, non-appealable order) to be due to their own respective gross negligence or willful misconduct) to the fullest extent permitted by applicable law. The obligations of the Debtors to indemnify, defend and reimburse the D&O Releasees against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing with respect to postpetition acts or omissions, shall be assumed by the Post-Confirmation Estate to the extent covered by the Plan. The Plan Administrator shall not be deemed a successor of the Debtors. The Plan Administrator and the Post-Confirmation Estate shall be authorized to obtain (by using Cash in the Post-Confirmation Estate) insurance coverage with respect to the responsibilities, liabilities and obligations of the Plan Administrator and the Post-Confirmation Estate and those Entities hired by the Plan Administrator and the Post-Confirmation Estate to discharge such responsibilities, liabilities and obligations. The exculpation provisions of this section shall apply with equal force to those members of the Creditors' Committee and Ad Hoc Committee of Reclamation Claimants who serve on the Plan Oversight Committee, their professionals and their designees.

    17.  PLAN OVERSIGHT COMMITTEE:

                  On the Effective Date, the POC shall be appointed as described in the Post-Confirmation Estate Agreement, with the rights and authority described therein. The Committee Designees, the Reclamation Designee and the Tricon Designee shall be the initial members of the Post-Confirmation Estate Oversight Committee. The POC shall adopt its own bylaws; provided that such bylaws shall contain the following provisions and other provisions consistent with the Post-Confirmation Estate Agreement:

                           (i) If for any reason a Committee Designee ceases to
                  be a member of the POC, the remaining Committee Designees may select a successor to that Committee Designee; provided, however, that at all times, at least one-half of the Committee Designees shall be prepetition trade vendors of the Debtors.

                           (ii) If for any reason the Reclamation Designee
                  ceases to be a member of the POC, the Ad Hoc Committee of Reclamation Claimants may select a successor to fill the vacancy.

                           (iii) If for any reason prior to occurrence of the
                  Satisfaction Event, the Tricon Designee ceases to be a member of the POC, Tricon shall select a successor to fill the vacancy.

The Plan Administrator shall not be required to obtain Bankruptcy Court approval with respect to any proposed action or inaction to which the POC has consented. The POC shall be deemed to have consented to a proposed action or inaction by the Plan Administrator if (i) so long as Tricon is a member of the POC, the Tricon Designee has provided its written consent and (ii) a majority of the POC members who are Committee Designees and the Reclamation Designee provide their written consent. With respect to any litigation directly or indirectly involving any member of the POC, such POC member(s) shall recuse themselves from any decision affecting such litigation. For the avoidance of doubt, the Tricon Designee shall recuse him or herself from any votes upon any matters involving the initiation of litigation relating to PepsiCo and its current and former officers, directors and affiliates. Tricon's membership on the POC shall immediately cease and the powers of the Tricon Designee shall immediately terminate upon the Satisfaction Event.

    18. COMPLETE TERMS AND PROVISIONS

                  The foregoing is a brief summary of the terms and provisions of the Plan relating to the Post-Confirmation Estate. Section IV.G. of the Plan and the Post-Confirmation Estate Agreement should be carefully reviewed for a complete understanding of the Post-Confirmation Estate.

H.  Summary of Other Provisions of the Plan

    1.  CONDITIONS PRECEDENT TO CONFIRMATION DATE OF THE PLAN

                  The occurrence of the Confirmation Date shall be subject to satisfaction of the following conditions precedent:

                  1. The entry of the Confirmation Order in form and substance satisfactory to the Debtors.

                  2. The Bankruptcy Court shall have entered an order providing that no Reclamation Claims shall be treated as Administrative Expense Claims or Priority Non-Tax Claims.

                  3.  Class 6 shall have voted to accept the Plan.

                  4. The Sale Transaction or the Alternative Sale Transaction shall not have been terminated.

    2.  CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

                  The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the Effective Date, which will be the first Business Day after the Confirmation Date on which the following conditions precedent shall have been satisfied or, as described below, waived:

                  1. CONFIRMATION ORDER: The Confirmation Order shall be in full force and effect and shall not be subject to an appeal, reconsideration or stay or pleading seeking an appeal, reconsideration or a stay.

                  2. EXECUTION OF DOCUMENTS: OTHER ACTIONS: All other actions and documents necessary to implement the Plan shall have been effected or executed, including the Post-Confirmation Estate Agreement.

                  3. SALE TRANSACTION; ALTERNATIVE SALE TRANSACTION: The Debtors shall have consummated either (i) the Sale Transaction pursuant to and in accordance with the terms of the McLane Purchase Agreement or (ii) the Alternative Sale Transaction.

                  4. TRICON FUNDING OBLIGATION: Payment of Cash by Tricon to the Debtors in the amount of the Tricon Funding in accordance with the Plan.

                  5.  ABILITY TO MEET PROJECTED CASH NEEDS: The
Post-Confirmation Estate shall have sufficient Cash to permit payment of all of its and the Plan Administrator's projected fees, expenses and wind down costs.

                  To the extent practicable or legally permissible, each of the foregoing conditions may be waived, in whole or in part, by the Debtors in their sole discretion (and by the Debtors and Tricon in the case of H.1.b., H.1.d., H.2.a. and H.2.c. above). Any such waiver of a condition precedent may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action other than proceeding as if such condition did not exist.

    3.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        1.      REJECTED IF NOT ASSUMED:

                  The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. Such assumption, assumption and assignment, or rejection may be effected during the Chapter 11 Cases or pursuant to the Plan. Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume or assume and assign pending as of the Effective Date, or which are not specifically designated to be assumed pursuant to the Plan, will be deemed rejected by the Debtors on the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

        2.      REJECTION DAMAGE CLAIMS:

                  Not later than November 14, 2000, the Debtors will file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date. All other executory contracts and unexpired leases will be deemed rejected as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, will be forever barred and will not be enforceable against the Debtors, or their properties or agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before thirty (30) days after the later to occur of (a) the Confirmation Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

        3       CURE PAYMENTS:

                  Any monetary amounts required as cure payments on any executory contract or unexpired lease to be assumed under the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contract or unexpired lease otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment,
(b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.

    4.  INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS.

                  Notwithstanding any other provision of the Plan to the contrary, the obligations of the Debtors to indemnify and reimburse the D&O Releases against and for any obligations in respect of those claims relating to post-Petition Date actions or omissions covered by the Plan and/or pursuant to articles of incorporation, codes of regulations, bylaws, applicable law, or specific agreement, or any combination of the foregoing with respect to postpetition acts or omissions, shall, to the extent such indemnity and reimbursement obligations are permitted under applicable law, be deemed assumed by the Post-Confirmation Estate on the Effective Date without any further action by any Entity.

    5.  PROVISIONS GOVERNING DISTRIBUTIONS

        1.       REQUIREMENT FOR ALLOWANCE OF CLAIMS:

                  No payments or other distributions will be made on account of any Claim that is not "Allowed."

                  "Allowed Claim" means any Claim against the Debtors, (i) proof of which was filed on or before September 12, 2000, the date designated by the Bankruptcy Court as the last date for filing proofs of Claim against the Debtors, or (ii) if no proof of Claim has been timely filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and, in each such case in clauses (i) and (ii) above, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order. For purposes of determining the amount of an "Allowed Claim," there will be deducted therefrom an amount equal to the amount of any Claim which the Debtors may hold against the holder thereof, to the extent such Claim may be set off pursuant to section 553 of the Bankruptcy Code.

        2.      TIME AND METHOD OF DISTRIBUTIONS:

                  All distributions under the Plan will be made by the Post-Confirmation Estate or such other Entity as may be designated by the Post-Confirmation Estate.

                  Initial distributions will be made in the Plan Administrator's sole discretion after the Effective Date. Whenever any distribution to be made under this Plan is due on a day other than a Business Day, such distribution will instead be made, without interest, on the immediately succeeding Business Day, but will be deemed to have been made on the date due. Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Post-Confirmation Estate will be made, at the election of the Plan Administrator, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                  Subject to the provisions of Bankruptcy Rule 2002(g), and except as provided in the Plan, distributions and deliveries to holders of Allowed Claims will be made at the address of each such holder set forth on the Debtors' Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of Claim filed by such holders, or at the last known addresses of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address.

        3.      UNDELIVERABLE DISTRIBUTIONS:

                  If any distribution to any holder is returned to the Post-Confirmation Estate as undeliverable, no further distributions will be made to such holder unless and until the Post-Confirmation Estate is notified, in writing, of such holder's then-current address. Undeliverable distributions will remain in the possession of the Post-Confirmation Estate until such time as a distribution becomes deliverable. All Entities ultimately receiving distributions which were previously undeliverable, will not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan will require the Post-Confirmation Estate to attempt to locate any holder of an Allowed Claim.

                  After the first anniversary of the Effective Date, the Post-Confirmation Estate will file with the Bankruptcy Court a list setting forth the names of those Entities to which distributions have been made under the Plan and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim that does not assert its rights pursuant to the Plan to receive a distribution within six months from and after the Effective Date will have its Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against the Post-Confirmation Estate or its property. In such case, any consideration held for distribution on account of such Claim will revert to the Post-Confirmation Estate for further distribution pursuant to the terms of the Plan.

        4.      COMPLIANCE WITH TAX REQUIREMENTS:

                  To the extent applicable, the Post-Confirmation Estate will comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.

        5.      TIME BAR TO CASH PAYMENT:

                  Checks issued by the Post-Confirmation Estate on account of Allowed Claims will be null and void if not negotiated within 90 days from and after the date of issuance thereof. Requests for the reissuance of any check will be made directly to the Post-Confirmation Estate by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check will be made on or before the later of (a) the first anniversary of the Effective Date or (b) 90 days after the date of issuance of such check, if such check represents a final distribution under the Plan on account of such Claim. After such date, all Claims in respect of void checks will be discharged and forever barred and the Post-Confirmation Estate will retain all monies related thereto for further distribution pursuant to the terms of the Plan.

        6.      DISTRIBUTIONS AFTER EFFECTIVE DATE:

                  Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

        7.      SET-OFFS:

                  The Post-Confirmation Estate may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Post-Confirmation Estate may hold against the holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a set-off nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or the Post-Confirmation Estate of any such claims, rights and causes of action that the Debtors or the Post-Confirmation Estate may possess against such holder; and, PROVIDED, FURTHER, that nothing contained in the Plan is intended to limit the rights of any Creditor to effectuate a setoff prior to the Effective Date in accordance with the provisions of sections 362 and 553 of the Bankruptcy Code.

        8.      SUBORDINATION RIGHTS:

                  Except as otherwise ordered by the Bankruptcy Court or as set forth in Section 11.2 of the Plan, on the Effective Date, each holder of a Claim shall be deemed to have waived all contractual, legal and equitable subordination rights which it may have, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, with respect to any and all distributions to be made under the Plan, and all such contractual, legal or equitable subordination rights that each holder of a Claim has individually and collectively with respect to any such distribution made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. If so otherwise ordered, then, all subordination rights and claims determined by such order related to subordination shall remain valid, enforceable and unimpaired in accordance with section 510 of the Bankruptcy Code or otherwise.

        9.      FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS:

                  Payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down. The Plan Administrator will not make any payment of less than One Hundred Dollars ($100) with respect to any Claim unless a request therefor is made in writing to the Plan Administrator.

    6.  TREATMENT OF DISPUTED CLAIMS

                  "Disputed Claim" means any Claim against the Debtors, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Confirmation Order, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order.

        1.      OBJECTIONS TO CLAIMS; PROSECUTION OF DISPUTED CLAIMS:

                  The Debtors, the Post-Confirmation Estate or the Plan Administrator shall object to the allowance of Claims or Interests filed with the Bankruptcy Court with respect to which they dispute liability or allowance in whole or in part. All objections will be litigated to Final Order; PROVIDED, HOWEVER, that the Post-Confirmation Estate will have the authority to file, settle, compromise or withdraw any objections to Claims, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors, the Post-Confirmation Estate or the Plan Administrator will file and serve all objections to Claims as soon as practicable.

        2.      ESTIMATION OF CLAIMS:

                  The Debtors, the Post-Confirmation Estate or the Plan Administrator may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors, the Post-Confirmation Estate or the Plan Administrator previously objected to such Claim or whether the Bankruptcy Court ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated will constitute the allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, the Post-Confirmation Estate or the Plan Administrator may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

        3.      PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS:

                  There will be set aside for each holder of a Disputed Claim such portion of Cash as necessary to provide required distributions if such Claim was an Allowed Claim, either based upon the amount of the Claim as filed with the Bankruptcy Court or the amount of the Claim as estimated by the Bankruptcy Court.

                  At such time as a Disputed Claim becomes, in whole or in part an Allowed Claim, the Plan Administrator shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distribution, if any, will be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order but in no event more than thirty (30) days thereafter. No interest will be paid on Disputed Claims that later become Allowed or with respect to any distribution to such holder. No distribution will be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed in the Plan.

    7.  CREDITORS' COMMITTEE COMPOSITION AND TERM

                  From the Confirmation Date and up to and including the Effective Date, the members of the Creditors' Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code, and their duly appointed successors, will continue to serve. On the Effective Date, the Creditors' Committee will be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with section 1103 of the Bankruptcy Code will be released and discharged from their respective fiduciary obligations. The dissolution of the Creditors' Committee shall not impair the ability of its members to serve on the POC in accordance with the terms of the Post-Confirmation Estate Agreement.

    8.  CORPORATE ACTION

                  Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan involving the corporate structure of the Debtors shall be deemed authorized and approved without any requirement of further action by the Debtors, the Debtors' shareholders or the Debtors' boards of directors. The Debtors (and their board of directors) shall dissolve or otherwise terminate their existence following the Effective Date and are authorized to dissolve or terminate the existence of wholly-owned non-Debtor subsidiaries following the Effective Date.


    9.  EFFECT OF CONFIRMATION

        1.      TITLE TO ASSETS:

                  Except as otherwise provided by the Plan, including, without limitation, in connection with the Sale Transaction or the Alternative Sale Transaction, on the Effective Date, title to all assets and properties of the Debtors will vest in the Post-Confirmation Estate in accordance with section 1141 of the Bankruptcy Code.

        2.      INJUNCTION:

                  Except as otherwise expressly provided in the Plan, all Entities (other than Governmental Units) who have held, hold or may hold Claims or Interests are permanently enjoined, from and after the Effective Date, from
(a) commencing or continuing in any manner any action or other proceeding of any kind on account of any such Claim or Interest against the Debtors, the Post-Confirmation Estate or the Plan Administrator, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Post-Confirmation Estate or the Plan Administrator, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors, the Post-Confirmation Estate or the Plan Administrator or against the property or interests in property of the Debtors, the Post-Confirmation Estate or the Plan Administrator, with respect to any such Claims or Interests, and (d) asserting any defense or right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors, the Post-Confirmation Estate or the Plan Administrator or against the property or interests in property of the Debtors, the Post-Confirmation Estate or the Plan Administrator, with respect to any such Claim or Interest. This injunction shall not preclude any cause of action against any Entities not included within the described injunction.

                  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

                  Except as provided in the Plan, as of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of, or respecting any claim, debt, right or cause of action of the Debtors, the Post-Confirmation Estate or the Plan Administrator which the Debtors, the Post-Confirmation Estate or the Plan Administrator, as the case may be, retain sole and exclusive authority to pursue in accordance with the Plan or which has been released pursuant to the Plan.

        3.      INJUNCTION AS TO TRICON AND BKC:

                  Except as otherwise provided in the Plan, from and after the Effective Date, the Debtors and Creditors (other than Governmental Units) shall be enjoined from asserting any Claims (i) against Tricon regarding matters that occur prior to the Effective Date, including, without limitation, any Claims relating to the Collateral Support Obligations, the DIP Facility or the Tricon Prepetition Receivable and (ii) against BKC regarding the Collateral Support Obligations or the DIP Facility. For the avoidance of doubt, this injunction does not apply to (i) the Bankruptcy Causes of Action or other causes of action reserved by the Debtors under the Plan or (ii) any postpetition contractual obligations of Tricon or BKC other than the DIP Facility and Collateral Support Obligations.

        4.      EXCULPATION:

                  The Debtors, the Plan Administrator, the Post-Confirmation Estate, the D&O Releasees, the Senior Secured Noteholders in their capacity as Senior Secured Noteholders (and the Ad Hoc Committee of Senior Secured Noteholders), the Creditors' Committee and its members each in their capacity as members of the Creditors' Committee and Entities employed pursuant to sections 327 and 1103 of the Bankruptcy Code (acting in such capacity) shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Post-Confirmation Estate Agreement, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases.

        5.      INJUNCTION AS TO D&O RELEASEES:

                  As of the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding against any of the D&O Releasees, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place after the Petition Date and on or before the Effective Date. For the avoidance of doubt, this injunction does not apply to prepetition claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtors or their affiliates to any such Entity, or (ii) in respect of any contractual obligation owed by such Entity to the Debtors or their affiliates. For the avoidance of doubt, the D&O Releasees are intended third party beneficiaries of this Plan.

        6.      LIMITED RELEASES BY AND OF CERTAIN PARTIES:

                  Except as otherwise specifically provided in the Plan, and other than the Bankruptcy Causes of Action or other causes of action reserved by the Debtors under the Plan (including, without limitation, claims by the Debtors against Tricon system franchisees) or any postpetition contractual obligations of Tricon or BKC other than the DIP Facility and Collateral Support Obligations, for good and valuable consideration, including, but not limited to the Tricon Funding, (a) Tricon shall be released from any and all Claims or causes of action of any kind that belong to the Debtors or their estates that arose prior to the Effective Date including, but not limited to, Claims in respect of the Collateral Support Reimbursement Obligations, the DIP Facility and the Tricon Prepetition Receivable, and (b) BKC shall be released only from any Claims in respect of the Collateral Support Obligations or the DIP Facility. This release does not apply to (a) with respect to BKC, the Bankruptcy Causes of Action or other causes of action reserved by the Debtors in accordance with Section 17.7 of the Plan or any postpetition contractual obligations other than the DIP Facility and Collateral Support Obligations or (b) with respect to Tricon, Claims by the Debtors against Tricon system franchisees, including, without limitation, Golden West Tacos, Bankruptcy Causes of Action or other causes of action reserved by the Debtors in accordance with Section 17.7 of the Plan or any postpetition contractual obligations other than the DIP Facility and Collateral Support Obligations.

    10. RETENTION OF JURISDICTION

                  The Bankruptcy Court will retain and have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

                  1. Resolution of any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                  2. Entry of such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and the documents contained in the Plan Supplement and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Plan Supplement;

                  3. Determination of any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Post-Confirmation Estate after the Effective Date;

                  4. Ensuring that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

                  5. Hearing and determining any timely objections to Administrative Expense Claims or to proofs of Claim filed, both before and after the Confirmation Date, including any objections to the classification of any Claim and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

                  6. Entry and implementation of such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                  7. Issuance of such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                  8. Consideration of any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

                  9. Hearing and determining all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

                  10. Hearing and determining disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity's obligations incurred in connection with or released or exculpated under the Plan;

                  11. Issuance of injunctions or other orders as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

                  12. Determination of any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order or any contract, instrument release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Plan Supplement;

                  13. Hearing and determining matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                  14. Hearing any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

                  15. To hear and determine any matters that may arise in connection with the Sale Transaction or the Alternative Sale Transaction and any order of the Bankruptcy Court with respect to any of the foregoing; and

                  16.  Entry of a final decree closing the Chapter 11 Cases.

    11. MODIFICATION, REVOCATION OR WITHDRAWAL OF PLAN

                  The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

                  The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors. If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan will be deemed null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.

    12. SUPPLEMENTAL DOCUMENTS

                  The Plan Supplement will contain (i) the Post-Confirmation Estate Agreement, in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee and (ii) the Party in Interest Matrix, (iii) the pre-Effective Date budget and (iv) the Post-Effective Date Administrative Expense Budget. The Plan Supplement will be filed with the Bankruptcy Court as early as practicable (but in no event later than ten days) prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during hours established therefor. In addition, holders of Claims and Interests may obtain a copy of the Plan Supplement from the Debtors by contacting Bankruptcy Services, LLC, Heron Tower, 70 East 55th Street, 6th Floor, New York, NY 10022, 1-888-498-7765. Such copies will be available ten days prior to the Confirmation Hearing.

                                       VI.

                        CERTAIN FACTORS TO BE CONSIDERED

HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.  Variances from Projections

                  A fundamental premise of the Plan is the implementation of the Sale Transaction or the Alternative Sale Transaction. The Sale Transaction has (and the Alternative Sale Transaction may have) certain price adjustments which could result in lower proceeds available to pay holders of Claims in Class 6, 7, 8 9 and 10. Further, to the extent that Allowed Claims in Classes 8 and 9 exceed projected amounts, projected recoveries to holders of Allowed Claims in those Classes could decrease.

B.  Litigation

                  Litigation that was pending as of the Petition Date is stayed and will be resolved and treated pursuant to the Plan.

C.  Certain Tax Matters

                  For a summary of the federal income tax consequences of the Plan to holders of Certain Claims and holders of Interests, and to the Debtors, SEE Article XI below, entitled CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS

HOLDERS OF CLAIMS OR INTERESTS

                  IT IS IMPORTANT THAT HOLDERS OF CLAIMS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

                  FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE BALLOTING AGENT (AS DEFINED BELOW), NO LATER THAN 4:00 P.M., EASTERN TIME, ON NOVEMBER 16, 2000. IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK OR BROKER, OR THE AGENT OF EITHER, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT, BY THE VOTING DEADLINE.

                  ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE BALLOTING AGENT AT THE ADDRESS SPECIFIED BELOW OR BY TELEPHONING:

                           BANKRUPTCY SERVICES, LLC
                           HERON TOWER
                           70 EAST 55TH STREET
                           6TH FLOOR
                           NEW YORK, NY 10022
                           TELEPHONE: 1-888-498-7765

         If you wish to obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement or any exhibits to such documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please submit your request to Bankruptcy Services, LLC.

A.  Parties in Interest Entitled to Vote

                  Subject to the provisions of the Disclosure Order, any holder of a Claim against the Debtors as of the Petition Date, which Claim has not been disallowed by order of the Bankruptcy Court and is not disputed, is entitled to vote to accept or reject the Plan if (a) such Claim is impaired under the Plan and is not of a Class that is deemed to have accepted or rejected the Plan pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code and (b) either
(i) such holder's Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated), or (ii) such holder has filed a proof of claim on or before the Bar Date of September 12, 2000. In addition, any holder of an Interest in the Debtors is not entitled to vote to accept or reject the Plan because Class 11 is deemed to have rejected the Plan pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code. UNLESS OTHERWISE PERMITTED IN THE PLAN, THE HOLDER OF ANY DISPUTED CLAIM OR DISPUTED INTEREST IS NOT ENTITLED TO VOTE WITH RESPECT TO SUCH DISPUTED CLAIM OR DISPUTED INTEREST, UNLESS THE BANKRUPTCY COURT, UPON APPLICATION BY SUCH HOLDER, TEMPORARILY ALLOWS SUCH DISPUTED CLAIM OR DISPUTED INTEREST FOR THE LIMITED PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. ANY SUCH APPLICATION MUST BE HEARD AND DETERMINED BY THE BANKRUPTCY COURT ON OR BEFORE FIFTEEN (15) DAYS PRIOR TO THE CONFIRMATION HEARING. A vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.  Classes Impaired and Entitled to Vote Under the Plan

                  The Claims included in Classes 4, 6, 7, 8, 9 and 10 are impaired under the Plan and the holders of such Claims are entitled to vote to accept or reject the Plan. Interests included in Class 10 are impaired under the Plan and the holders of such Claims are deemed to have rejected the Plan in accordance with section 1126 of the Bankruptcy Code. Claims in Classes 1, 2, 3 and 5 are not impaired under the Plan and holders of such Claims are deemed to have accepted the Plan.

C.  Vote Required for Acceptance by Classes of Claims

                  The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan. Thus, acceptance by a Class of Claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims voting cast their Ballots in favor of acceptance. A Class of holders of Claims shall be deemed to accept the Plan in the event that no holder of a Claim within that Class submits a Ballot by the Ballot Date.

                  CREDITORS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE DISCLOSURE ORDER FOR A FULL UNDERSTANDING OF VOTING REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, USE OF BALLOTS AND MASTER BALLOTS IN CONNECTION WITH THE VOTING OF TRANCHE A LENDER CLAIMS, TRANCHE B LENDER CLAIMS AND SENIOR SECURED NOTEHOLDER CLAIMS.

                                     VIII.

                            CONFIRMATION OF THE PLAN

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.  Confirmation Hearing

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for November 28, 2000, at 1:30 p.m. Eastern Time, Courtroom of Bankruptcy Judge Peter J. Walsh, Sixth Floor of the United States Court House, 824 North Market Street Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objectant, the nature and amount of the Claim or Interest held or asserted by the objectant against the Debtors' estates or property, the basis for the objection and the specific grounds therefor. The objection, together with proof of service thereof, must then be filed with the Bankruptcy Court, with a copy to chambers, and served upon (i) Kirkland & Ellis, Attorneys for the Debtors, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: James H.M. Sprayregen, Esq.; (ii) Pachulski, Stang, Ziehl, Young, Jones PC, Attorneys for the Debtors, 919 North Market Street, 19th Floor, Wilmington, Delaware 19801, Attention:
Laura Davis Jones, Esq., and

(iii) Otterbourg, Steindler, Houston & Rosen, P.C., Attorneys for the Creditors' Committee, 230 Park Avenue, New York, New York 10169, Attention: Scott L. Hazan, Esq.; so as to be received no later than 4:00 p.m., Eastern Time, on November 16, 2000.

                  Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.  Requirements for Confirmation of the Plan

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (b) is feasible, and (c) is in the "best interests" of holders of Claims and Interests impaired under the Plan.

  1.    ACCEPTANCE

                  Claims in Classes 4, 6, 7, 8, 9 and 10 are impaired under, and the holders of such Claims are entitled to vote on, the Plan and, therefore, must accept the Plan in order for it to be confirmed without application of the "fair and equitable test," described below, to such Classes. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

                  Interests in Class 11 are impaired; however, holders of such Interests will not receive or retain property under the Plan and, therefore, such classes are deemed not to have accepted the Plan. Accordingly, confirmation of the Plan will require application of the "fair and equitable test", described below, to such Classes.

                  Claims in Classes 1, 2, 3 and 5 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan.

    2.  FAIR AND EQUITABLE TEST

                  The Debtors will seek to confirm the Plan notwithstanding the nonacceptance or deemed nonacceptance of the Plan by any impaired Class of Claims or Interests. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or interests. The Debtors believe that the Plan satisfies this requirement.

                  The Bankruptcy Code establishes different "fair and equitable" tests for secured claims, unsecured claims and interests, as follows:

        1.      SECURED CLAIMS:

                  Either the plan must provide (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or
(iii) for the realization by such holders of the indubitable equivalent of such claims.

        2.       UNSECURED CLAIMS:

                  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

        3.      INTERESTS:

                  Either (i) each interest holder will receive or retain under the plan property of a value equal to the greater of (y) the fixed liquidation preference or redemption price, if any, of such stock or (z) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

                  THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(B) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

    3.  FEASIBILITY

                  The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. The Plan contemplates that all assets of the Debtors will ultimately be disposed of and all proceeds of the assets will be distributed to the Creditors pursuant to the terms of the Plan. Since no further financial reorganization of the Debtors will be possible, the Debtors believe that the Plan meets the feasibility requirement. In addition, based upon the proceeds resulting from the Sale Transaction, the Debtors believe that sufficient funds will exist at confirmation to make all payments required by the Plan.

    4.  "BEST INTERESTS" TEST

                  With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each such holder either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                  This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Interests in each impaired class would receive from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount which would be available for the satisfaction of Unsecured Claims and Interests of the Debtors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation cases. Such cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys, investment bankers and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are allowed in the chapter 7 cases. In addition, claims could arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

                  The foregoing types of Claims and such other claims which may arise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of Claims and Interests under the Plan.

                  In applying the "best interests" test, it is possible that Claims and Interests in the chapter 7 cases may not be classified according to the seniority of such Claims and Interests. In the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 Unsecured Claims which have the same rights upon liquidation would be treated as one class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 cases of the Debtors. The distributions from the liquidation proceeds would be calculated on a pro rata basis according to the amount of the Claim held by each Creditor. Therefore, Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might have to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full with interest and no stockholder receives any distribution until all Creditors are paid in full with postpetition interest. Consequently, the Debtors believe that pursuant to chapter 7 of the Bankruptcy Code, holders of General Unsecured Claims, NEHC Claims and Interests would receive no distributions.

                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; (c) the adverse effects on the salability of business segments as a result of the departure of key employees, the loss of customers and suppliers; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors believe that confirmation of the Plan will provide each holder of an Allowed Claim with more than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                  The Debtors also believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for at least a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit "C". The information set forth in Exhibit "C" provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of six to eighteen months following the discontinuance of operations. This period would allow for the collection of receivables, selling of assets and the winding down of operations.


                                       IX.

                              FINANCIAL INFORMATION

                  The unaudited consolidated financial statements of the Debtors for the fiscal year ended December 25, 1999, a copy of which is attached hereto as Exhibit "D" (the "1999 Statements") reflect a net loss of $1.44 billion compared to a net loss of $152.29 million for the fiscal year ended December 26, 1998. This decline in results was driven by higher spending in integrating the acquired PFS and ProSource businesses, greater noncash depreciation and amortization charges, increased financing costs, lower gross margins resulting from numerous operational challenges and a significant write-down of intangible assets that were related to, among other things, acquisition activities.

                  On January 31, 2000 and February 1, 2000, AFD and the other Debtors, respectively, commenced proceedings under chapter 11 of the Bankruptcy Code. The unaudited consolidated financial statements of the Debtors for the period from February 1, 2000 to August 5, 2000, as filed with the Bankruptcy Court (a copy of the most recent of which is attached hereto as Exhibit "E"), reflect a net loss of $147.6 million. This loss is primarily due to extraordinary expenses relating to the wind down of certain business units, including the casual dining business, interest expense associated with financing operations and recurring restructuring expenses. Further, under the DIP Facility, the Debtors also significantly altered the way in which they report revenue with substantially lower revenue reported relating to two primary customers - BKC and Tricon. Under the "direct pay" program which was instituted after the Petition Date, Tricon and BKC buy their product directly from vendors and, as a result, the Debtors' revenue relating to these sales approximate the prior year's gross margin on such sales.


                                       X.

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, including the continuation of the Debtors' business, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by parties in interest assuming confirmation of the Plan. The following discussion provides a summary of the Debtors' analysis leading to their conclusion that a liquidation under chapter 7 would not provide the highest value to parties in interest.

A.  Liquidation under Chapter 7

                  If no plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to the holders of Claims and, if permitted, Interests in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Allowed Interests is set forth in
Section VII.B.4. herein, entitled CONFIRMATION OF THE PLAN - REQUIREMENTS FOR CONFIRMATION OF THE PLAN - "BEST INTERESTS" TEST. The Debtors believe that liquidation under chapter 7 would result in (1) smaller distributions being made to holders of Claims than those provided for in the Plan, and (2) no distributions being made to holders of Claims in Class 8 and Class 9 or Interests.

                                      XI.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and to holders of Claims and Interests. This discussion is based on the IRC, Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims (including Claims within the same Class) and Interests, the holders' status and method of accounting (including holders within the same Class) and the potential for disputes as to legal and factual matters with the IRS, the tax consequences described herein are subject to significant uncertainties. No legal opinions have been requested from counsel with respect to any of the tax aspects of the Plan and no rulings have been or will be requested from the IRS with respect to the any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth below as well as the tax consequences to the Debtors and the holders of Claims and Interests.

                  This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or the holders of Claims or Interests in light of their personal circumstances, nor does the discussion deal with tax issues with respect to taxpayers subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, brokers and dealers in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, regulated investment companies and foreign taxpayers). This discussion does not address the tax consequences to holders of Claims who did not acquire such Claims at the issue price on original issue. No aspect of foreign, state, local or estate and gift taxation is addressed.

                  THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PERSONAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.  Consequences to Debtors

                  Under the Plan, the Debtors are (i) selling certain of their assets pursuant to the Sale Transaction and (ii) transferring substantially all the consideration received in the Sale Transaction and their remaining assets to the Post-Confirmation Estate. These transfers of assets may result in the recognition of taxable gain or loss by the Debtors. Nevertheless, due to available net operating loss and other loss carryforwards, the Debtors do not anticipate that a significant federal income tax liability, if any, will be incurred as a result of such transactions. To the extent that any federal income tax liability results from the Sale Transaction or transfer of assets to the Post-Confirmation Estate, the Debtor will pay the resulting tax to the IRS. The Plan also provides that the Debtors will be liquidated and dissolved. As a result, there will be no net operating loss or capital loss carryforwards or other tax attributes available to the Debtors or to the Post-Confirmation Estate following the Effective Date after giving effect to the transactions contemplated by the Plan.

B.  Federal Income Tax Treatment of Post-Confirmation Estate

    1.  CLASSIFICATION OF POST-CONFIRMATION ESTATE

                  Pursuant to the Plan, the Debtors will transfer the Post-Confirmation Estate Assets to the Post-Confirmation Estate and the Post-Confirmation Estate will become obligated to make Distributions in accordance with the Plan. The Plan provides, and this discussion assumes, that the Post-Confirmation Estate will be treated for federal income tax purposes as a "liquidating trust," as defined in Treasury Regulation Section 301.7701-4(d), and will therefore be taxed as a grantor trust, of which the Beneficiaries will be treated as the owners and grantors thereof. Accordingly, because a grantor trust is treated as a pass-through entity for federal income tax purposes, no tax should be imposed on the Post-Confirmation Estate itself or on the income earned or gain recognized by the Post-Confirmation Estate. Instead, the Beneficiaries will be taxed on their allocable shares of such net income or gain in each taxable year (determined in accordance with the Post-Confirmation Estate Agreement), whether or not they received any distributions from the Post-Confirmation Estate in such taxable year.

                  Although the Post-Confirmation Estate has been structured with the intention of complying with guidelines established by the IRS in Rev. Proc. 94-45, 1994-2 C.B. 684, for the formation of liquidating trusts, it is possible that the IRS could require a different characterization of the Post-Confirmation Estate, which could result in different and possibly greater tax liability to the Post-Confirmation Estate and/or the holders of Allowed Claims. No ruling has been or will be requested from the IRS concerning the tax status of the Post-Confirmation Estate and there can be no assurance the IRS will not require an alternative characterization of the Post-Confirmation Estate. If the Post-Confirmation Estate were determined by the IRS to be taxable not as a liquidating trust, as described in Treasury Regulation Section 301.7701-4(d), the taxation of the Post-Confirmation Estate and the transfer of assets by the Debtors to the Post-Confirmation Estate could be materially different than is described herein and could have a material adverse effect on the holders of Allowed Claims.

    2.  TAX REPORTING

                  The Plan Administrator will file tax returns with the IRS for the Post-Confirmation Estate as a grantor trust in accordance with Treasury Regulation Section 1.671-4(a). The Plan Administrator will also send to each Beneficiary of the Post-Confirmation Estate a separate statement setting forth the Beneficiary's allocable share of items of income, gain, loss, deduction or credit and will instruct the Beneficiary to report such items on such Beneficiary's federal income tax return.

    3.  RESERVE FOR DISPUTED CLAIMS

                  The Plan Administrator must establish a reserve on account of any distributable amounts required to be set aside on account of Disputed Claims. Such amounts, net of certain expenses, shall be distributed as such Disputed Claims are resolved as such amounts will have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date, together with any net earnings related thereto. The Post-Confirmation Estate will pay taxes on the taxable net income or gain allocable to holders of Disputed Claims on behalf of such holders and, when such Disputed Claims are ultimately resolved, holders whose Disputed Claims are determined to be Allowed Claims will receive distributions from the Post-Confirmation Estate net of taxes which the Post-Confirmation Estate had previously paid on their behalf.

C.  Consequence to Holders of Claims

                  The federal income tax consequences of the Plan to a holder of a Claim will depend upon several factors, including but not limited to: (i) the origin of the holder's Claim, (ii) whether the holder is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above), (iii) whether the holder reports income on the accrual or cash basis method, (iv) whether the holder has taken a bad debt deduction or worthless security deduction with respect to this Claim and (v) whether the holder receives distributions under the Plan in more than one taxable year. HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

    1.  HOLDERS OF CLAIMS

                  Generally, a holder of an Allowed Claim will recognize gain or loss equal to the difference between the "amount realized" by such holder and such holder's adjusted tax basis in the Allowed Claim. The "amount realized" is equal to the sum of the Cash and the fair market value of any other consideration received under the Plan in respect of a holder's Claim, including, to the extent such holder is a Beneficiary of the Post-Confirmation Estate, the fair market value of each such holder's proportionate share of the assets transferred to the Post-Confirmation Estate on behalf of and for the benefit of such holder (to the extent that such Cash or other property is not allocable to any portion of the Allowed Claim representing accrued but unpaid interest (see discussion below)).

                  The transfer of the Post-Confirmation Estate Assets to the Post-Confirmation Estate by the Debtors should be treated for federal income tax purposes as a transfer of such Post-Confirmation Estate Assets to the holders of Allowed Claims to the extent they are Beneficiaries of the Post-Confirmation Estate, followed by a deemed transfer of such Post-Confirmation Estate Assets by such Beneficiaries to the Post-Confirmation Estate. As a result of such treatment, such holders of Allowed Claims will have to take into account the fair market value of their pro rata share, if any, of the Post-Confirmation Estate Assets transferred on their behalf to the Post-Confirmation Estate in determining the amount of gain realized and required to be recognized upon consummation of the Plan on the Effective Date. In addition, since a holder's share of the assets held in the Post-Confirmation Estate may change depending upon the resolution of Disputed Claims, the holder may be prevented from recognizing any loss in connection with consummation of the Plan until the time that all such Disputed Claims have been resolved. The Plan Administrator will provide the holders of Allowed Claims with valuations of the assets transferred to the Post-Confirmation Estate on the behalf of and for the benefit of such holders and such valuations should be used consistently by the Post-Confirmation Estate and such holders for all federal income tax purposes. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR ALLOWED CLAIMS.

    2.  DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST

                  Pursuant to the Plan, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes. Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be treated as receiving taxable interest, to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss, to the extent that such accrued but unpaid interest is not satisfied under the Plan. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR ALLOWED CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

    3.  CHARACTER OF GAIN OR LOSS; TAX BASIS; HOLDING PERIOD

                  The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a holder of Allowed Claims under the Plan will be determined by a number of factors, including, but not limited to, the status of the holder, the nature of the Allowed Claim in such holder's hands, the purpose and circumstances of its acquisition, the holder's holding period of the Allowed Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Allowed Claim. The holder's aggregate tax basis for any consideration received under the Plan will generally equal the amount realized in the exchange (less any amount allocable to interest as described in the next paragraph). The holding period for any consideration received under the Plan will generally begin on the day following the receipt of such consideration.

D.  Consequences to Holders of Interests

                  Pursuant to the Plan, all Interests in all of the Debtors are being extinguished. A holder of any Interest extinguished under the Plan should generally be allowed a "worthless stock deduction" in an amount equal to the holder's adjusted basis in the holder's Interest. A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the holder held the Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset. Capital gain or loss will be long-term if the Interest was held by the holder for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate holder only to offset capital gains, and by an individual holder only to the extent of capital gains plus $3,000 of other income.

E.  Withholding

                  All Distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding, including employment tax withholding. The Debtors and/or the Post-Confirmation Estate will withhold appropriate employment taxes with respect to payments made to a holder of an Allowed Claim which constitutes a payment for compensation. Payors of interest, dividends, and certain other reportable payments are generally required to withhold thirty-one percent (31%) of such payments if the payee fails to furnish such payee's correct taxpayer identification number (social security number or employer identification number), to the payor. The Debtors and/or the Post-Confirmation Estate may be required to withhold a portion of any payments made to a holder of an Allowed Claim if the holder (a) fails to furnish the correct social security number or other taxpayer identification number ("TIN") of such holder, (b) furnishes an incorrect TIN, (c) has failed to properly to report interest or dividends to the IRS in the past, or (d) under certain circumstances, fails to provide a certified statement signed under penalty of perjury, that the TIN provided is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

                  AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                          CONCLUSION AND RECOMMENDATION

                  The Debtors believe that the Plan is in the best interests of all holders of Claims and Interests and urges the holders of impaired Claims in Classes 4, 6, 7, 8, 9 and 10 to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be actually received on or before 4:00 p.m., Eastern Time, on November 16, 2000.

Dated:            Dallas, Texas
                  _____________, 2000

                         AMERISERVE FOOD DISTRIBUTION, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Senior Vice-President and General Counsel


                         AMERISERVE TRANSPORTATION, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President and Assistant Secretary

                         ASNSC, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:    Senior Vice-President and Secretary

                         CHICAGO CONSOLIDATED CORPORATION
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President


                         DELTA TRANSPORTATION, LTD.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President and Assistant Secretary

                         HOLBERG WAREHOUSE PROPERTIES, INC.
                         DEBTOR AND DEBTOR IN POSSESSION



                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President


                         NAVC CORP.
                         DEBTOR AND DEBTOR IN POSSESSION



                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President


                         NEBCO EVANS HOLDING COMPANY
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Senior Vice-President, General Counsel
                                    and Secretary

                         NORTH AMERICAN VANTIX CORP.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Secretary


                         NORTHLAND TRANSPORTATION SERVICES, INC.
                         DEBTOR AND DEBTOR IN POSSESSION



                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President and Assistant Secretary

                         PRO SOURCE MEXICO HOLDINGS, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President and Assistant Secretary


                         PSC SERVICES OF FLORIDA, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President and Secretary



                         PSD TRANSPORTATION SERVICES, INC.
                         DEBTOR AND DEBTOR IN POSSESSION


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Senior Vice-President and Secretary



                        VANTIX LOGISTICS, LTD.


                         By:
                             ----------------------------------------------
                         Name:    Kevin J. Rogan
                         Title:   Vice-President

                              EXHIBIT A

         DEBTORS' THIRD AMENDED JOINT LIQUIDATING PLAN OF REORGANIZATION

                                    EXHIBIT B

                                DISCLOSURE ORDER

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS

                                    EXHIBIT D

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE FISCAL YEAR ENDED DECEMBER 25, 1999

                                    EXHIBIT E


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM THE PETITION DATE TO AUGUST 5, 2000.